As filed with the Securities and Exchange Commission on November 10, 1997
                                                      Registration No. 333-37275

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                               Amendment No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       -----------------------------------
                         HARBOR FLORIDA BANCSHARES, INC.
                   (Name of registrant issuer in its charter)

         Delaware                                     6035                                 Applied For
(State or other jurisdiction of             (Primary standard industrial                  (IRS employer
 incorporation or organization)              classification code number)               identification number)

                100 S. Second Street, Fort Pierce, Florida 34950
                                 (561) 461-2414
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)
                         Harbor Florida Banshares, Inc.
                              100 S. Second Street

                           Fort Pierce, Florida 34950
                                 (561) 461-2414
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                  Please send copies of all communications to:
                           Raymond J. Gustini, Esquire
                             Jeremy J. Sher, Esquire
                                 Peabody & Brown
                        1255 23rd Street, N.W., Suite 800
                             Washington, D.C. 20037

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                       CALCULATION OF REGISTRATION FEE (1)
==================================================================================================================
    Title of each Class of          Amount to be       Proposed Maximum      Proposed Maximum         Amount of
 Securities to be Registered         Registered       Offering Price Per    Aggregate Offering    Registration Fee
                                                           Security              Price(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value 0.001        15,208,750             $10.00             $152,087,500          $52,444(3)
          per share
------------------------------------------------------------------------------------------------------------------
   Common Stock, par value           13,269,256             $10.00             $132,692,560            $45,756
       $0.001 per share
==================================================================================================================

(1) The filing fee for the Conversion Stock was paid when the initial Registration Statement was filed. The fee for the Exchange Shares was not paid, as Harbor Florida Bancorp, Inc. had previously registered these shares on Form S-4. Harbor Florida Bancshares, Inc. is a newly formed Delaware corporation. Therefore, the fee for the Exchange Share is paid herewith.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  Previously paid.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                   Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1

1.      Forepart of the Registration Statement and             Forepart of the Registration Statement; Outside
        Outside Front Cover of Prospectus                      Front Cover Page

2.      Inside Front and Outside Back Cover Pages of           Inside Front Cover Page; Outside Back Cover Page
        Prospectus

3.      Summary Information; Risk Factors and Ratio of         Summary; Risk Factors
        Earnings to Fixed Charges

4.      Use of Proceeds                                        Capitalization, Use of Proceeds

5.      Determining of Offering Price                          Market for Common Stock; The Conversion - Stock
                                                               Pricing and Number of Shares to be Issued, and - The
                                                               Distribution Exchange

6.      Dilution                                               Not Applicable

7.      Selling Security Holders                               Not Applicable

8.      Plan of Distribution                                   The Conversion


9.      Description of Securities to be Registered             Description of Capital Stock of Harbor Florida
                                                               Bancshares


10.     Interests of Named Experts and Counsel                 Legal and Tax matters; Experts

11.     Information with Respect to the Registrant

        (a)  Description of Business                           Business of Harbor Federal

        (b)  Description of Property                           Business of Harbor Federal - Properties

        (c)  Legal Proceedings                                 Business of Harbor Federal - Legal Proceedings

        (d)  Market Price of and Dividends on the              Outside Front Cover Page; Market for Common Stock;
        Registrant's Common Equity and Related                 Dividend Policy
        Stockholder Matters

        (e)  Financial Statements                              Consolidated Financial Statements; Pro Forma Data

PROSPECTUS

                         HARBOR FLORIDA BANCSHARES, INC.

         From 18,303,444 (minimum) to 24,763,483 Shares of Common Stock
                              (anticipated maximum)
                         $10.00 Per Share Purchase Price

         Harbor Florida Bancshares, Inc. ("Bancshares" or the "Company"), a Delaware corporation, is offering up to 24,763,483 shares (which may be increased to 28,478,006 shares under certain circumstances described below) of its common stock, par value $.001 per share (the "Common Stock"), in connection with (i) the Exchange described herein to be effected in connection with the Conversion of Harbor Financial, M.H.C. (the "Mutual Holding Company") and the Reorganization in which Harbor Florida Bancorp, Inc. ("Bancorp") and the Mutual Holding Company will be merged into Harbor Federal Savings Bank (the "Bank") with the result that Bancshares will become the holding company of the Bank and
(ii) the Offerings described herein.

         The Offerings. In addition to the Exchange, nontransferable subscription rights to subscribe for up to 13,225,000 shares (which may be increased to 15,208,750 shares under certain circumstances described below) of Common Stock (the "Conversion Stock") have been granted to certain depositors of the Bank as of specified record dates, and to the ESOP (the "Subscription Offering"), subject to the limitations described herein. Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the right of the Bank, the Mutual Holding Company, Bancorp and Bancshares (the "Primary Parties") to reject such orders in whole or in part, and the other limitations described herein, Bancshares is offering the shares of Conversion Stock not subscribed for in the Subscription Offering, if any, for sale to stockholders of Bancorp as of October 31, 1997, other than the Mutual Holding Company (the "Eligible Public Stockholders") in the "Public Stockholder Offering". After satisfying those with subscription rights and the Eligible Public Stockholders, Bancshares is offering shares of conversion stock in a community offering (the "Community Offering") to certain members of the general Public to whom a copy of this Prospectus is delivered by or on behalf of Bancshares, with preference given to natural persons residing in the Bank's Local Community. The Primary Parties have determined the Bank's Local Community to be the six Florida counties of Volusia, Brevard, Indian River, Martin, Okeechobee and St. Lucie. (The Subscription Offering, Eligible Public Stockholder Offering and the Community Offering are referred to collectively as the "Offerings"). The Primary Parties have engaged Friedman, Billings, Ramsey &

Co., Inc. ("FBR" or the "Agent") to consult with and advise them in the Conversion, and FBR has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Subscription and Community Offerings. See "THE CONVERSION -- Marketing Arrangements."

         The Subscription Offering will terminate at Noon, Florida Time, on December ______, 1997 (the "Expiration Date"), unless extended by the Primary Parties, with approval of the OTS, if necessary. The Community Offering is expected to terminate at the same time as the Subscription Offering. The Community Offering must be completed within 45 days after the close of the Subscription Offering, or February ______, 1998, unless extended by the Primary Parties with the approval of the OTS, if necessary. The latest possible extension date under the rules of the OTS is 24 months from the date of the approval of the Plan of Conversion and Reorganization or December _____, 1999. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within the 45 day period referred to above, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. See "THE CONVERSION -- The Offerings" and " -- Subscription Offering."

         The Exchange. Pursuant to a Plan of Conversion and Plan of Merger (the "Plan" or "Plan of Conversion") adopted by the Primary Parties, the Mutual Holding Company will be converted to an interim federal stock association and merged into the Bank upon consummation of the transactions described herein
(collectively, with the Offerings, the "Conversion"). As a result of the Conversion, each of the 2,654,369 shares of common stock of Bancorp ("Bancorp Common Stock") held by the Mutual Holding Company immediately prior to the Conversion will be cancelled and each of the 2,315,871 shares of Common Stock held by stockholders other than the Mutual Holding Company (the "Public Bancorp Shares" held by the "Public Stockholders"), will receive Common Stock in an Exchange (the "Exchange Shares") pursuant to a ratio (the "Exchange Ratio") that will result in the Public Stockholders owning in the aggregate the same percentage of the outstanding Common Stock immediately following the Conversion before giving effect to (a) the payment of cash in lieu of fractional Exchange Shares, and (b) the purchase by such stockholders of additional Common Stock in the Offerings described herein. As discussed under " -- Independent Valuation" below and herein, the final Distribution Exchange Ratio will be determined based on the Public Stockholders' ownership interest and not on the market value of the Public Bancorp Shares.

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                    CONSIDERED BY EACH PROSPECTIVE INVESTOR,
                SEE "RISK FACTORS" BEGINNING ON PAGE ____ HEREOF.

                                   ----------

          FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF CONVERSION
                 STOCK, PLEASE CALL THE STOCK INFORMATION CENTER
                                AT 1-888-613-2262
                                   (Toll-Free)

                                   ----------

            THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
             ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL
          DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================
                                                        Estimated Fees,
                                                         Underwriting
                                                       Commissions and
                                                        Reorganization       Estimated
                                  Purchase Price(l)       Expenses(2)     Net Proceeds(3)
                                  -----------------      -----------      ---------------
Minimum Per Share ...............   $      10.00         $     0.15        $       9.85
Midpoint Per Share ..............   $      10.00         $     0.13        $       9.87
Maximum Per Share ...............   $      10.00         $     0.12        $       9.88
Maximum Per Share, as adjusted(4)   $      10.00         $     0.11        $       9.89
Total Minimum ...................   $ 97,750,000         $1,424,475        $ 96,325,525
Total Midpoint ..................   $115,000,000         $1,543,500        $113,456,500
Total Maximum ...................   $132,250,000         $1,662,525        $130,587,475
Total Maximum, as adjusted(4) ...   $152,087,500         $1,799,404        $150,288,096

=========================================================================================

(1) Based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. Does not include shares of Common Stock to be issued to Eligible Public Stockholders in the Distribution Exchange.

(2) Consists of the estimated costs to the Primary Parties to be incurred in connection with the Conversion, including estimated fixed expenses of $750,000 and marketing fees and reimbursable expenses to be paid to Friedman, Billings, Ramsey & Co., Inc. in connection with the Offerings See "THE CONVERSION AND REORGANIZATION -- Marketing Arrangements." The actual fees and expenses may vary substantially from the estimates. See "PRO FORMA DATA." The fees paid to the Friedman, Billings, Ramsey & Co. may be deemed to be underwriting fees.

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. See "CAPITALIZATION" and "PRO FORMA DATA."

(4) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Price Range of up to 15% above the maximum of the Estimated Price Range to reflect changes in market and financials following commencement of the Offerings. See "THE CONVERSION -- Stock Pricing and Number of Shares To Be Issued."

         Independent Valuation. Pursuant to regulations of the OTS, the offering of Conversion Stock in the Offerings is required to be based on an independent valuation of the pro forma market value of Bancorp, the Bank and the Mutual Holding Company. RP Financial, Inc. ("RP") has prepared an independent appraisal, which states at the midpoint of the valuation range (the "Midpoint") that the estimated pro forma market value of Bancorp, the Bank and the Mutual Holding Company on a combined basis was $215,334,643 as of September 19, 1997 (the "Appraisal"). The Appraisal was multiplied by 53.41% (which represents the Mutual Holding Company's percentage interest in Bancorp as of September 19, 1997, to determine a midpoint of the offering range ($115,000,000), and the minimum and maximum range were set at 15% below and above the midpoint, respectively, resulting in a range of $97,750,000 to $132,250,000 (the "Offering Price Range").

         The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share (the "Purchase Price"), resulting in a range of 9,775,000 to 13,225,000 shares of Conversion Stock being offered. Upon consummation of the Conversion, the Conversion Stock and the Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of the Company's total outstanding shares. Based upon the Offering Price Range, the Exchange Ratio is expected to range from 3.6826 to 4.9824, resulting in a range of 8,528,444 Exchange Shares to 11,538,483 Exchange Shares to be issued in the Conversion. The 24,763,483 shares of Common Stock offered hereby include up to 13,225,000 shares of Conversion Stock (subject to adjustment up to 15,208,750 shares as described herein) and up to 11,538,483 shares of Exchange Shares (subject to adjustment up to 13,269,256 shares as described herein). The Offering Price Range may be increased or decreased to reflect changes in market and economic conditions prior to completion of the Conversion, and under certain circumstances specified herein subscribers will be resolicited and given the right to modify or cancel their orders. See "THE CONVERSION -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

         Restrictions on Transfer of Subscription Rights and Shares. No person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "THE CONVERSION -- Restrictions on Transfer of Subscription Rights and Shares." The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Purchase Limitations. The Plan sets forth various purchase limitations which are applicable in the Offerings. The minimum purchase is 25 shares. The maximum number of shares of Conversion Stock which may be purchased by any person in the First Priority, Third Priority and Fourth Priority of the

Subscription Offering, any person in the Eligible Public Stockholders Offering and any person in the Community Offering shall not exceed the number of shares of Conversion Stock as shall equal, when combined with Exchange Shares, $500,000 (or 50,000 shares) divided by the price at which the shares are sold (the "Actual Purchase Price"). The Actual Purchase Price will be $10. The Plan also provides that the maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any person together with any associate or group of persons acting in concert shall not exceed such number of shares of Conversion Stock as shall equal, when combined with Exchange Shares, $4,750,000 (or 475,000 shares) divided by the Actual Purchase Price of $10 per share except for the Tax Qualified Employee Benefit Plans which in the aggregate may subscribe for 10% of the Conversion Stock. Directors and officers may not purchase in the aggregate more than 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial, or economic conditions after the commencement of the Subscription Offering and prior to the completion of the Offerings. Notwithstanding anything to the contrary, Public Stockholders will not have to sell Bancorp Common Stock or common stock or be limited in receiving Exchange Shares even if their ownership of Company shares when converted into Exchange Shares would exceed an applicable limitation.

         Required Approvals. The consummation of the Conversion is subject to the receipt of various regulatory approvals and the approval of the members of the Mutual Holding Company and the stockholders of Bancorp in the manner set forth herein. See "THE CONVERSION -- Required Approvals."

         Market for Common Stock. The Public Bancorp Shares are currently quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ National Market") under the symbol "HARB." After the Conversion, shares of Bancshares will continue to trade on the NASDAQ National Market under the same symbol. See "MARKET FOR COMMON STOCK."

         The closing price of a share of a Public Bancorp Share was $47.75 on August 26, 1997, the most recent day in which trading of Public Bancorp Shares occurred preceding the announcement of the Conversion and was _________ on November 13, 1997, the date of this Prospectus.

         This Prospectus contains forward-looking statements which reflect the Primary Parties' views regarding future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements as a results of risks and uncertainties including, but not limited to, those found in the Risk Factors section. The words "believe," "expect," and "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of their dates. The Primary Parties undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise unless such update is deemed material to the Public Stockholders. The Risk Factors discussion begins on page ____ of this Prospectus.

                                     SUMMARY


         This  summary  is  qualified  in  its  entirety  by the  more  detailed
information   regarding  Bancorp  and  the  Mutual  Holding  Company,   and  the
Consolidated Financial Statements of Bancorp and the Notes thereto, appearing elsewhere in this Prospectus.


                         HARBOR FLORIDA BANCSHARES, INC.

         Harbor Florida Bancshares, Inc. is a newly created Delaware corporation, organized in November 1997. It was organized at the direction of the Board of Directors of the Bank to acquire and hold all of the Bank Common Stock and to facilitate the conversion. Bancshares has not engaged in any significant business to date. Bancshares will apply to the OTS for authority to acquire 100% of the Bank Common Stock and become a savings and loan holding company. After the Conversion, Bancshares will be 100% publicly owned and serve as a holding company of the Bank. Its Common Stock will be registered with the Securities and Exchange Commission (the "SEC") under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act.").



                          HARBOR FLORIDA BANCORP, INC.

         Harbor Florida Bancorp, Inc. is a Delaware corporation organized in December of 1996. It is currently the mid-tier holding company (the "Mid-Tier Holding Company") for Harbor Federal Savings Bank. At present, 53.41% of the Bancorp Common Stock is held by the Mutual Holding Company. The other 46.59% of the Bancorp Common Stock is held by the Public Stockholders. Bancorp has no other business or activities other than acting as the holding company of Harbor Federal Savings Bank. Pursuant to the Conversion and Reorganization, Bancorp will cease to exist and its successor, Bancshares, will be 100% publicly owned. Bancshares will own 100% of Harbor Federal Savings Bank.



                           HARBOR FEDERAL SAVINGS BANK


         Harbor Federal Savings Bank is a federally chartered stock savings bank that was organized on January 6, 1994, as a subsidiary of the Mutual Holding Company. Prior to that date, Harbor Federal Savings & Loan Association, in its mutual form, had operated in the market area now served by the Bank. In connection with the organization of the Mutual Holding Company (the "MHC Reorganization"), Harbor Federal Savings & Loan Association transferred substantially all of its assets and liabilities to the Bank in exchange for 2,654,369 shares of common stock (the "Bank Common Stock") and converted its charter to that of a federal mutual holding company known as Harbor Financial, M.H.C. As part of the MHC Reorganization, the Bank sold an additional 2,239,831 shares of Bank Common Stock to certain members of the general public.


         On June 25, 1997, pursuant to a reorganization, all Bank Common Stock was exchanged on a one-for-one basis for Bancorp Common Stock. This resulted in the Bank becoming the 100% owned subsidiary of Bancorp.


         As of June 30, 1997, the Bank had $1.1 billion of total assets, $1 billion of total liabilities (including $916.9 million of deposits) and $81.7 million of stockholders equity.


                            HARBOR FINANCIAL, M.H.C.


         Harbor Financial, M.H.C. is a federally chartered mutual holding company chartered on January 6, 1994, in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 2,654,369 shares of Bancorp Common Stock, which represents 53.41% of the shares of Bancorp Common Stock outstanding as of the date of this Prospectus. As part of the Conversion, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and merge into the Bank with the Bank being the surviving entity. A special liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will also be established by the Bank. The Bank will then be acquired by Bancshares and become a wholly owned subsidiary of Bancshares. See "THE CONVERSION -- Liquidation Rights" and " -- Effect on Liquidation Rights."



                                 THE CONVERSION

Purposes of the Conversion


         In their decision to pursue the Conversion, the Primary Parties considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "RISK FACTORS -- Proposed Federal Legislation." In addition, the Primary Parties considered the various advantages of a fully converted stock holding company form of organization including: (1) the larger capital base of a fully converted stock holding company; (2) the enhancement of Bancshares' future access to the capital markets; (3) the increase in the number of outstanding shares of publicly traded stock (which may increase the liquidity of the Common Stock); (4) a stock holding company's ability to repurchase shares of its common stock without increasing the Mutual Holding Company's percentage interest in Bancorp; and (5) recent consolidations in the Florida market and the greater ability to acquire other financial institutions or branches of other financial institutions. For additional information see "THE CONVERSION -- Purposes of the Conversion."


Description of the Conversion


         On September 24, 1997, the Board of Directors of Bancorp and the Mutual Holding Company adopted the Plan which has subsequently been amended by the Bank and Bancshares. Pursuant to the Plan, (i) Bancorp will convert first into a federal stock holding company and then into an interim federal stock savings bank. Following its conversion into an interim federal stock savings bank, it will merge into the Bank with the Bank as the survivor; (ii) the Mutual Holding Company will convert to an interim federal stock savings institution and merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the 2,654,369 shares or 53.41% of the outstanding Bancorp Common Stock held by the Mutual Holding Company will be cancelled. The Bank will then be acquired by a newly created Delaware chartered holding company, Bancshares, and become a wholly owned subsidiary of Bancshares. The outstanding Public Bancorp Shares, which amounted to 2,315,871 shares or 46.59% of the outstanding Bancorp Common Stock at June 30, 1997, will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately 46.59% of the Common Stock to be outstanding upon the completion of the Conversion (such amount which is equal to the amount of Conversion Stock and the Exchange Shares) (which is approximately equal to the percentage of Bancorp Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion), before giving effect to
(a) the payment of cash in lieu of issuing fractional Exchange Shares, and (b) any shares of Conversion Stock purchased by Bancorp's stockholders in the Offerings or by the ESOP thereafter.


         The following diagram outlines the current organizational structure of the Primary Parties' and their ownership interests:

                        CURRENT ORGANIZATIONAL STRUCTURE

               Harbor Financial,               Holders of Public
                     M.H.C.                      Bancorp Shares

                    53.41%                         46.59%

                                 Harbor Florida
                                  Bancorp, Inc.

                                      100%

                                 Harbor Federal
                                  Savings Bank



         The following diagrams reflect the Conversion and Reorganization, including (i) the merger of Bancorp into the Bank following its conversion into a federal stock holding company and then into an interim federal stock savings bank; (ii) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings association) with and into the Bank, with the Bank as the surviving entity; (iii) the creation of Bancshares as a subsidiary of the Bank and a federal interim association subsidiary as a subsidiary of Bancshares; (iv) the merger of a federal interim association subsidiary of Bancshares into the Bank with the Bank and Bancshares as the surviving entities with Bancshares as the owner of 100% of the Bank's Common Stock; and (v) the offering of Conversion Stock by Bancshares. The diagram assumes that there are no fractional shares and does not give effect to purchases of Conversion Stock by holders of Public Bancorp Shares or the exercise of outstanding stock options. In addition to shares of Common Stock to be issued pursuant to the Exchange, Bancshares is offering shares of Conversion Stock in the Offerings as part of the Conversion. See "-- The Offerings" below and "THE CONVERSION -- The Offerings."

                            REORGANIZATION - STAGE 1

             MHC/Interim Bank                        Public
                   #1                             Shareholders

                 53.41%                              46.59%

                                 Harbor Florida
                             Bancorp/Interim Bank #2


                                 Harbor Federal
                                  Savings Bank

                                      100%

                                 Harbor Florida
                                   Bancshares
                                   (Interim 1)

                                      100%

                                     Interim
                                       FSB
                                   (Interim 2)

                            REORGANIZATION - STAGE 2

                Purchasers of                  Public Shareholders
               Conversion Stock

                    53.41%                            46.59%

                                 Harbor Florida
                                   Bancshares

                                      100%

                                 Harbor Federal
                                  Savings Bank




         Pursuant to OTS regulations, consummation of the Conversion is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company (which consist of depositors of the Bank) ("Members") as of the close of business on October 31, 1997 (the "Voting Record Date"), at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and
(2) the approval of the holders of at least two-thirds of the shares of the outstanding Bancorp Common Stock held by the Mutual Holding Company and the Public Stockholders (collectively, the "Stockholders"), as of the Voting Record Date, at a special meeting of Stockholders called for the purpose of considering the Plan (the "Stockholders' Meeting"). In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting. The Mutual Holding Company intends to vote its shares of Bancorp Common Stock, which amount to 53.41% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting. In addition, as of June 30, 1997, directors and executive officers of the Bank as a group (11 persons) beneficially owned 410,331 shares or 8.26% of the outstanding Bancorp Common Stock, which shares can also be expected to be voted in favor of the Plan at the Stockholders' Meeting.


  The Offerings

         Pursuant to the Plan and in connection with the Conversion, the Company is offering up to 13,225,000 shares of Conversion Stock in the Offerings. Conversion Stock is first being offered in the Subscription Offering, with nontransferable subscription rights being granted, in the following order of priority: (i) First Priority, to depositors of the Bank with account balances of $50.00 or more as of the close of business on July 31, 1996, ("Eligible Account

Holders"); (ii) Second Priority, to the ESOP; (iii) Third Priority, to depositors of the Bank with account balances of $50.00 or more as of the close of business on September 30, 1997 ("Supplemental Eligible Account Holders"); and
(iv) Fourth Priority, Depositors of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) and certain borrowers ("Other Members"). Subscription rights will expire if not exercised by Noon, Florida Time, on December _________, 1997, unless extended.

         Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered first to Eligible Public Stockholders and then in a Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in the Bank's Local Community. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. The closing of all shares sold in the Offerings will occur simultaneously, and all shares of Conversion Stock will be sold at a uniform price of $10.00 per share.

Procedure for Purchasing Shares in the Offerings.

         To help ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

         To purchase shares in the Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks on the order form), must be received by the Bank at any of its offices by 12 noon, Florida Time, on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. The Bank is not required to accept orders submitted on facsimilied order forms. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. The waiver of an irregularity on an order form, the allowance by the Primary Parties of a correction of an incomplete or improperly executed order form, or the acceptance of an order after 12 noon on the Expiration date in no way obligates the Primary Parties to waive an irregularity, allow a correction, or accept an order with respect to any other order form. The interpretation by the Primary Parties of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription, Eligible Public Stockholders, and Community Offerings, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility
Record Date ( July 31, 1996) or the Supplemental Eligibility Record Date (September 30, 1997) must list on the order form all accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers.

         Payment for subscriptions and orders may be made (i) in cash if delivered in person at any office of the Bank, (ii) by check or money order, or
(iii) by authorization of withdrawal from certificate of deposit accounts or IRAs maintained with the Bank. The Primary Parties may in their sole discretion elect not to accept payment for shares of Conversion Stock by wired funds and there shall be no liability for failure to accept such payment. Funds will be deposited in a segregated account at the Bank and interest will be paid on funds made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from certificate accounts, the funds authorized to be withdrawn from a Bank deposit account may continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion. The Bank may waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Conversion Stock subscribed for upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

         Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Offerings, provided that such IRAs are not maintained at the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Offerings. In addition, ERISA provisions and Internal Revenue Service ("IRS") regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information.

         The Primary Parties have retained FBR as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings on a best efforts basis. See "THE CONVERSION -- The Offerings" " -- Subscription Offering," "-- Community Offering," and " -- Marketing Arrangements."

Purchase Limitations


         The Plan sets forth various purchase limitations which are applicable in the Offerings. The minimum purchase is 25 shares. The maximum number of shares of Conversion Stock which may be purchased by any person in the First Priority, Third Priority and Fourth Priority of the Subscription Offering, any person in the Eligible Public Stockholders Offering and any person in the Community Offering shall not exceed the number of shares of Conversion Stock as shall equal, when combined with Exchange Shares, $500,000 divided by the Actual Purchase Price. Further, the Plan provides that, except for the Tax Qualified Employee Stock Benefit Plans, the maximum number of shares of Conversion Stock which may be purchased in all categories in the Conversion by any person (or persons through a single account), together with any associate or group of persons acting in concert, when combined with Exchange Shares equals $4,750,000 divided by the Actual Purchase Price. Directors and officers may not purchase in the aggregate, when combined with Exchange Shares, more than 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial, or economic conditions after the Commencement of the Subscription Offering and prior to the completion of the Offerings. Notwithstanding anything to the contrary, Public Stockholders will not have to sell Company stock or be limited in receiving Exchange Shares even if their ownership of Company shares, when converted into Exchange Shares, would exceed an applicable limitation.

Stock  Pricing,  Exchange  Ratio  and  Number  of  Shares  to be  Issued  in the
Conversion

         OTS regulations require the aggregate purchase price of the Conversion Stock to be consistent with the Appraisal of the Bank, Bancorp, Bancshares and the Mutual Holding Company, which was $215,334,643 at the midpoint of the valuation range as of September 19, 1997. Because the holders of the Public Bancorp Shares will continue to hold the same aggregate percentage ownership interest in the Company as they held in Bancorp (before giving effect to any shares of Common Stock purchased by the Public Stockholders in the Offerings or the ESOP) before the payment of cash in lieu of issuing fractional Exchange Shares, the Appraisal was multiplied by 53.41% (which represents the Mutual Holding Company's percentage interest in Bancorp as of September 19, 1997) to determine the midpoint of the Offering Price Range, which is $115,000,000. In accordance with OTS regulations, the minimum and maximum of the Offering Price Range were set at 15% below and above the midpoint, respectively, resulting in an offering range of $97,750,000 to $132,250,000. The full text of the Appraisal describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for Bancorp Common Stock (see "MARKET FOR COMMON STOCK"), but was not dependent thereon. The Appraisal has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "ADDITIONAL INFORMATION." The Appraisal is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock.

         All shares of Conversion Stock will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated valuation of the estimated pro forma market value of the Conversion Stock at the completion of the Offerings. The number of shares of Conversion Stock to be issued is expected to range from a minimum of 9,775,000 shares to a maximum of 13,225,000 shares. Subject to approval of the OTS, the Offering Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Primary Parties may increase or decrease the number of shares of Conversion Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Offering Price Range or (ii) the Offerings are extended beyond _________, 1997. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion, the Conversion Stock and the Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of the Company's total outstanding shares. See "PRO FORMA DATA," "RISK FACTORS -- Possible Dilutive Effect of Issuance of Additional Shares" and "THE CONVERSION -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

         Based on the 2,315,871 Public Bancorp Shares outstanding at June 30, 1997, and assuming a minimum of 9,775,000 and a maximum of 13,225,000 shares of Conversion Stock are issued in the Offerings, the Exchange Ratio is expected to result in the distribution of approximately 8,528,444 Exchange Shares to 11,538,483 Exchange Shares for each Public Bancorp Share. The Exchange Ratio will be affected if any stock options to purchase shares of Bancorp Common Stock are exercised after June 30, 1997 and prior to consummation of the Conversion. If any of such stock options are outstanding immediately prior to consummation of the Conversion, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. As of the date of this Prospectus, there were options to purchase 134,786 shares of Bancorp Common Stock outstanding, which had an average exercise price of $11.71 per share. Bancorp has no plans to grant additional stock options prior to the consummation of the Conversion.

         Upon consummation of the Conversion, holders of Public Bancorp Shares in certificate form (other than the Mutual Holding Company) will receive a transmittal letter with instruction on delivery of certificates for exchange. See "THE CONVERSION -- Delivery and Exchange of Certificates." Upon surrender of such certificates to an agent appointed by Bancshares (the "Exchange Agent") the Public Stockholder will be entitled to receive in exchange therefore a certificate or certificates representing the number of full shares of Common Stock to which he or she is entitled based on the Exchange Ratio. The Exchange Agent will provide each stockholder of record a letter of transmittal with instructions for the exchange of shares. Holders of Bancorp Common Stock should not forward shares to the Bank or Exchange Agent until they have received instructions from the Exchange Agent.

         The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, the following:
(i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes there is no cash paid in lieu of issuing fractional Exchange Shares.



                                     Conversion Stock                                        Total Shares
                                      to be Issued(1)              Exchange Shares(1)         of Common
                                   ---------------------         ----------------------       Stock to be         Exchange
                                    Amount       Percent          Amount        Percent       Outstanding           Ratio
                                    ------       -------          ------        -------       -----------           -----
        Minimum                     9,775,000     53.41%          8,528,444      46.59%        18,303,444           3.6826
        Midpoint                   11,500,000     53.41          10,033,464      46.59         21,533,464           4.3325
        Maximum                    13,225,000     53.41          11,538,483      46.59         24,763,483           4.9824
        15% Above Maximum          15,208,750     53.41          13,269,256      46.59         28,478,006           5.7297

                                                 -----------------

(1) Assumes that outstanding options to purchase 134,786 shares of Bancorp Common Stock at June 30, 1997 are not exercised prior to consummation of the Conversion.

          Comparison Of Shareholder Rights. Pursuant to the Plan, Bancshares will become the stock holding company for the Bank. Bancorp will cease to exist. Therefore, the Certificate of Incorporation and Bylaws of Bancshares and Delaware corporate law will govern stockholder rights after the Conversion. Both Bancshares and Bancorp are Delaware corporations. The Certificate of Incorporation of Bancshares is substantially similar to that of Bancorp. Differences in the Certificate of Incorporation are related primarily to issues related to the Reorganization. See "COMPARISON OF STOCKHOLDERS' RIGHTS."


Benefits of Conversion to Directors and Officers


         Bancshares does not intend to enter into any new employment agreements. Mr. Brown has an Employment Agreement with the Bank. See "MANAGEMENT OF THE BANK -- Employment Agreements." However, Bancshares will also enter into certain change in control agreements with the other members of the senior management of the Bank, Messrs. Bluestone, Bebber, Hankle, and Fort. Under the terms of the
Change in Control Agreements (the "Agreements"), each would receive payment equal to one year of salary plus continuation of benefit programs if terminated (other than for cause) following a change in control as defined in the Agreements. For a termination occurring in 1997, the total payments required to be paid to Messrs. Bebber, Bluestone, Fort and Hankle would be $467,500. See "MANAGEMENT OF THE BANK -- Change in Control Agreements." Bancshares currently intends to adopt certain stock benefit plans for the benefit of directors and employees of Bancshares and the Bank. The proposed benefit plans are as follows:
(i) a Stock Option Plan, pursuant to which a number of authorized but unissued shares of Common Stock equal to 10% of the Conversion Stock to be sold in the Offerings (1,322,500 shares at the maximum of the Offering Price Range) may be reserved for issuance pursuant to stock options and stock appreciation rights to directors, officers and employees; and (ii) a Management Recognition and Retention Plan (the "Recognition Plan"), which may purchase a number of shares of Common Stock, with funds contributed by Bancshares, either from Bancshares or in the open market, equal to an amount which will equal 4.0% of the total Conversion stock issued in the Conversion (529,000 shares at the maximum of the Offering Price Range) for distribution to directors, officers and employees. These shares will be issued at no cost to the recipients. Recipients will, however, be required to pay both federal and applicable state taxes on the value of Common Stock received pursuant to the Recognition Plan. Bancshares has not determined when it will implement the Stock Option Plan and the Recognition Plan. If, however, it is implemented prior to one year following the consummation of the Conversion, Bancshares will submit such plans to stockholders for approval at an annual or special meeting at least six months following the consummation of the Conversion and the Reorganization. In such event, OTS regulations permit individual members of management to receive up to 25% of the shares reserved pursuant to any stock option or non-tax qualified stock benefit plan, and directors who are not employees to receive up to 5% of such stock (or stock options) reserved individually and up to 30% in the aggregate under any such plan. See "MANAGEMENT OF THE BANK -- Benefit Plans."

         In the event that the Recognition Plan purchases shares of Common Stock in the open market with funds contributed by Bancshares, the cost of such shares initially will be deducted from the stockholders' equity of the Company, but the number of outstanding shares of Common Stock will not increase and stockholders accordingly will not experience dilution of their ownership interest. In the event that the Recognition Plan purchases shares of Common Stock from Bancshares with funds contributed by Bancshares, total stockholders' equity would neither increase or decrease, but under such circumstances stockholders would experience dilution of their ownership interests (by approximately 3.8% at the maximum of the Offering Price Range) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. In either case, Bancshares will incur operating expense and increases in stockholders' equity as the shares held by the Recognition Plan are granted and issued in accordance with the terms thereof. For a presentation of the effects of anticipated purchases of Common Stock by the Recognition Plan, see "PRO FORMA DATA."

         In addition, the ESOP intends to purchase up to 8.0% of the Conversion Stock issued in the Conversion (1,058,000 shares or $10,580,000 of Conversion Stock at the maximum of the Offering Price Range) with a loan funded by Bancshares. See "USE OF PROCEEDS." In the event that there are insufficient shares available to fill the ESOP's order due to an oversubscription by Eligible Account Holders, the offering range will be increased above the maximum and the ESOP shall have a priority right to purchase any shares exceeding the maximum of the Offering Valuation Range, up to an aggregate of 8% of the conversion stock. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" and "RISK FACTORS -- Possible Dilutive Effective of Issuance of Additional Shares."

         The foregoing plans are in addition to a stock option plan and a directors' stock option plan; which were adopted by the Bank in 1993. After the creation of Bancorp as the Mid-Tier Holding Company of the Bank, these plans remained as benefit plans of the Bank. The stock options and restricted stock awards made pursuant to these plans are currently for Bancorp Common Stock. These plans will continue in existence after the Conversion as plans of Bancshares. See "MANAGEMENT OF THE BANK -- Benefit Plans" and "THE CONVERSION -- Effects of the Conversion," " -- Effect on Existing Option Plans."



Use of Proceeds


         Net proceeds from the sale of the Conversion Stock are estimated to be between $96.3 million and $130.6 million, depending on the number of shares sold and the expenses of the Conversion. See "PRO FORMA DATA." Bancshares plans to contribute to the Bank 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. Bancshares intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Conversion Stock to be issued in the Conversion. The amount of the loan is expected to be between $7.8 million and $10.6 million at the minimum and maximum of the Offering Price Range, respectively. It is anticipated that the loan to the ESOP will have a term of not less than 15 years and a fixed rate of interest at the prime rate as of the date of the loan. See "MANAGEMENT OF THE BANK -- Benefit Plans" and " -- Employee Stock Ownership Plan." The remaining net proceeds will initially be used to invest primarily in short-term interest-bearing deposits and short and intermediate term marketable securities. Funds retained by Bancshares may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. In addition, subject to applicable limitations, such funds also may be used in the future to repurchase shares of Common Stock, although Bancshares currently has no intention of effecting any such transactions following consummation of the Conversion. See "THE CONVERSION -- Certain Restrictions on Purchases or Transfers of Shares after the Conversion." Funds contributed to the Bank from the Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The Bank plans to initially use the proceeds to invest primarily in short-term interest-bearing deposits and short and intermediate term marketable securities. See "USE OF PROCEEDS."


Dividend Policy


         Since the completion of the first full quarter after the MHC Reorganization, i.e. March 31, 1994, until the adoption of the Plan, Bancorp or the Bank has paid a regular quarterly cash dividend. For the fiscal year ending September 30, 1996, that dividend was 30(cent) per quarter, and $1.20 per year. The dividend was increased by the Board of Directors to 35(cent) per quarter for the quarter ended March 31, 1997. Following the consummation of the Conversion, the Board of Directors of Bancshares intends to declare cash dividends on the Common Stock commencing with the first quarter following the consummation of the Conversion. The first quarterly dividend is expected to be an amount of no less than 35(cent) ($1.40 annualized) per share on the total Public Bancorp Shares outstanding immediately before the consummation of the Conversion. For example, based on the Distribution Exchange ratio of 4.3325 at the midpoint of the Offering Price Range, the cash dividend after the Conversion would be approximately $0.08078 per share per quarter. However, no assurance can be given as to the amount of a dividend or that a dividend will be paid or if paid that the dividend will not reduced or eliminated in future periods. Pending the completion of the Conversion, Bancorp intends to continue paying its regular quarterly cash dividend. For a period of one year following the completion of the conversion, Bancshares will not pay any dividends that would be treated for tax purposes as a return of capital nor take any actions or propose such dividends. See "DIVIDEND POLICY."


Dissenters' Rights and Rights of Appraisal

         Pursuant to Section 262 of the General Corporation Law of Delaware, Public Stockholders will have no dissenters' rights or rights of appraisal in connection with the Conversion.

Prospectus Delivery and Procedure for Purchasing Shares

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. The Primary Parties will accept for processing orders submitted on original order forms with an executed certification. In their discretion, the Primary Parties may accept photocopies or facsimile copies of order forms or the form of certification. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the bank must accompany the order form. In their discretion, the Primary Parties may accept wire transfers. See "THE CONVERSION."


                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following Selected Consolidated Financial Data as, of, and for the periods ended September 30, 1996, 1995, 1994, 1993 and 1992 have been derived from the audited consolidated financial statements of Bancorp. The Selected Consolidated Financial Data as of June 30, 1997 and for the nine months ended June 30, 1997 and 1996 have been derived from the unaudited consolidated financial statements of Bancorp which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended September 30, 1997. The financial data presented below is qualified in its entirety by the more detailed financial data appearing elsewhere herein, including the audited consolidated financial statements and notes thereto beginning on page F-1.

Selected Consolidated Financial Condition Data


                                                                           September 30,
                                   June 30,         ------------------------------------------------------------
                                     1997           1996          1995           1994         1993          1992
                                     ----           -----         -----          ----         -----         ----
                                                                           (In thousands)
Total assets                        $1,116,718    $1,057,443      $886,570      $808,110      $759,389      $731,504
Loans (net)(1)                         815,789       765,019       631,307       576,406       546,699       530,994
Federal funds sold                      10,250        16,075        12,825         7,400        17,500        23,075
Investment securities(2)                62,493        53,493        25,186        40,286        45,522        20,493
Mortgage-backed securities             156,559       153,293       164,759       120,099        89,535        97,201
Real estate owned (net)                  2,896         3,118         2,786         2,522         6,198        16,527
Deposits                               904,904       851,853       720,981       673,830       651,093       654,988
FHLB advances                          100,000        95,000        65,000        45,000        45,000        15,000
Other borrowings                           449           674           974         1,273           990         7,027
Stockholders' equity                    93,706        84,832        77,500        68,251        40,230        34,527

---------------

(1) Excludes loans held for sale of $3.1 million, $4.9 million, $1.0 million, $25,000, $679,000, and $151,000 as of June 30, 1997, September 30, 1996,
     1995, 1994, 1993 and 1992 respectively.

(2) Includes investments available for sale of $47.5 million and $33.5 million as of June 30, 1997, and September 30, 1996, respectively.

Selected Consolidated Operating Data


                                                      Nine Months Ended
                                                           June 30,                           Years Ended September 30,
                                                     -------------------    ------------------------------------------------------
                                                       1997       1996        1996        1995        1994        1993        1992
                                                       ----       ----        ----        ----        ----        ----        ----
                                                                                      (In thousands)
Interest income ..................................   $ 62,805   $ 54,471    $ 74,357    $ 64,884    $ 56,084    $ 55,674    $ 60,801
Interest expense .................................     33,382     28,653      39,114      33,280      26,276      27,251      35,760
                                                     --------   --------    --------    --------    --------    --------    --------
Net interest income ..............................     29,423     25,818      35,243      31,604      29,808      28,423      25,041
Provision for (recovery of) loan
  losses .........................................        456       (149)        (76)        460       1,553       1,890       2,755
                                                     --------   --------    --------    --------    --------    --------    --------
Net interest income after
  provision for loan losses ......................     28,967     25,967      35,319      31,144      28,255      26,533      22,286
                                                     --------   --------    --------    --------    --------    --------    --------

Other income:
  Income (loss) from real estate
    operations ...................................         23       (181)       (301)        (40)      1,250      (2,792)      1,810
  Gain on sale of mortgage loans .................        135        (67)        (40)         92         118         281         223
  Other ..........................................      2,737      2,389       3,226       2,855       2,701       2,668       3,152
                                                     --------   --------    --------    --------    --------    --------    --------
    Total other income ...........................      2,895      2,141       2,885       2,907       4,069         157       5,185
                                                     --------   --------    --------    --------    --------    --------    --------

Other expenses:
  Compensation and benefits ......................      8,864      7,947      10,690      10,048       9,433       9,078       7,907
  Professional fees ..............................        485        397         527         699       1,137         711       1,351
  SAIF deposit insurance premium .................        645      1,270       6,300       1,556       1,672       1,627       1,496
  Other ..........................................      5,712      5,037       6,615       5,895       5,624       5,555       5,388
                                                     --------   --------    --------    --------    --------    --------    --------
    Total other expenses .........................     15,706     14,651      24,132      18,198      17,866      16,971      16,142
                                                     --------   --------    --------    --------    --------    --------    --------
Income tax expense ...............................      6,339      5,207       5,432       5,958       5,254       4,016       4,365
                                                     --------   --------    --------    --------    --------    --------    --------

Income before extraordinary
  item and cumulative effect
  of change in accounting principle ..............      9,817      8,250       8,640       9,895       9,204       5,703       6,964
Extraordinary item(1) and (2) ....................         --         --          --          --      (1,342)         --         456
Cumulative effect on prior years
  of changing to a different
  method of accounting for
  income taxes ...................................         --         --          --          --       1,935          --          --
                                                     --------   --------    --------    --------    --------    --------    --------
Net income .......................................   $  9,817   $  8,250    $  8,640    $  9,895    $  9,797    $  5,703    $  7,420
                                                     ========   ========    ========    ========    ========    ========    ========
Cash Dividends Per Share(3) ......................   $   1.05   $    .90    $   1.20    $    .90    $  .3375          --          --


--------------
(1)  Income tax benefit of net operating loss carryforward for year 1992.

(2)  Extinguishment of FHLB advances for year 1994.


(3) Cash Dividends declared on Public Bancorp Shares only. The Mutual Holding Company has waived receipt of all dividends since the MHC Reorganization.

Selected Financial Ratios


                                                           At or for the
                                                            Nine Months
                                                          Ended June 30,(1)         At or for the Years Ended September 30,
                                                          -----------------     -----------------------------------------------
                                                            1997      1996      1996         1995      1994      1993      1992
                                                            ----      ----      ----         ----      ----      ----      ----
Performance Ratios:
    Return on average assets .......................        1.21%     1.18%     0.91%(2)     1.16%     1.25%     0.77%     1.01%
    Return on average stockholders' equity .........       14.74     13.56     10.51(2)     13.61     16.85     15.14     23.40
    Net interest rate spread .......................        3.36      3.40      3.40         3.42      3.68      3.92      3.54
    Net yield on average interest-
      earning assets ...............................        3.70      3.79      3.79         3.80      3.92      4.04      3.60
    Noninterest expense to average assets ..........        1.93      2.10      2.53         2.14      2.27      2.29      2.20
    Net interest income to
       noninterest expense .........................        1.86      1.76      1.46         1.74      1.67      1.67      1.55
    Average interest-earning assets
       to average interest-
       bearing liabilities .........................      108.09    109.34    109.24       109.58    106.94    103.13    100.82

Asset Quality Ratios:
    Nonperforming assets to total assets ...........        0.46      0.56      0.50         0.71      0.85      2.19      3.72
    Allowance for loan losses to total loans .......        1.40      1.47      1.44         1.60      1.64      1.34      1.14
    Allowance for loan losses to
      nonperforming loans ..........................      511.78    407.46    507.25       286.70    329.74    209.67    163.17
    Allowance for losses on real
      estate owned to total real estate owned ......       20.00     35.60     35.45        40.00     33.37     26.09     14.61

Capital Ratios:
    Average stockholders' equity to
      average assets ...............................        8.20      8.72      8.62         8.54      7.40      5.09      4.32
    Stockholders' equity to assets
      at period end ................................        8.39      8.39      8.02         8.74      8.45      5.30      4.72

----------

(1)  Annualized for the interim periods.

(2) Includes one-time SAIF special assessment expense of $4,552,000, $2,839,000 net of tax. Without the one-time SAIF special assessment, return on average assets for year ended September 30, 1996, would have been 1.20% and return on average equity would have been 13.92%.

                               ------------------

                               RECENT DEVELOPMENTS

Selected Consolidated Financial Condition Data

                                       September 30,    June 30,   September 30,
                                           1997          1997          1996
                                           ----          ----          ----
                                                    (In thousands)
Total assets ......................  $1,131,024     $1,116,718     $1,057,443
Loans (net)(1) ....................     834,270        815,789        765,019
Federal funds sold ................         250         10,250         16,075
Investment securities .............      52,553         62,493         53,493
Mortgage-backed securities ........     176,854        156,559        153,293
Real estate owned (net) ...........       2,314          2,896          3,118
Deposits ..........................     911,576        904,904        851,853
FHLB advances .....................     100,000        100,000         95,000
Other borrowings ..................         475            449            674
Stockholders' equity ..............      96,802         93,706         84,832
---------------
(1) Excludes loans held for sale of $141,000, $3.1 million and $4.9 million as of September 30, 1997, June 30, 1997 and September 30, 1996, respectively.



Selected Consolidated Operating Data


                                      Three Months Ended         Years Ended
                                         September 30,          September 30,
                                      ------------------      ----------------
                                        1997      1996        1997        1996
                                        ----      ----        ----        ----
                                                  (In thousands)
Interest income ..................   $ 22,009   $ 19,885    $ 84,814   $ 74,357
Interest expense .................     11,777     10,461      45,159     39,114
                                     --------   --------    --------   --------
Net interest income ..............     10,232      9,424      39,655     35,243
Provision for (recovery
 of) loan losses .................        326         72         782        (76)
                                     --------   --------    --------   --------
Net interest income after
 provision for loan losses .......      9,906      9,352      38,873     35,319
                                     --------   --------    --------   --------
Other income:
 Income (loss) from real
  estate operations ..............        122       (120)        145       (301)
 Gain (loss) on sale of
  mortgage loans .................         53         27         188        (40)
  Other ..........................      1,143        837       3,380      3,226
                                     --------   --------    --------   --------
  Total other income .............      1,318        744       4,213      2,885
                                     --------   --------    --------   --------
Other expenses:
  Compensation and benefits ......      3,607      2,744      11,931     10,690
  Occupancy ......................        946        607       3,046      2,632
  Professional fees ..............        114        130         599        527
  SAIF deposit insurance
   premium .......................        140      5,032         785      6,300
  Other ..........................      1,175        968       4,787      3,983
                                     --------   --------    --------   --------
    Total other expenses .........      5,442      9,481      21,148     24,132
                                     --------   --------    --------   --------
Income before income taxes .......      5,782        615      21,938     14,072
Income tax expense ...............      2,272        225       8,611      5,432
                                     --------   --------    --------   --------
Net income .......................   $  3,510   $    390    $ 13,327   $  8,640
                                     ========   ========    ========   ========

Selected Financial Ratios


                                     At or for the Three        At or for
                                         Months Ended        the Years Ended
                                       September 30,(1)        September 30,
                                     -------------------     ---------------
                                       1997       1996        1997      1996
                                       ----       ----        ----      ----
Performance Ratio
  Return on average
    assets .......................     1.23%      .15%(2)     1.22%      .91%(2)
  Return on average
    stockholders' equity .........    14.64      1.81(2)     14.72     10.51(2)
  Net interest rate spread .......     3.36      3.40         3.36      3.40
  Net yield on average
    interest-earning assets ......     3.75      3.78         3.72      3.79
  Noninterest expense to
    average assets ...............     1.91      3.67         1.93      2.53
  Net interest income to
    noninterest expense ..........     1.91      1.00         1.88      1.46
  Average interest-earning
    assets to average
    interest-bearing
    liabilities ..................   109.02    109.05       108.33    109.24

Asset Quality Ratios:
  Nonperforming assets to
    total assets .................      .43       .50          .43       .50
  Allowance for loan losses
    to total loans ...............     1.40      1.44         1.40      1.44
  Allowance for loan losses
    to nonperforming loans .......   453.11    507.25       453.11    507.25
  Allowance for losses on
    real estate owned to
    total real estate owned ......    19.99     35.45        19.99     35.45

Capital Ratios:
  Average stockholders'
    equity to average assets .....     8.42      8.32         8.26      8.62
  Stockholders' equity to
    assets at period end .........     8.56      8.02         8.56      8.02

---------


(1)  Annualized for the interim periods.

(2) Includes one-time SAIF special assessment expense of $4,552,000, $2,839,000 net of tax. Without the one-time SAIF special assessment, return on average assets for year ended September 30, 1996, would have been 1.20% and return on average equity would have been 13.92%.

                                 ---------------

Regulatory Capital


                                                  September 30, 1997
                                          ---------------------------------
                                           Amount      Percent of Assets(1)
                                           ------      --------------------
                                            (Dollars in thousands)
Tangible Capital:
  Capital level .......................   $82,269                7.29%
  Requirement .........................    16,921                1.50
                                          -------               -----
  Excess ..............................    65,348                5.79
Core capital:
  Capital level .......................    82,269                7.29
  Requirement .........................    33,842                3.00
                                          -------               -----
  Excess ..............................    48,427                4.29
Risk-based capital:
  Capital level .......................    89,721               15.15
  Requirement .........................    47,371                8.00
                                          -------               -----
  Excess ..............................    42,350                7.15


------------------

(1)  Tangible  and  core  capital  levels  are  calculated  on  the  basis  of a
     percentage  of  total  adjusted  assets;   risk-based  capital  levels  are
     calculated on the basis of a percentage of risk-weighted assets.


Management's Discussion and Analysis for Recent Developments

Quarter Ended September 30, 1997 Compared to Quarter Ended September 30, 1996

         Total assets increased by $14.3 million, or 1.3% to $1.131 billion at September 30, 1997, as compared to June 30, 1997. Loans, excluding loans held for sale, increased by $18.5 million, or 2.3% for the three months ended September 30, 1997 due to increased loan demand offset by loan repayments. Mortgage-backed securities increased by $20.3 million, or 13.0% for the three months ended September 30, 1997 due to the purchase of $20 million of seven-year balloon securities and $10 million of adjustable rate securities offset by $9.7 million of repayments. Investment securities decreased by $9.9 million, or 15.9% for the three months ended September 30, 1997 due to the purchase of $5.0 million of FHLB Notes offset by the call prior to maturity of $15.0 million of FHLB Notes. The decrease of $10.0 million in Federal funds sold was used to fund a portion of the mortgage-backed securities purchased during the three months ended September 30, 1997. Real estate owned decreased by $582,000, or 20.1% as a result of sales. Deposits increased by $6.7 million, or .7% as a result of $8.9 million of interest credited and $2.2 million of net cash withdrawals by deposit customers. Stockholders' equity increased by $3.1 million, or 3.3% for the three months ended September 30, 1997 primarily due to net income for the quarter.

         Net income for three months September 30, 1997, increased 8.7% to $3.5 million or 70 cents per share, compared to $3.2 million or 65 cents per share for the three months ended September 30, 19l96, excluding the one-time SAIF special assessment. This increase was due primarily to the growth in earning assets. Including the one-time SAIF special assessment, net income for the three months ended September 30, 1996 was $390,000, or 8 cents per share.

         Net interest income increased to $10.2 million for the three months ended September 30, 1997, from $9.4 million for the three months ended September 30, 1996. The increase in net interest income was primarily due to an increase of $98.5 million in average interest-earning assets for the three months ended September 30, 1997, compared to the three months ended September 30, 1996. The Bank's interest rate spread decreased to 3.36% for the three months ended September 30, 1997 from 3.40% for the three months ended September 30, 1996. Provision for loan losses increased to $326,000 for the three months ended September 30, 1997, from $72,000 for the three months ended September 30, 1996. Other income increased to $1.3 million for the three months ended September 30, 1997, from $744,000 for the three months ended September 30, 1996, due primarily to an increase of $242,000 in income from real estate operations and a $239,000 gain on the sale of an undeveloped parcel of land. Other expenses decreased to $5.4 million for the three months ended September 30, 1997, from $9.5 million for the three months ended September 30, 1996, due primarily to the one-time SAIF special assessment of $4.6 million before tax. Income tax expense increased to $2.3 million for the three months ended September 30, 1997, from $225,000 for the three months ended September 30, 1996, due primarily to the $1.7 million tax effect of the one-time SAIF special assessment.

Year Ended September 30, 1997 Compared to September 30, 1996

         Net income for the year ended September 30, 1997 increased 16.1% to $13.3 million or $2.66 per share, compared to $11.5 million or $2.32 per share for the same period last year, excluding the one-time SAIF special assessment. This increase was due primarily to the growth in earning assets. Including the one-time SAIF special assessment, net income for the year ended September 30, 1996 was $8.6 million, or $1.75 per share.

         Net interest income increased 12.5% to $39.6 million for the year ended September 30, 1997, compared to $35.2 million for the year ended September 30, 1996. The increase in net interest income was primarily due to an increase of $137.6 million in average interest-earning assets for the year ended September 30, 1997, compared to the year ended September 30, 1996. The Bank's interest rate spread decreased to 3.36% for the year ended September 30, 1997 from 3.40% for the year ended September 30, 1996. Provision for loan losses was $782,000 for the year ended September 30, 1997, compared to a credit of $76,000 for the year ended September 30, 1996. The provision for the year ended September 30, 1997 was primarily due to an increase in classified commercial real estate loans. The credit to the provision for the year ended September 30, 1996, was primarily due to a reduction in classified commercial real estate loans. Other income increased by $1.3 million to $4.2 million for the year ended September 30, 1997 from $2.9 million for the year ended September 30, 1996, due primarily to an increase of $512,000 in other fees and service charges, an increase of $446,000 in income form real estate operations, an increase of $228,000 in gain on sale of mortgage loans and a $239,000 gain on the sale of an undeveloped parcel of land. Other expenses decreased by $3.0 million to $21.1 million for the year ended September 30, 1997 from $24.1 million for the year ended September 30, 1996. The decrease was primarily due to a decrease of $5.5 million in SAIF deposit insurance premiums due to the special assessment of $4.5 million for the year ended September 30, 1996 and a decrease of $1.0 million in premiums for the year ended September 30, 1997 due to lower assessment rates resulting from the recapitalization of the SAIF. Other changes included an increase of $1.2 million in compensation and benefits, an increase of $414,000 in occupancy expense and an increase of $804,000 in other expense. Income tax expense increased by $3.2 million to $8.6 million for the year ended September 30, 1997 from $5.4 million for the year ended September 30, 1996, due primarily to the $1.7 million tax effect of the one-time SAIF special assessment included in 1996. The effective tax rates were 39% for both the years ended September 30, 1997 and 1996.



                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered hereby.

Vulnerability to Changes in Interest Rates

         The Bank's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

Intent to Remain Independent; Unsuitability as a Short-term Investment


         The Bank and its predecessors have operated as independent community-oriented savings associations since 1934. Following the Conversion, it is Bancshares' intent to continue to operate as an independent financial institution. Accordingly, the Common Stock may not be a suitable investment for individuals anticipating a rapid sale of Bancshares to a third party. See "BUSINESS OF HARBOR FLORIDA BANCSHARES"

         Also  due to  Bancshares'  intention  to  remain  independent,  certain provisions in Bancshares' Certificate of Incorporation and Bylaws may assist Bancshares in maintaining its status as an independent publicly owned corporation. These provisions, as well as the Delaware General Corporation law and certain federal regulations, may have certain anti-takeover effects. These provisions include: restriction on the acquisition of Bancshares' equity securities and limitations on voting rights, the classification of the terms of the members of the Board of Directors, certain provisions relating to the meeting of stockholders, denial of cumulative voting by stockholders in the election of directors, the issuance of preferred stock and additional shares of Common Stock without shareholder approval, and supermajority provisions for the approval of certain business combinations. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY." As a result, stockholders who might wish to participate in a change of control transaction may not have the opportunity to do so.


Price of Common Stock Following the Conversion


         Since the MHC Reorganization and public stock issuance on January 6, 1994, Bancorp's Common Stock and its predecessor the Bank's common stock has generally increased in value. The Bank Shares (which were exchanged for Bancorp shares) were initially sold to the public at $10 per share. On November 13, 1997, the date of this prospectus, the closing price of the Public Bancorp Shares was __________. There can be no assurance that the Conversion Stock will appreciate in value as has the Public Bancorp Shares. Additionally, there can be no assurance that the Common Stock will appreciate after the Conversion. The Boards of Directors of the Primary Parties have set an offering price for the Conversion Stock of $10 a share. However, the pricing of this stock should in no way be seen as an indication or assurance that the Conversion Stock or the Common Stock will appreciate after the Conversion in the same manner as the Public Bancorp Shares which were also initially sold at $10 per share as shares of the Bank.


Competition


         The Bank is headquartered in the City of Fort Pierce, and has 22 branch offices located within six counties on Florida's central east coast. The Bank operates in a highly competitive market and experiences strong competition in its local market area in both originating loans and attracting deposits. As of March 31, 1997, the Bank's market share of deposits within the six counties totaled 6.12%, while the largest competitor held 20.8%. The Bank's market will likely undergo significant consolidation when this competitor merges with one of the nation's largest financial institutions, currently scheduled for the end of 1997.

         Most of the Bank's mortgages are secured by properties located within its six county market, with the predominance of its lending in one to four family residential mortgages. The State of Florida has a substantial number of financial institutions, many of which have a state-wide or regional presence, and in some cases, a national presence. All of these institutions are competitors of the Bank, to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings bank, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions, many of which are significantly larger than the Bank and, therefore, have greater financial and marketing resources than the Bank. The Bank also faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. In order to deal with the various competitive factors, the Bank recognizes its need to monitor competition and modify its products and services as necessary and possible, taking into consideration the financial impact of such actions.


         As a result of the level of competition in its market, the Company's growth and profitability in the future may be adversely affected. See "BUSINESS -- Market Area" and " -- Competition."

Geographical Concentration of Loans

         At June 30, 1997, substantially all of the Bank's real estate mortgage loans were secured by properties located in the Bank's primary market area. While the Bank currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Bank's market area substantially weaken or economic conditions in its market area deteriorate, reducing the value of properties securing the Bank's loans, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loans. In either event, the Bank may experience increased levels of delinquencies and related losses having an adverse impact on net income. Additionally, some of the real estate securing loans held by the Bank are vacation homes or second homes used as rental properties. As such, such loans may have a higher level of risk than loans secured by primary residences.

Certain Anti-Takeover Provisions


         Certain provisions of Bancshares' certificate of incorporation and bylaws, including a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, and the Bank's stock charter and bylaws, as well as certain Delaware laws and regulations, will assist Bancshares in maintaining its status as an independent publicly owned corporation and may have certain anti-takeover effects.

         Certificate of Incorporation and Bylaws of Bancshares. Bancshares articles of incorporation and bylaws provide for, among other things, a limit on voting more than 10% of the Common Stock described above, staggered terms for members of its Board of Directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders and director nominations, a prohibition on action by consent, a fair price or super majority stockholder approval requirement for certain business combinations and certain shareholder proposal notice requirements. These provisions are the same as those currently in the Certificate of Incorporation and Bylaws of Bancorp.

         Federal Stock Charter of the Bank. Provisions in the Bank's federal stock charter that have an anti-takeover effect could also be applicable to changes in control of Bancshares as the sole shareholder of the Bank. The Bank's federal stock charter includes a provision applicable for five years which prohibits the acquisition or offer to acquire directly or indirectly the beneficial ownership of more than 10% of the Bank's securities by any person or entity other than Bancshares. Any person violating this restriction may not vote the Bank's securities in excess of 10%.

         These provisions in Bancshares' and the Bank's governing instruments may discourage potential proxy contests and other takeover attempts by making Bancshares less attractive to a potential acquiror, particularly those takeover attempts which have not been negotiated with the Board of Directors of Bancshares and/or the Bank, as the case may be. These provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Bancshares' Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. In addition, certain of these provisions that limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares will be enforced by the Board of Directors of Bancshares or the Bank, as the case may be, to limit the voting rights of 10% or greater stockholders and thus could have the effect in a proxy contest or other solicitation to defeat a proposal that is desired by the holders of a majority of the shares of Common Stock.

         Federal Law and Regulations. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event any person or group of persons acquires shares in violation of these limitations, such person or group may be restricted from voting his or their shares in excess of 10% of the outstanding Common Stock. Such laws and regulations may also limit a person's ability without regulatory approval to solicit proxies enabling him to elect one third or more of Bancshares' Board of Directors or exert a controlling influence on the operations of the Bank or the Company.

         In addition, certain of these provisions may limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares (by proxy or otherwise) for proposals that they believe to be in the best interests of shareholders. See "MANAGEMENT OF THE BANK -- Benefit Plans," and " -- Description of Capital Stock."

Voting Power of Directors and Executive Officers


         Directors and executive officers of Bancshares expect to beneficially own approximately 1,614,585 shares or 7.5% of the shares of Common Stock outstanding (excluding unexercisable stock options) upon consummation of the Conversion based upon the midpoint of the Offering Price Range. See "BENEFICIAL OWNERSHIP OF COMMON STOCK."

         In addition, Bancshares may acquire Common Stock on behalf of the Recognition Plan in an amount which will equal 4.0% of the Conversion Stock issued in the Offering (529,000 shares based on the maximum of the Offering Price Range). Under the terms of the Recognition Plan, individuals to whom shares of Common Stock are awarded will be able to vote the Common Stock immediately after it is awarded. Bancshares also may reserve for future issuance pursuant to the Stock Option Plan (which will be subject to stockholder approval if implemented prior to one year following the Conversion), a number of authorized shares of Common Stock equal to an aggregate of 10.0% of the Conversion Stock issued in the Offerings (1,332,500 shares, based on the maximum of the Offering Price Range). These options are in addition to the options for 43,304 shares of Bancorp Common Stock which were previously granted to directors and executive officers and remain unexercised under the option plans adopted by the Bank in connection with the MHC Reorganization. In addition, the ESOP intends to purchase up to 8% of the shares of Common Stock to be issued by Bancshares in the Conversion. See "MANAGEMENT OF THE BANK -- Option Grants in Last Fiscal Year," " -- Other Stock Benefit Plans," and " -- Stock Option Plan."


         Management's potential voting power could, together with additional stockholder support, preclude or make more difficult takeover attempts which do not have the support of the Company's Board of Directors and may tend to perpetuate existing management.

Return on Equity


         As a result of the Bank's high capital levels and the additional capital that will be raised by Bancshares in the Conversion and Reorganization, Bancshares' ability to leverage the net proceeds from the Conversion and Reorganization may be limited in the near future. Accordingly, return on capitalized equity is initially expected to be lower than it has been in recent years.

ESOP Compensation Expense


         An employer must record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, compensation expenses relating to the ESOP to be established in connection with the Conversion and Reorganization will increase. It is impossible to determine at this time the extent of such impact on future net income. See "PRO FORMA DATA."


Potential Elimination Of Thrift Charter


         The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). A bill, H.R. 10, has been reported by the U.S. House of Representatives, Committee on Banking and Financial Services, that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and eliminate the federal thrift charter under which the Bank currently operates. If this legislation becomes law, the Bank will be forced to become a state chartered bank or a national commercial bank. If the Bank becomes a commercial bank, its investment authority and the ability of Bancshares to engage in diversified activities would be more limited and could affect the Bank's profitability. See "REGULATION."


Possible Dilutive Effect of Issuance of Additional Shares


         Various possible and planned issuances of Common Stock could dilute the interests of prospective stockholders of Bancshares or existing stockholders of Bancorp following consummation of the Conversion, as noted below.

         The number of shares to be sold in the Conversion may be increased as a result of an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings. In the event that the Offering Price Range is so increased, it is expected that Bancshares will issue up to 15,208,750 shares of Conversion Stock at the Purchase Price for an aggregate price of up to $152,087,500. An increase in the number of shares will decrease net earnings per share and stockholders' equity per share on a pro forma basis and will increase Bancshares' consolidated stockholders' equity and net earnings. See "CAPITALIZATION" and "PRO FORMA DATA."

         The ESOP intends to purchase an amount of Common Stock equal to up to 8.0% of the Conversion Stock issued in the Conversion. In the event that there are insufficient shares available to fill the ESOP's order due to an oversubscription by Eligible Account Holders and the total number of shares of Conversion Stock issued in the Conversion is increased by up to 15%, the additional shares will first be allocated to fill the ESOP's subscription and thereafter in accordance with the terms of the Plan of Conversion. See "MANAGEMENT OF THE BANK -- Benefit Plans," " -- Employee Stock Ownership Plan," and "THE CONVERSION -- The Offerings" " -- Subscription Offering," and " -- Priority 2: ESOP."

         If the Recognition Plan is implemented, the Recognition Plan may acquire an amount of Common Stock which will equal 4.0% of the shares of Conversion Stock issued in the Conversion (529,000 shares, based on the maximum of the Offering Price Range). Such shares of Common Stock may be acquired in the open market with funds provided by Bancshares, if permissible, or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the Recognition Plan, stockholders would experience dilution of their ownership interests and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "PRO FORMA DATA" and "MANAGEMENT OF THE BANK -- -- Recognition Plan."

         If Bancshares' Stock Option Plan is implemented, Bancshares may reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (1,322,500 shares, based on the maximum of the Offering Price Range). See "PRO FORMA DATA" and "MANAGEMENT OF THE BANK -- Benefit Plans," and " -- Stock Option Plan."

         In 1993 the Bank adopted, and continues to maintain, the Harbor Federal Savings Bank Incentive Stock Option Plan (the "Option Plan"), and the Harbor Federal Savings Bank Stock Option Plan for Nonemployee Directors (the "Directors Option Plan"). Upon consummation of the Conversion and Reorganization, these plans will remain plans of the Bank. See "MANAGEMENT OF THE BANK -- Other Stock Benefit Plans."

         The OTS has required that the purchase limitations contained in the Plan of Conversion and Reorganization include Exchange Shares to be issued to Public Stockholders for their Public Bancorp Shares. As a result, certain holders of Public Bancorp Shares may be limited in their ability to purchase Conversion Stock in the Offerings. For example, a Public Stockholder which acquires Exchange Shares in an amount equal to $500,000 or a Public Shareholder and his Associates or a group acting in concert which acquires Exchange Shares in an amount equal to $4.75 million of Conversion Stock will not be able to purchase any shares of Conversion Stock in the Offerings, although such a stockholder will be able to purchase shares of Common Stock in the market during the Offerings and thereafter. No stockholder will be required to sell shares if, as a result of receiving Exchange Shares, his ownership percentage would exceed a purchase limitation. See "THE CONVERSION -- Limitations on Conversion Stock Purchases and Ownership."

Risk of Delay


         The Subscription and Community Offering will expire at Noon, Florida Time, on December _________, 1997, unless extended by the Primary Parties. However, unless waived by the Primary Parties, all orders will be irrevocable unless the Conversion is not completed by December _________ 1997. In the event the Conversion and Reorganization is not completed by December _________, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.


Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights


         The Bank has received an opinion of Peabody & Brown that, subject to certain assumptions stated therein, that the mergers constituting the Conversion will qualify under the Internal Revenue Code of 1986 as reorganizations where no gain or loss will be recognized to the Primary Parties. In addition, the Primary Parties have received an opinion of RP that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and Eligible Public Stockholders have no value. However, these opinions are not binding on the Internal Revenue Service ("IRS"). Accordingly, if the IRS were to successfully assert that the mergers constituting the Conversion either were part of a step transaction without independent economic significance and business purpose or that the transactions circumvented the repeal of the "General Utilities" doctrine, the mergers would not qualify as tax-free reorganizations resulting in taxable gain to the parties to the transaction. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and Eligible Public Stockholders are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Eligible Public Stockholders in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "THE CONVERSION -- Effects of the Conversion" and " -- Tax Aspects."


                         HARBOR FLORIDA BANCSHARES, INC.

         Harbor Florida Bancshares, Inc. ("Bancshares") was organized in November of 1997 at the direction of the Board of Directors of the Bank for the purpose of holding all of the capital stock of the Bank in order to facilitate the Conversion and Reorganization. The Mutual Holding Company and Bancorp are presently subject to regulation by the OTS. After the Conversion, Bancshares will be subject to OTS regulations. Bancshares will apply to the OTS for authority to acquire 100% of the Bank Common Stock and become the savings and loan holding company of the Bank. See "REGULATION -- Company Regulation." Upon consummation of the Conversion, Bancshares will have no significant assets other than all of the outstanding shares of Bank Common Stock, an outstanding loan to the ESOP, and a portion of the net proceeds of the Offering retained by the Company. Bancshares will have no significant liabilities. See "USE OF PROCEEDS." Initially, the management of Bancshares and the Bank will be substantially similar. Bancshares will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. At present time Bancshares does not intend to employ any persons other than executive officers who are also executive officers of the Bank. Bancshares will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent that Bancshares expands or changes its future business activities.

         Management believes that the holding company structure will provide Bancshares with additional flexibility to diversify its business activities through existing or newly formed subsidiaries or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding such opportunities or transactions, Bancshares will be in a position after the Conversion subject to regulatory limitations and Bancshares' financial position to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of Bancshares are anticipated to be funded by the proceeds to be retained by Bancshares from the Conversion and earnings thereon as well as dividends from the Bank. See "USE OF PROCEEDS" and "DIVIDEND POLICY."

         After the completion of the Conversion, Bancshares is expected to conduct business initially as a unitary thrift holding company. See "BUSINESS OF HARBOR FLORIDA BANCSHARES, INC." Bancshares' executive office is located at the home office of the Bank at 100 S. Second Street, Fort Pierce, Florida 34954 and its telephone number is (561) 461-2414.



                          HARBOR FLORIDA BANCORP, INC.


         Harbor Florida Bancorp, Inc. ("Bancorp") was organized in December 1996 at the direction of the Board of Directors of the Bank for the purpose of holding all of the capital stock of the Bank. Bancorp acquired all of the outstanding stock of the Bank in a one-for-one stock exchange consummated on June 25, 1997. Bancorp has received the approval of the OTS to become, and is currently, a thrift holding company, and as such is subject to regulation by the OTS. After the Conversion and Reorganization Bancorp will cease to exist and Bancshares will be the holding company for the Bank.

         Bancorp's executive office is located at the home office of the Bank at 100 S. Second Street, Fort Pierce, Florida 34954, and its telephone number is
(561) 461-2414.

                           HARBOR FEDERAL SAVINGS BANK

General


         The Bank was established in 1934 as a federally chartered savings association. In January, 1994, it was reorganized into the mutual holding company form of organization whereby it (i) formed a new stock savings association; (ii) transferred substantially all of its assets and liabilities to the newly formed stock savings bank in exchange for all of the common stock of such institution; and (iii) reorganized from a federally chartered, mutual association to a federally chartered, mutual holding company known as "Harbor Financial, M.H.C." As part of the MHC Reorganization, the newly formed stock savings bank subsidiary issued 2,239,831 shares of capital stock to certain members of the general public and 2,654,369 shares of stock to the Mutual Holding Company. On June 25, 1997, the Bank completed its reorganization into the Mid-Tier Holding Company structure. Pursuant to that reorganization, the Bank exchanged all of its shares in a one-for-one exchange for the shares of Bancorp, a newly created Delaware corporation, which became the Mid-Tier Holding Company of the Bank. The primary purpose of that reorganization was to facilitate repurchases of shares without adverse tax consequences. The Bank became the 100% owned subsidiary of Bancorp. The Bank currently conducts its business from 23 offices in six counties in southeastern Florida. At June 30, 1997, the Bank had $1.1 billion of total assets, $1.0 billion of total liabilities, including $916.9 million of deposits, and $81.7 million of stockholders' equity.


         The Bank is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by one to four-family residences. One- to four-family residential loans amounted to $620.1 million, or 72.16%, of the Bank's total loan portfolio at June 30, 1997. To a lesser extent, the Bank originates loans secured by existing multi-family residential and nonresidential real estate, which amounted to $14.5 million or 1.68%, and $53.0 million or 6.17%, respectively, of the total loan portfolio at June 30, 1997, as well as construction loans and consumer loans, which amounted to $41.4 million, or 4.82% of the total loan portfolio and $87.0 million, or 10.13%, of the total loan portfolio at such date, respectively. The Bank also invests in U.S. Government and federal agency obligations and mortgage-backed securities which are insured by federal agencies. The Bank has two active subsidiary corporations. Appraisal Analysis, Inc. provides real estate appraisal services to the Bank as well as third parties. H.F. Development Company, Inc. serves as a repository of selected REO properties held for disposition.

         The Bank is a community-oriented savings association which emphasizes customer service and convenience. As part of this strategy, the Bank has sought to develop a variety of products and services which meet the needs of its retail customers. The Bank generally has sought to achieve long-term financial strength and stability by (i) increasing the amount and stability of its net interest income, (ii) maintaining a high level of asset quality, (iii) maintaining a high level of regulatory capital, and (iv) controlling general, administrative and other expenses. In pursuit of these goals, the Bank has adopted a number of complementary business strategies which emphasize retail lending and deposit products and services traditionally offered by savings institutions.
Highlights of the Bank's business strategy include the following:

         Emphasis on Traditional Lending and Investment Activities. Management believes that Bancshares is more likely to achieve its goals of long-term financial strength and profitability by emphasizing retail products and services, as opposed to wholesale or commercial activities. The Bank's primary lending emphasis is the origination of loans secured by first liens on single-family (one- to four-unit) residences. In addition, the Bank originates consumer loans, such as home equity loans, and multi-family and nonresidential real estate loans. Such loans generally provide for higher interest rates and shorter terms than single-family residential real estate loans. At June 30, 1997, the Bank's net loans amounted to $815.8 million or 73.05% of the Bank's total assets.


         Maintain Asset Quality. Management believes that continuously seeking to maintain asset quality is key to long-term financial success and, as a result, the investments which are emphasized by the Bank and its related policies and practices are intended to maintain a high level of asset quality and reduce credit risk. At June 30, 1997, the Bank's non-performing assets, which consist of non-accrual loans, accruing loans that are contractually past due 90 days or more, and real estate owned, amounted to $5.1 million or 0.46% of the Bank's total assets. At June 30, 1997, the Bank's allowance for loan losses amounted to $11.4 million or 1.40% of the Bank's total loans outstanding.


         Controlling Expenses. The Bank's noninterest expenses have amounted to 1.93%, 2.53% (2.05 excluding the one-time SAIF special assessment), and 2.14% of average assets for the nine months ended June 30, 1997 (annualized) and the years ended September 30, 1996 and 1995, respectively. However, these expenses may increase in the future should Bancshares implement certain benefit plans or should experience significant growth. See "RISK FACTORS -- ESOP Compensation Expense" and "MANAGEMENT OF THE BANK -- Benefit Plans."


Regulation

         The Bank is subject to examination and comprehensive regulation by the OTS, which is the Bank's chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which, as administrator of the SAIF, insures the Bank's deposits up to applicable limits. The Bank also is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and is a member of the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of the 12 regional banks comprising the FHLB System. See "REGULATION."

Office

         The Bank's principal executive office is located at 100 S. Second Street, Fort Pierce, Florida 34964 and its telephone number is (561) 461-2414.


                            HARBOR FINANCIAL, M.H.C.


         The Mutual Holding Company is a federally chartered mutual holding company which was chartered on January 6, 1994 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 2,654,369 shares of Bancorp Common Stock, which represent 53.41% of the shares of Bancorp Common Stock outstanding as of June 30, 1997. Prior to the Conversion, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the value in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. As part of the Conversion, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Bank, with the Bank being the surviving entity.



                                 USE OF PROCEEDS

         Net proceeds from the sale of the Conversion Stock are estimated to be between $96.3 million and $130.6 million ($150.2 million assuming an increase in the Offering Price Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.


         Bancshares plans to contribute to the Bank 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The net proceeds will initially be used to invest primarily in short-term interest-bearing deposits and short and intermediate term marketable securities. The Company anticipates that after the loan to the ESOP and after contributing 50% of the funds raised in the Conversion to the Bank, it will have approximately $55.5 million to invest, initially in short interest-bearing deposits and short and intermediate term securities, assuming sale of the 13,225,000 shares of Common Stock. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase Conversion Stock equal to up to 8.0% of the Common Stock to be outstanding upon consummation of the Conversion. Based upon the issuance of 782,000 shares and 1,058,000 shares of Conversion Stock at the minimum and maximum of the Offering Price Range, respectively, the loan to the ESOP would be $7.8 million and $10.6 million, respectively. It is anticipated that the loan to the ESOP will have a term of not less than 15 years and a fixed rate of interest at the prime rate as of the date of the loan. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." The net proceeds retained by Bancshares also may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. The Bank does, however, continually evaluate additional branching opportunities that will complement existing operations or support expansion into new markets. The Bank owns certain vacant land in its market area which may be used for branch expansion in 1998. No assurance can be given, however, that such expansion will occur during 1998. In addition, subject to applicable regulatory limitations, the net proceeds also may be used to repurchase shares of Common Stock, although Bancshares currently has made no decision concerning the repurchase of shares following consummation of the Conversion. See "THE CONVERSION -- Certain Restrictions on Purchase or Transfer of Shares after the Conversion." The portion of the net proceeds contributed to the Bank will be used for general corporate purposes, primarily investment in residential real estate loans and will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities.

         In addition, a portion of the proceeds may be used to fund open market purchases of Common Stock for the Recognition Plan if such plan is approved by shareholders. The estimated cost of such plans is dependent upon the price paid for the shares in the open market. If Common Stock equal to 4% at the maximum of the Offering Range, or 529,000 shares, was purchased for the Recognition Plan at $10 per share, the cost would be $5.3 million. See "MANAGEMENT OF HARBOR FEDERAL SAVINGS BANK -- Recognition Plan."



                                 DIVIDEND POLICY


         Upon completion of the Conversion, the Board of Directors of Bancshares will continue to have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following consummation of the Conversion, the Board of Directors of Bancshares intends to pay cash dividends on the Common Stock at an initial quarterly rate equal to no less than 35(cent) per share based on the total Public Bancorp Shares outstanding before consummation of the Conversion. Based upon the Offering Price Range, the Exchange Ratio is expected to be 3.6826, 4.3325, 4.9824 and 5.7297 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, resulting in an initial quarterly dividend rate of $0.09504, $0.08078, $0.07025 and $0.06109 per share, respectively, commencing with the first full quarter following consummation of the Conversion. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by Bancshares, investment opportunities available to Bancshares or the Bank, capital requirements, regulatory limitations, Bancshares' and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Bancshares intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion occurs.

         Dividends from Bancshares after the Conversion will depend, in part, upon receipt of dividends from the Bank, because Bancshares initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Conversion Stock retained by Bancshares, and interest on the ESOP loan. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under-capitalized or Tier 3 savings institutions. As of June 30, 1997, the Bank was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion. However, for a period of one year following the completion of the Conversion, the Bank will not pay any dividends that would be treated for tax purposes as a return of capital nor take any actions to pursue or propose such dividends.

         Any payment of dividends by the Bank to Bancshares which would be deemed to be a distribution from the Bank's pre-1988 bad debt reserves for federal income tax purposes would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank has no current intention of making any distribution that would create such a federal tax liability either before or after the Conversion. See "REGULATION --Federal and State Taxation."

         Unlike the Bank, Bancshares is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by Bancshares and earnings thereon. Bancshares is subject, however, to the requirements of Delaware law.



                             MARKET FOR COMMON STOCK


         There is an established market for the Bancorp Common Stock, which is currently listed on the NASDAQ National Market under the symbol "HARB." Bancorp Common Stock had five (5) market makers as of October 31, 1997. It is expected that the Bancshares Common Stock, which will be received after the Conversion and Reorganization in the form of Exchange Shares, will be more liquid after the Conversion than the Bancorp Common Stock because there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the Common Stock will be maintained. FBR will assist Bancshares in obtaining additional market makers, if necessary, but there can be no assurance that additional market makers will be identified. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements.

         At September 30, 1997, there were 4,970,240 shares of Bancorp Common Stock outstanding, including 2,315,871 Public Bancorp Shares, which were held of record by approximately 2,295 stockholders. The following table shows the high and low per share sales prices of the Bancorp Common Stock as reported by NASDAQ National Market since the MHC Reorganization and the dividends declared per share during the periods indicated. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.



 Quarter Ended             High         Low      Dividends Declared Per Share
 -------------             ----         ---      ----------------------------

March 31, 1994            $14.50       $11.00               $.1125
June 30, 1994              15.25        11.75                .1125
September 30, 1994         20.25        14.25                .1125
December 31, 1994          19.25        15.00                .2250
March 31, 1995             18.50        15.50                .2250
June 30, 1995              19.75        17.75                .2250
September 30, 1995         23.50        19.75                .2250
December 31, 1995          27.75        21.75                .30
March 31, 1996             28.25        24.75                .30
June 30, 1996              29.375       25.25                .30
September 30, 1996         30.25        23.75                .30
December 31, 1996          36.25        29.50                .35
March 31, 1997             39.00        33.50                .35
June 30, 1997              46.00        35.00                .35
September 30, 1997         59.375       54.00                .35

The closing price of Bancorp Common Stock on September 30, 1997 was $56.00. On November 13, 1997, the date of this Prospectus, the closing price of Bancorp's Common Stock was $____________.

                                 CAPITALIZATION


         The following table presents Bancorp's and its consolidated subsidiaries', including the Bank's, historical capitalization including deposits at June 30, 1997 and the pro forma consolidated capitalization of Bancshares after giving effect to the Conversion based upon the sale of the indicated number of shares at $10 per share and upon the other assumptions set forth under "PRO FORMA DATA."



                                                                      Pro Forma Consolidated Capitalization
                                                                     at June 30, 1997 Based Upon The Sale Of:
                                                                     ----------------------------------------
                                                                                                                      Minimum as
                                                               Minimum           Midpoint          Maximum            adjusted(1)
                                              Historical   9,775,000 shares  11,500,000 shares  13,225,000 shares  15,208,750 shares
                                            Capitalization  Price of $10.00   Price of $10.00   Price of $10.00     Price of $10.00
                                            June 30, 1997     Per Share         Per Share          Per Share          Per Share
                                            -------------     ---------         ---------         ----------          ---------
                                                                         (Dollars in thousands)
Deposits (2) .............................  $   904,904     $   904,904       $   904,904       $   904,904          $   904,904
Borrowings(6) ............................      100,449         100,449           100,449           100,449              100,449
                                            -----------     -----------       -----------       -----------          -----------
Total deposits and borrowings ............  $ 1,005,353     $ 1,005,353       $ 1,005,353       $ 1,005,353          $ 1,005,353
                                            ===========     ===========       ===========       ===========          ===========

Stockholders' equity:
 Preferred stock, par value $.001
   per share, 10,000,000 shares
   authorized; none issued ...............           --              --                --                --                   --
 Common stock, par value $.001 per
   share, 70,000,000
   shares authorized; shares to
   be issued as reflected(3)(4)(7) .......            5              18                22                22                   29
 Additional paid-in capital(3) ...........       26,595         122,908           140,034           157,162              176,860
 Retained earnings(5) ....................       68,484          68,484            68,484            68,484               68,484
 Unrealized gain (loss) on
   securities available for
   sale, net .............................          (43)            (43)              (43)              (43)                 (43)

Less:  Existing plans
 Common stock acquired by ESOP ...........         (449)           (449)             (449)             (449)                (449)
 Common stock acquired by
   Deferred Compensation Plans ...........         (886)           (886)             (886)             (886)                (886)

 Common stock acquired by ESOP(3) ........            0          (7,820)           (9,200)          (10,580)             (12,167)
 Common stock acquired by
   Recognition Plan(3) ...................            0          (3,910)           (4,600)           (5,290)              (6,084)
                                            -----------     -----------       -----------       -----------          -----------
Total stockholders' equity ...............  $    93,706     $   178,302       $   193,362       $   208,423          $   225,744
                                            ===========     ===========       ===========       ===========          ===========
Total stockholders' equity to
  total assets ...........................         8.39%          14.84%            16.10%            17.35%               18.79%

---------------


(1) As adjusted to give effect to an increase in the number of shares that could occur to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion or to fill the order of the ESOP.

(2) No effect is given to possible withdrawals from deposit accounts to purchase the Common Stock. Any such withdrawals will reduce pro forma deposits by the amounts thereof.

(3) Assumes that 8% and 4% of the shares sold in the Offering will be purchased by the ESOP and the Recognition Plan, respectively. No shares will be purchased by the Recognition Plan in the Conversion. It is assumed on a pro forma basis that the Recognition Plan will be adopted by the Board of Directors, approved by the stockholders at a special or annual meeting no earlier than six months after completion of the Conversion and reviewed by the OTS. It is assumed that the Recognition Plan will purchase Common Stock in the open market in order to give an indication of its effects on capitalization. The pro forma presentation does not show the impact of: (i) results of operations after the Conversion; (ii) changes in market prices of shares of the Common Stock after the Conversion; or (iii) a smaller than 4% purchase by the Recognition Plan. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a 15 year term. For an estimate of impact of the ESOP on earnings, see "PRO FORMA DATA." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and the Recognition Plan is reflected as a reduction in stockholder equity. The issuance of authorized but unissued shares for the Recognition Plan in an amount equal to 4% of the amount of Conversion Stock in the Offering will have the effect of diluting existing stockholders' interests by 3.8%. There can be no assurance that approval of the Recognition Plan will be obtained. See "MANAGEMENT OF THE BANK -- Other Stock Benefit Plans" and " -- Stock Option Plans."


(4) Assumes that (i) the 2,315,871 Public Bancorp Shares outstanding at June 30, 1997 are exchanged for 8,528,444, 10,033,464, 11,538,483 and 13,269,256
     at the minimum midpoint maximum and 15% above the maximum of the offering price range, respectively; and (ii) that no cash in lieu of fractional Exchange Shares will be issued by the Company. No effect has been given to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans as opposed to purchases in the open market. See "PRO FORMA DATA."

(5) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established by the Bank in connection with the Conversion. See "THE CONVERSION -- Liquidation Rights." In addition, certain distributions of the Bank's retained earnings may be treated as being from its pre-1988 accumulated bad debt reserve for tax purposes which would cause the Bank to have additional taxable income and financial statement expense. See "REGULATION -- Federal and State Taxation." The pro forma amounts do not include $273,000 of assets held by the Mutual Holding Company.


(6) Consists of $100 million in advances from the FHLB of Atlanta and $449,000 from a third party lender to fund the existing ESOP.


(7) The par value of Bancorp Common Stock is $.01 per share. The par value of Bancshares Common Stock is $.001 per share.


                                  -------------

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         At June 30, 1997 the Bank exceeded each of the three OTS capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of June 30, 1997, on a historical and pro forma basis assuming that the indicated number of shares of Common Stock were sold at $10 per share as of such date. See "PRO FORMA DATA" for the assumptions used to determine the net proceeds of the Conversion.


                                        Pro Forma at June 30, 1997 Based Upon Sale at $10.00 Per Share
                                 -----------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
                                                                    9,775,000 Shares            11,500,000 Shares
                                         Historical                    (Minimum of                 (Midpoint of
                                    at June 30, 1997(1)              Offering Range)             Offering Range)
                                 ------------------------       -----------------------     ------------------------
                                                 Percent                      Percent                      Percent
                                                   of                           of                           of
                                   Amount       Assets(1)       Amount(2)     Assets(1)      Amount(2)     Assets(1)
                                   ------       ---------       ---------     ---------      ---------     ---------
GAAP capital(3) .......          $ 81,706          7.32%        $118,139       10.18%        $124,634       10.66%
Tangible capital ......          $ 78,386          7.04%        $114,819        9.92%        $121,314       10.41%
Tangible requirement ..            16,701          1.50           17,365         1.50          17,483        1.50
                                 --------        -------        --------        -----        --------       -----
Excess ................          $ 61,685          5.54%        $ 97,454         8.42%       $103,831       8.91%
                                 ========        =======        ========        =====        ========       =====
Core Capital ..........          $ 78,386          7.04%        $114,819         9.92        $121,314      10.41%
Core requirement ......            33,402          3.00           34,730         3.00          34,966        3.00
                                 --------        -------        --------        -----        --------       -----
Excess ................          $ 44,984          4.04%        $ 80,090         6.92%       $ 86,348       7.41%
                                 ========        =======        ========         =====       ========       =====
Total risk-based
capital(4) ...........           $ 85,688         14.77%        $122,121        20.73%       $128,616      21.78%
Risk-based requirement             46,416          8.00           47,124         8.00          47,250       8.00
                                 --------        ------         --------        -----        --------      -----
Excess ...............           $ 39,272          6.77%        $ 74,997        12.73%       $ 81,366      13.78%
                                 ========        ======         ========        =====        ========      =====



                                          Pro Forma at June 30, 1997 Based Upon Sale
                                                    at $10.00 Per Share
                                --------------------------------------------------------
                                                  (Dollars in thousands)
                                    13,225,000 Shares              15,208,750 Shares
                                       (Maximum of                (15% above Maximum
                                     Offering Range)                 Offering Range)
                                ------------------------       ------------------------
                                               Percent                         Percent
                                                 of                              of
                                Amount(2)     Assets(1)        Amount(2)      Assets(1)
                                ---------     ---------        ---------      ---------
GAAP capital(3) .......          $131,130         11.14%        $138,599        11.69%
Tangible capital ......          $127,810         10.89%        $135,279        11.44%
Tangible requirement ..            17,601          1.50           17,737         1.50
                                 --------         -----         --------        -----
Excess ................          $110,209          9.39%        $117,542         9.94%
                                 ========         =====         ========        =====
Core Capital ..........          $127,810         10.89%        $135,279        11.44%
Core requirement ......            35,202          3.00           35,474         3.00
                                 --------         -----         --------        -----
Excess ................          $ 92,608          7.89%        $ 99,805         8.44%
                                 ========         =====         ========        =====
Total risk-based
 capital(4)............          $135,112         22.82%        $142,581        24.00%
Risk-based requirement.            47,376          8.00           47,521         8.00
                                 --------         -----         --------        -----
Excess.................          $ 87,736         14.82%        $ 95,060        16.00%
                                 ========         =====         ========        =====

-------------
(1)  GAAP, adjusted or risk weighted assets as appropriate.
(2) Pro forma capital levels include the impact of the ESOP, Recognition Plan and assume receipt by the Bank of 50% of the net proceeds of the Conversion.
(3)  Subject to certain restrictions.
(4)  Assumes net proceeds are invested in assets that carry 20% risk weight.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $96.3 million and $130.6 million (or $150.3 million in the event the Offering Price Range is increased by 15%) based upon the following assumptions: (i) no fees will be paid to FBR on shares purchased by (x) the ESOP or by (y) officers, directors and associates thereof; (ii) FBR will receive a fee equal to .75% of the aggregate Purchase Price for sales in the Subscription and Community Offering (excluding the sale of shares by the ESOP and to officers, directors or employees or members of their immediate families); and (iii) total expenses, excluding the marketing fees to be paid to FBR, will be approximately $750,000 at the Midpoint of the Offering Range. Actual expenses may vary from those estimated.


         Pro forma net earnings have been calculated for the nine months ended June 30, 1997, and year ended September 30, 1996 as if the Conversion Stock to be issued in the Offerings had been sold (and the Exchange Shares issued) at the beginning of the respective periods and the net proceeds had been invested at the one year Treasury Bill Rate which was 5.82% and 5.69% for the nine months ended June 30, 1997 and for the year ended September 30, 1996, respectively. The assumed interest rates for the Bank were calculated as the arithmetic average of the weighted average earned by the Bank on its interest-earning assets and weighted average rate paid on its interest-bearing deposits. The effect of withdrawals from deposit accounts for the purchase of Conversion Stock has not been reflected. An effective combined federal and state tax rate of 39.3% has been assumed for the periods, resulting in after-tax yields of 3.75% and 3.78% for the nine months ended June 30, 1997 and the year ended September 30, 1996, respectively. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP and Recognition Plan. See Notes 1 and 2 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," Bancshares intends to retain 50% of the net proceeds from the Offerings. Bancshares intends to make a loan to fund the purchase by the ESOP an amount of Conversion Stock equal to up to 8% of the Common Stock outstanding upon consummation of the Conversion.

         At the consummation of the Conversion, 8,528,444, 10,033,464, 11,538,483 and 13,269,256 shares of Common Stock, at the minimum, midpoint, maximum and 15% above the maximum, respectively, will be issued to Public Stockholders pursuant to the Distribution Exchange. See "THE CONVERSION -- The Exchange Ratio."

         No effect has been given in the tables to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans as opposed to purchases in the open market. See "MANAGEMENT OF THE BANK -- Benefit Plans." The tables below give effect to the Recognition Plan, which is expected to be adopted by Bancshares following the Conversion and presented (together with the Stock Option Plan) to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of Conversion Stock issued in the Offerings, either through open market purchases or from authorized but unissued shares of Common Stock. No effect has been given to (i) Bancshares' results of operations after the Conversion, or (ii) the market price of the Common Stock after the Conversion.


         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of pro forma assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.



                                                                              For the Year Ended September 30, 1996
                                                           -------------------------------------------------------------------------
                                                                                                                       Maximum As
                                                             Minimum            Midpoint           Maximum               Adjusted
                                                            9,755,000          11,500,000         13,225,000            15,208,750
                                                              Shares              Shares             Shares               Shares
                                                           $10.00 per          $10.00 per          $10.00 per           $10.00 per
                                                              share               share               share               share
                                                              -----               -----               -----               -----
                                                                          (Dollars in thousands except per share data)
Gross proceeds .....................................      $     97,750        $    115,000        $    132,250        $    152,088
  Less: estimated offering expenses ................             1,424               1,544               1,663               1,799
                                                          ------------        ------------        ------------        ------------
Estimated net proceeds .............................      $     96,326        $    113,456        $    130,587        $    150,289
  Less:  Common Stock acquired by ESOP .............            (7,820)             (9,200)            (10,580)            (12,167)
         Common Stock acquired by
          Recognition Plan .........................            (3,910)             (4,600)             (5,290)             (6,084)
                                                          ------------        ------------        ------------        ------------
Estimated net proceeds as adjusted .................      $     84,596        $     99,656        $    114,717        $    132,038
                                                          ============        ============        ============        ============
Consolidated net income:
  Historical net income ............................      $      8,640        $      8,640        $      8,640        $      8,640
  Pro forma income on net proceeds .................             2,922               3,422               3,962               4,560
  Pro forma ESOP adjustments(1) ....................              (316)               (372)               (428)               (492)
  Pro forma Recognition Plan adjustments(2) ........              (475)               (558)               (642)               (739)
                                                          ------------        ------------        ------------        ------------
Pro forma net income ...............................      $     10,711        $     11,152        $     11,532        $     11,969
                                                          ============        ============        ============        ============

Per share income:
   Historical net income ...........................      $       0.48        $       0.41        $       0.36        $       0.31
   Pro forma income on net proceeds ................              0.17                0.17                0.17                0.17
   Pro forma ESOP adjustments(1) ...................             (0.02)              (0.02)              (0.02)              (0.02)
   Pro forma Recognition Plan adjustment(2) ........             (0.03)              (0.03)              (0.03)              (0.03)
                                                          ------------        ------------        ------------        ------------
Pro forma net income per share .....................      $       0.60        $       0.53        $       0.48        $       0.43
                                                          ============        ============        ============        ============

Number of shares used in per share
  income calculations(7): ..........................        17,944,757          21,111,483          24,278,207          27,919,933

Stockholders' equity(6):
  Historical .......................................      $     84,832        $     84,832        $     84,832        $     84,832
  Estimated net proceeds(3) ........................            96,326             113,456             130,587             150,289
  Less:  Common stock acquired by ESOP(1) ..........            (7,820)             (9,200)            (10,580)            (12,167)
         Common stock acquired by
          Recognition Plan(2) ......................            (3,910)             (4,600)             (5,290)             (6,084)
                                                          ------------        ------------        ------------        ------------
    Pro forma stockholders' equity(5) ..............      $    169,428        $    184,488        $    199,549        $    216,870
                                                          ============        ============        ============        ============

Stockholders' equity per share(6):
  Historical .......................................      $       4.63        $       3.94        $       3.43        $       2.98
  Estimated net proceeds(3) ........................              5.27                5.27                5.27                5.27
  Less:  Common Stock acquired by ESOP(1) ..........             (0.43)              (0.43)              (0.43)              (0.43)
         Common Stock acquired by
          Recognition Plan(2) ......................             (0.21)              (0.21)              (0.21)              (0.21)
                                                          ------------        ------------        ------------        ------------
Pro forma stockholders' equity
  per share(4)(5)(7) ...............................      $       9.26        $       8.57        $       8.06        $       7.62
                                                          ============        ============        ============        ============
Offering price as a percent of pro forma
 shareholders' equity per share(4) .................            107.99%             116.69%             124.07%             131.23%


                                                                            For the Nine Months Ended June 30, 1997
                                                         ---------------------------------------------------------------------------
                                                                                                                      Maximum As
                                                             Minimum           Midpoint            Maximum             Adjusted
                                                            9,755,000         11,500,000          13,225,000          15,208,750
                                                             Shares              Shares             Shares              Shares
                                                           $10.00 per          $10.00 per         $10.00 per          $10.00 per
                                                              share               share              share               share
                                                              -----               -----              -----               -----
                                                                        (Dollars in thousands except per data share)
Gross proceeds .....................................      $     97,750        $    115,000        $    132,250        $    152,088
  Less: estimated offering expenses ................             1,424               1,544               1,663               1,799
                                                          ------------        ------------        ------------        ------------
Estimated net proceeds .............................      $     96,326        $    113,456        $    130,587        $    150,289
  Less:  Common Stock acquired by ESOP .............            (7,820)             (9,200)            (10,580)            (12,167)
         Common Stock acquired by
          Recognition Plan .........................            (3,910)             (4,600)             (5,290)             (6,084)
                                                          ------------        ------------        ------------        ------------

Estimated net proceeds as adjusted .................      $     84,596        $     99,656        $    114,717        $    132,038
                                                          ============        ============        ============        ============

Consolidated net income:
  Historical net income ............................      $      9,817        $      9,817        $      9,817        $      9,817
  Pro forma income on net proceeds .................             2,241               2,640               3,039               3,498
  Pro forma ESOP adjustments(1) ....................              (237)               (279)               (321)               (369)
  Pro forma Recognition Plan adjustments(2) ........              (356)               (419)               (482)               (554)
                                                          ------------        ------------        ------------        ------------
Pro forma net income ...............................      $     11,465        $     11,759        $     12,053        $     12,392
                                                          ============        ============        ============        ============

Per share income:
   Historical net income ...........................      $       0.55        $       0.47        $       0.41        $       0.34
   Pro forma income on net proceeds ................              0.12                0.12                0.12                0.12
   Pro forma ESOP adjustments(1) ...................             (0.01)              (0.01)              (0.01)              (0.01)
   Pro forma Recognition Plan adjustment(2) ........             (0.02)              (0.02)              (0.02)              (0.02)
                                                          ------------        ------------        ------------        ------------
Pro forma net income per share .....................      $       0.64        $       0.56        $       0.50        $       0.43
                                                          ============        ============        ============        ============

Number of shares used in per share
  income calculations(7): ..........................        17,907,412          21,067,547          24,277,680          27,881,827

Stockholders' equity(6):
  Historical .......................................      $     93,706        $     93,706        $     93,706        $     93,706
  Estimated net proceeds(3) ........................            96,326             113,456             130,587             150,289
  Less:  Common stock acquired by ESOP(1) ..........            (7,820)             (9,200)            (10,580)            (12,167)
         Common stock acquired by
          Recognition Plan(2) ......................            (3,910)             (4,600)             (5,290)             (6,084)
                                                          ------------        ------------        ------------        ------------
    Pro forma stockholders' equity .................      $    178,302        $    193,362        $    208,423        $    225,744
                                                          ============        ============        ============        ============

Stockholders' equity per share(6):
  Historical .......................................      $       5.12        $       4.35        $       3.78        $       3.29
  Estimated net proceeds(3) ........................              5.26                5.27                5.28                5.28
  Less:  Common Stock acquired by ESOP(1) ..........             (0.43)              (0.43)              (0.43)              (0.43)
         Common Stock acquired by
          Recognition Plan(2) ......................             (0.21)              (0.21)              (0.21)              (0.21)
                                                          ------------        ------------        ------------        ------------
Pro forma stockholders' equity per
 share (4)(5)(7) ...................................      $       9.74        $       8.98        $       8.42        $       7.93
                                                          ============        ============        ============        ============

Offering price as a percent of pro forma
  stockholders equity per share(4) .................            102.67%             111.36%             118.76%             126.10%

(1) It is assumed that up to 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares are expected to be borrowed by the ESOP from the net proceeds from the Conversion retained by Bancshares. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal installments of principal and interest over a 15-year period. However, assuming Bancshares makes the ESOP loan, interest income earned by Bancshares on the ESOP debt will offset the interest paid by the Bank. The amount of ESOP debt, which is equivalent to the cost of unallocated common stock held by the ESOP, is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by Bancshares would be expected to increase.

     For purposes of this table, the purchase price of $10.00 per share was utilized to calculate ESOP expense. Bancshares intends to record compensation expense related to the ESOP in accordance with American Institute of Certified Public Accountants, Statement of Position 93-6 ("SOP 93-6"). As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also requires that, for the earnings per share computations for leveraged ESOPs, outstanding shares include only such shares as have been committed to be released to participants. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

(2) Assuming the receipt of shareholder approval at an annual or special meeting of shareholders to be held at least six months following the consummation of the Conversion, the Bank and Bancshares intend to implement the Recognition Plan. Assuming such approval, the Recognition Plan will eventually purchase an amount of shares equal to 4% of the shares of
     Conversion Stock issued in the Offerings for issuance to directors, officers and employees of Bancshares and the Bank. Such shares may be purchased from authorized and unissued shares or on the open market. Bancshares currently intends that the shares be purchased on the open market at the assumed purchase price of $10.00, and that the estimated net conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. The Common Stock to be purchased by the Recognition Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Recognition Plan vest over five years, an expense will be recognized as well as a corresponding reversal in the reduction in capital. In the event that authorized but unissued shares are issued in connection with the Recognition Plan as opposed to acquired in the open market, the interests of existing shareholders will be diluted. Assuming that 11,500,000 shares of Common Stock are issued in the Conversion and that all awards under the Recognition Plan are from authorized but unissued shares, Bancshares estimates that the per share book value for the Common Stock would be increased $0.03 per share, or 0.4% and earnings per share would be diluted $0.02 per share, or 3.8% on a pro forma basis as of September 30, 1996.

(3) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP, which purchases are to be funded by Bancshares, have been deducted from net proceeds.

(4) Historical pro forma equity per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP and Recognition Plan shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated.

(5) "Book value" represents the difference between the stated amounts of the Company's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established by the Bank for the benefit of Eligible and Supplemental
     Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Bank's bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "THE CONVERSION -- Effects of Conversion" and "REGULATION -- Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

(6) The retained earnings of the Bank will be substantially restricted after the Conversion. See "REGULATION -- Capital Requirements." Dividends will also be restricted in that the Bank may not declare a dividend that would be a return of capital for one year after the Conversion. See "DIVIDEND POLICY." Direct costs beyond estimated offering expenses related to the sale of Common Stock, if the Offerings are completed, will be recorded as a reduction in proceeds and applied to paid in capital. If the Conversion is not consummated, such costs will be charged to expenses. At June 30, 1997 no such costs had been incurred. The Common Stock of Bancshares is being offered in the Conversion. At the Conversion, the Bank will establish a liquidation account, which will also act as a restriction on earnings. See "THE CONVERSION -- Liquidation Account."

(7) The number of shares used in the per share income calculations reflect historical shares as adjusted for the Exchange Distribution, shares issued in the Offerings, and incremental shares related to existing stock options as adjusted for the Exchange Distribution considered for EPS purposes under the Treasury stock method. No effect has been given in the stockholders' equity tables to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans.



                          HARBOR FLORIDA BANCORP, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

         The consolidated condensed statements of earnings of Harbor Florida Bancorp, Inc., its wholly owned subsidiary, Harbor Federal Savings Bank, and the Bank's subsidiaries for the years ended September 30, 1996, 1995 and 1994 have been derived from the consolidated financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The condensed statement of earnings for the nine month periods ending June 30, 1997 and 1996 are unaudited, and in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. The results of the operations for the nine month periods ended June 30, 1997 and 1996 are not necessarily indicative of results that may be expected for a fiscal year. The condensed statements of earnings should be read in conjunction with the audited consolidated financial statements and notes thereto contained herein beginning on page F-1.


                                      Nine Months
                                     Ended June 30,         Years Ended September 30
                                 -------------------    -------------------------------
                                    1997       1996       1996         1995       1994
                                    ----       ----       ----         ----       ----
                                                      (In thousands)
Interest income ..............     62,805     54,471      74,357      64,884     56,084
                                 --------   --------    --------    --------   --------
Interest expense .............     33,382     28,653      39,114      33,280     26,276
                                 --------   --------    --------    --------   --------
 Net interest income .........     29,423     25,818      35,243      31,604     29,808
Provision for (recovery
 of) loan losses .............        456       (149)        (76)        460      1,553
                                 --------   --------    --------    --------   --------
Net interest income
 after provision for
 (recovery of) loan
 losses ......................     28,967     25,967      35,319      31,144     28,255
                                 --------   --------    --------    --------   --------
Other income .................      2,895      2,141       2,885       2,907      4,069
                                 --------   --------    --------    --------   --------

Other expenses ...............     15,706     14,651      24,132      18,198     17,866
                                 --------   --------    --------    --------   --------
Income from continuing
 operations before
 income taxes, extraordinary
 item and cumulative effect of
 change in accounting
 principles ..................     16,156     13,457      14,072      15,853     14,458
Income tax expense ...........      6,339      5,207       5,432       5,958      5,254
                                 --------   --------    --------    --------   --------
Income before
 extraordinary
 item and cumulative
 effect of change in
 accounting principles .......      9,817      8,250       8,640       9,895      9,204
Extraordinary item -
  Extinguishment of FHLB
  advances, net of
 income tax benefit ..........         --         --          --          --     (1,342)

Cumulative effect of
change in accounting
 principles ..................         --         --          --          --      1,935
                                 --------   --------    --------    --------   --------
Net income ...................   $  9,817   $  8,250    $  8,640    $  9,895   $  9,797
                                 ========   ========    ========    ========   ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         Management's discussion and analysis of the Bank's financial condition and results of operations is intended to provide assistance and understanding of the Bank's financial condition and results of operations. The information in this section should be read with the financial statements and the notes to financial statements beginning at page F-1. The Bank's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Bank's noninterest income consists primarily of fees and service charges, gains on sale of mortgage loans, and, depending on the period, real estate operations which have either generated income or losses. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon the adequacy of the loan loss allowance. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expenses, professional fees and federal deposit insurance premiums. Its results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.


Business Strategy

         The Bank's current business strategy has been to operate as a well-capitalized/well-reserved independent community savings bank dedicated to providing quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one-to-four family residential real estate located in the Bank's market area, consumer loans, home equity loans, mortgage-backed securities and U.S. Government and agency obligations.

         While management intends to continue emphasizing these objectives, the additional capital will allow the Bank to modify the existing operating strategy in order to achieve greater growth and profitability. Specifically, the Bank intends to: (i) increase its percentage of commercial and consumer loans and commercial deposits accounts, among other products; and (ii) expand the Bank's market area through its branch network and through its lending and deposit services. By seeking to broaden the range of its products and services offered, the Bank believes it will offset the declining margins in the competitive market for one-to-four-family loans.

         Management believes that the increased diversification of the Bank's loan portfolio may expose it to a higher degree of credit risk than is involved in the Bank's one-to-four-family residential mortgage lending activity. As a consequence of management's lending strategy, the Bank may, in future periods, depending upon conditions at that time, increase the level of its provision for loan losses as well as its provision for losses on real estate owned ("REO").

Highlights of the Bank's business strategy are as follows:

         Community-Oriented Institution. The Bank is the largest savings institution headquartered in Fort Pierce, Florida. The Bank is committed to meeting the financial needs of the community in which it operates. Management believes that the Bank is large enough to provide a full range of personal and business financial services, and yet is small enough to be able to provide such services in a personalized and efficient manner. Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank intends to maintain its community orientation by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages.

         Emphasis on Residential Mortgage Lending. Since its inception, the Bank has been a portfolio lender. The Bank has emphasized and will continue to emphasize the origination of mortgage loans secured by one-to-four-family residential properties located in its six-county market area. Such mortgage loans generally have less credit risk than loans collateralized by multifamily or commercial real estate. At June 30, 1997, one-to-four-family residential mortgage loans totaled $620.1 million, or 72.2% of the Bank's loan portfolio. Generally, the yield on mortgage loans originated by the Bank is greater than that of mortgage securities purchased by the Bank. In the future, the Bank is considering expanding its lending programs to include commercial loans in an effort to satisfy a perceived need within its market area and increase its loan portfolio. To accomplish this, the Bank may hire additional personnel experienced in commercial lending and may focus marketing efforts on smaller businesses operating in the Bank's market areas.


Asset and Liability Management

         The Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

         In addition, the Bank monitors interest rate risk exposure with the use of computerized simulation models. The computerized models simulate the effect of rising and falling interest rate levels on the Bank's net interest income and net economic value. The Bank's Board of Directors reviews the simulation results on a quarterly basis to ensure that simulated fluctuations of net interest income and net economic value remain within limits established in the Bank's interest rate risk management policy.

         The Board of Directors has established an asset/liability committee which consists of the Bank's president and senior bank officers. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

         The Bank currently utilizes the following strategies to reduce interest rate risk: (a) the Bank seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Bank sells a portion of newly originated 30 year fixed rate mortgage loans, currently $100,000 to $200,000 per month; (c) the Bank seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (d) the Bank seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Bank has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. Harbor Federal refinanced a portion of its outstanding FHLB advances in the first quarter of the fiscal year ended September 30, 1994, thereby incurring a prepayment penalty of $1.3 million (net of income tax benefit of $810,000), in order to lengthen the maturity of its liabilities at favorable rates. The Bank also maintains a high level of liquid assets consisting of shorter-term investments which are expected to increase in yield as interest rates rise.


Market Rate Analysis

         The Bank measures its interest rate sensitivity by using the computer modeling techniques described above. However, in order to encourage savings associations such as the Bank to reduce interest rate risk, in 1993 the OTS adopted a rule which would incorporate an interest rate risk ("IRR") component into its risk-based capital rules. The IRR component is a dollar amount that would be deducted from regulatory capital for the purpose of calculating an institution's risk-based capital requirement. The IRR component of regulatory capital is measured in terms of sensitivity of net portfolio value ("NPV") to a hypothetical change in interest rates. NPV is the difference between estimated future incoming and outgoing cash flows, discounted to present value, for assets, liabilities and off-balance sheet contracts. An institution's IRR would be measured as the change to its NPV as a result of a hypothetical 200 basis point instantaneous change in market interest rates. Under the OTS rule, a calculated change in NPV of more than 2% of the estimated market of an institution's assets would require the institution to deduct from its risk-based capital 50% of that excess change. In March 1995, the OTS announced that application of the revised rule was being suspended until further notice.

         The following table presents the Bank's NPV as of June 30, 1997, as calculated by the OTS, based on information provided by the Bank.


                                 NET PORTFOLIO VALUE AT JUNE 30, 1997                  NPV AS % OF PV OF ASSETS
                          ------------------------------------------------           ---------------------------
    Change in Rates       $ Amount             $ Change           % Change           NPV Ratio            Change
    ---------------       --------             --------           --------           ---------            ------
                                                       (Dollars in thousands)
       +400 bp             $55,758             $(66,566)              (54)%             5.30%               (534)bp
       +300 bp              74,167              (48,157)              (39)              6.88                (375)
       +200 bp              92,284              (30,040)              (25)              8.36                (228)
       +100 bp             108,992              (13,332)              (11)              9.66                 (98)
        Static             122,324                                                     10.64
       -100 bp             129,402                 7,078                6              11.10                   46
       -200 bp             129,198                 6,874                6              11.00                   36
       -300 bp             128,221                 5,897                5              10.84                   20
       -400 bp             130,451                 8,127                7              10.92                   29


         Based on the information above, the Bank believes that it would have been in compliance with the risk-based capital requirements of the regulations, as of June 30, 1997, if the regulation had been effective on that date. As such, a 200 basis point increase in interest rates would result in a 25% or $30.04 million decline in NPV, and the Bank would have been required to deduct $3.52 million from total capital for purposes of calculating the Bank's risk-based capital. After such deduction, the Bank would continue to be well capitalized. As of June 30, 1997, without considering the effect of the IRR component, the Bank had $85.7 million of risk-based capital, which exceeded the OTS minimum requirements by $39.3 million.

         Future interest rates or their effects on NPV or net interest income are not predictable. Nevertheless, the Bank's management does not expect current interest rates to have a material adverse effect on the Bank's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Analysis of Net Interest Income

         The Bank's earnings have historically depended primarily upon the Bank's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

         The following tables present an analysis of certain aspects of the Bank's operations during the recent periods indicated. The first table presents the average balances of, and the interest and dividends earned or paid on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees which are considered adjustments to yields.

                                                                          Nine Months Ended June 30,(1)
                                                           -----------------------------------------------------------------
                                                                         1997                          1996
                                                           -------------------------------  --------------------------------
                                      At June 30, 1997                Interest                       Interest
                                   ---------------------   Average      and                 Average    and
                                   Balance    Yield/Rate   Balance   Dividends  Yield/Rate  Balance  Dividends    Yield/Rate
                                   -------    ----------   -------   ---------  ----------  -------  ---------    ----------
                                                                            (Dollars in thousands)
Assets:
 Interest-earning assets: (2)
   Federal Funds sold .......   $   10,250      5.59%      $  8,057  $      322    5.27%  $  13,539    $    539      5.24%
   Interest-bearing
    deposits ................       15,039      5.56         31,295       1,268    5.34      25,439       1,056       5.45
   Investment securities ....       70,088      6.02         62,140       2,835    6.10      37,615       1,731       6.15
   Mortgage-backed
    securities ..............      156,559      6.68        149,398       7,354    6.56     153,157       7,661       6.67
   Mortgage loans ...........      731,670      8.41        712,095      44,537    8.34     598,256      37,996       8.47
   Other loans ..............       98,654      9.50         93,163       6,489    9.31      77,445       5,488       9.47
                                ----------      ----     ----------  ----------    ----   ---------    ---------      ----
Total interest-earning
  assets ....................    1,082,260      8.02      1,056,148       62,805   7.93     905,451      54,471       8.02
                                                ----                  ----------   ----                ---------      ----
Total noninterest
  earning assets ............       34,458                   29,485                          23,575
                                ----------               ----------                        ---------
Total assets ................    1,116,718               $1,085,633                        $929,026
                                ==========               ==========                        =========

Liabilities and
 Stockholders' Equity:
 Interest-bearing
  liabilities
   Deposits:
     Transaction accounts ...   $  138,666      1.30%    $  138,561    $   1,433   1.38%  $ 114,170    $   1,225     1.43%
     Passbook savings .......       77,467      1.73         77,936        1,023   1.76      80,028        1,145     1.91
     Official checks ........        6,098        --          5,787           --   0.00       6,719           --     0.00
     Certificate savings ....      682,673      5.47        656,187       26,485   5.40     553,230       22,854     5.52
                                ----------      ----     ----------    ---------   ----   ----------   ---------     ----
     Total deposits .........      904,904      4.48        878,471       28,941   4.40     754,147       25,224     4.47
                                ----------               ----------   ----------          ----------   ---------
   FHLB advances ............      100,000      6.02         98,059        4,397   6.00      73,303        3,364     6.13
   Other borrowings .........          449      8.79            599           44   9.51         894           65     9.52
                                ----------      ----     ----------   ----------   ----   ----------   ----------    ----

 Total interest-bearing
  liabilities ...............    1,005,353      4.64        977,129       33,382   4.57     828,344       28,653     4.62
                                                ----                  ----------   ----                 --------     ----
 Noninterest-bearing
  liabilities ...............       17,659                   19,461                          19,565
                                ----------               ----------                        --------
 Total liabilities ..........    1,023,012                  996,590                         847,909
Stockholders' equity ........       93,706                   89,043                          81,117
                                ----------               ----------                        --------
 Total liabilities and
  stockholders' equity ......   $1,116,718               $1,085,633                        $929,026
                                ==========               ==========                        ========
Net interest income
 (interest rate spread)(3) ..                   3.38                  $   29,423    3.36                 $ 25,818     3.40
                                                ----                  ==========    ----                 ========     ----
Net interest-earning
 assets (net interest
  margin)(4) ................   $   76,907      3.71     $   79,019                 3.70   $ 77,107                   3.79
                                ==========      ----     ==========                 ----   ========                   ----
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities ........                 107.65                              108.09                            109.34
                                              ------                              ------                            ------

(1) Yields and rates have been annualized for comparative purposes. The Bank reverses accrued interest to loans on nonaccrual status. Such interest is recorded as income when collected.

(2)  Average balances and rates include nonaccruing loans.

(3) Interest rate spread represents the difference between the weighted average rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.

(4) Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.


                                                                         Years Ended September 30,
                            --------------------------------------------------------------------------------------------------
                                        1996                              1995                              1994
                            ----------------------------     -------------------------------    ------------------------------
                                       Interest                          Interest                          Interest
                            Average       and      Yield/     Average       and       Yield/    Average        and      Yield/
                            Balance    Dividends    Rate      Balance    Dividends    Rate      Balance    Dividends    Rate
                            -------    ---------    ----      -------    ---------    ----      -------    ---------    ----
                                                                          (Dollars in thousands)
Assets:
 Interest-earning
  assets(1):
   Federal funds sold ..   $ 12,679   $    669     5.28%     $  8,224    $   457     5.56%      $ 18,028   $   657      3.64%
   Interest-bearing
    deposits ...........     24,062      1,320     5.49        24,899      1,412     5.67         27,350        986     3.61
   Investment securities     39,825      2,462     6.18        43,375      2,352     5.42         46,753      2,106     4.50
   Mortgage-backed
    securities .........    152,895     10,155     6.64       147,482      9,613     6.52        103,096      6,247     6.06
   Mortgage loans ......    620,166     52,237     8.42       542,127     44,883     8.28        511,774     41,189     8.05
   Other loans .........     79,875      7,514     9.41        65,308      6,167     9.44         53,894      4,899     9.09
                           --------   --------     ----      --------   --------     ----       --------   --------     ----
Total interest-earning
 assets ................    929,502     74,357     8.00       831,415     64,884     7.80        760,895     56,084     7.37
                                      --------     ----                 --------     ----                  --------     ----
Total noninterest-
 earning assets ........     24,481                            20,174                             25,222
                           --------                          --------                            -------
Total assets ...........   $953,983                          $851,589                           $786,117
                           ========                          ========                            =======

Liabilities and
 Stockholders' Equity:
 Interest-bearing
  liabilities
  Deposits:
   Transaction accounts    $118,398   $  1,724     1.46%      $108,558   $ 1,782      1.64%     $118,804     $ 1,923     1.62%
   Passbook savings ....     79,617      1,506     1.89         85,615     1,718      2.01        96,805       1,934     2.00
   Official checks .....      6,400         --      .00          4,250        --       .00         4,455          --      .00
   Certificate savings .    570,518     31,210     5.47        500,941    26,127      5.22       445,276      19,567     4.39
                           --------   --------     ----       --------   -------      ----      --------     -------     ----
   Total deposits ......    774,933     34,440     4.44        699,364     29,627     4.24       665,340     23,424      3.52
 FHLB advances .........     75,096      4,593     6.12         58,178      3,546     6.10        45,000      2,773      6.16
 Other borrowings ......        857         81     9.47          1,160        107     9.27         1,165         79      6.70
                           --------   --------    -----       --------   --------     ----      --------     ------      ----

Total interest-
 bearing liabilities ...    850,886     39,114     4.60        758,702     33,280     4.39       711,505     26,276      3.69
                                      --------                           --------                            ------
Noninterest-bearing
 liabilities ...........     20,863                             20,167                            16,461
                           --------                           --------                           -------
Total liabilities ......    871,749                            778,869                           727,966
Stockholders'equity ....     82,234                             72,720                            58,151
                           --------                           --------                           -------
Total liabilities and
 stockholders' equity ..   $953,983                           $851,589                          $786,117
                           ========                           ========                           =======
Net interest income/
 interest rate spread(2)              $ 35,243     3.40                  $ 31,604     3.42                   $29,808     3.68
                                      ========     ----                  ========     ----                   =======     ----

Net interest-earning
 assets/net interest
 margin (3) ............   $ 78,616                3.79       $ 72,713                3.80      $ 49,390                 3.92
                           ========                ----       ========                ----      ========                 ----

Interest-earning assets
 to interest-bearing
 liabilities ...........                         109.24                             109.58                             106.94
                                                 ------                             ------                             ------

---------

(1)  Average balances and rates include nonaccruing loans.

(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.

(3) Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The relationship between the volume and rates of the Bank's interest-earning assets and interest-bearing liabilities influences the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.


                          Nine Months Ended June 30,                       Years Ended September 30,
                             Increase (Decrease)                               Increase (Decrease)
                         -----------------------------    -----------------------------------------------------------
                                 1997 vs. 1996                     1996 vs. 1995                    1995 vs. 1994
                         -----------------------------    -----------------------------    -----------------------------
                          Volume      Rate       Net      Volume        Rate       Net       Volume      Rate        Net
                          ------      ----       ---      ------        ----       ---       ------      ----        ---
Interest Income:
  Interest-bearing
    deposits .........   $    12    $   (18)   $    (6)   $   194    $   (74)   $   120    $  (684)   $   910    $   226
  Investment .........     1,098          6      1,104       (202)       312        110       (166)       412        246
securities
  Mortgage-backed
    securities .......      (185)      (122)      (307)       360        182        542      2,893        473      3,366
  Mortgage loans .....     7,165       (624)     6,541      6,681        673      7,354      2,524      1,170      3,694

Nonmortgage loans:
  Commercial loans ...        15        (85)       (70)        46       (110)       (64)        14        177        191
  Consumer loans .....     1,067          5      1,072      1,305        106      1,411      1,021         56      1,077
                         -------    -------    -------    -------    -------    -------    -------    -------    -------
Total interest income      9,172       (838)     8,334      8,384      1,089      9,473      5,602      3,198      8,800
                         =======    =======    =======    =======    =======    =======    =======    =======    =======

Interest expense
Deposits:
  Transaction accounts   $   251    $   (43)   $   208    $   144    $  (202)   $   (58)   $  (165)   $    24    $  (141)
  Passbook savings ...       (29)       (93)      (122)      (114)       (98)      (212)      (225)         8       (217)
  Certificate savings      4,135       (504)     3,631      3,806      1,277      5,083      2,903      3,657      6,560
                         -------    -------    -------    -------    -------    -------    -------    -------    -------
  Total deposits .....     4,357       (640)     3,717      3,836        977      4,813      2,513      3,689      6,202
  FHLB advances ......     1,107        (74)     1,033      1,035         12      1,047        803        (31)       772
  Other borrowings ...       (19)        (2)       (21)       (26)        --        (26)        11         19         30
                         -------    -------    -------    -------    -------    -------    -------    -------    -------
Total interest expense     5,445       (716)     4,729      4,845        989      5,834      3,327      3,677      7,004
                                                          -------    -------    -------    -------    -------    -------

Net interest income ..   $ 3,727    $  (122)   $ 3,605    $ 3,539    $   100    $ 3,639    $ 2,275    $  (479)   $ 1,796
                         =======    =======    =======    =======    =======    =======    =======    =======    =======

                                                  Years Ended September 30,
                                                   Increase (Decrease)
                                          --------------------------------------
                                                      1994 vs. 1993
                                          --------------------------------------
                                            Volume         Rate           Net
                                            ------         ----           ---
Interest Income:
  Interest-bearing
    deposits ......................       $   532        $   192        $   724
  Investment ......................           624            (71)           553
securities
  Mortgage-backed
    securities ....................           656           (526)           130
  Mortgage loans ..................         1,381         (2,270)          (889)

Nonmortgage loans:
  Commercial loans ................          (446)           255           (191)
  Consumer loans ..................           445           (362)            83
                                          -------        -------        -------
Total interest income .............         3,192         (2,782)           410
                                          =======        =======        =======

Interest expense
Deposits:
  Transaction accounts ............       $    82        $  (128)       $   (46)
  Passbook savings ................            (8)          (292)          (300)
  Certificate savings .............           111         (1,231)        (1,120)
                                          -------        -------        -------
  Total deposits ..................           185         (1,651)        (1,466)
  FHLB advances ...................         1,139           (494)           645
  Other borrowings ................            19           (173)          (154)
                                          -------        -------        -------
Total interest expense ............         1,343         (2,318)          (975)
                                          -------        -------        -------

Net interest income ...............       $ 1,849        $  (464)       $ 1,385
                                          =======        =======        =======

Comparison of Operating Results of Nine Months Ended June 30, 1997 to 1996


         General. Net income for the nine months ended June 30, 1997 increased 19.0% to $9.8 million or $1.96 per share, compared to $8.3 million or $1.67 per share for the same period last year. This increase was due primarily to the growth in earning assets. The acquisition of Treasure Coast Bank, F.S.B. on June 1, 1996, increased total assets by $75 million, net loans by $62 million and deposits by $70 million.

         Net Interest Income. For the nine months ended June 30, 1997, net interest income was $29.4 million compared to $25.8 million in the comparable period in 1996. This increase was primarily the result of an increase in average interest-earning assets to $1.06 billion for the nine months ended June 30, 1997, compared to $905.9 million for the comparable period in 1996, partially offset by a decline of 4 basis points in the net interest margin. The net interest margin was 3.36% for the nine months ended June 30, 1997, compared to 3.40% for the comparable period in 1996. The increase in average interest-earning assets was primarily due to the growth in loans. The average balance of total loans increased $129.6 million to $805.3 million for the nine months ended June 30, 1997 compared to $675.7 million for the comparable period in 1996. This increase was principally due to growth in the residential loan portfolio resulting from high levels of loan originations and the acquisition of $62 million of loans as a result of the acquisition of Treasure Coast Bank, F.S.B.

         Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by the Bank, industry standards, the levels and status of past due and non-performing loans, the general economic conditions of the Bank's lending area and other factors affecting collectibility of the Bank's loan portfolio. For the nine months ended June 30, 1997, the provision for loan losses was $456,000 compared to a credit of $149,000 in the comparable period in 1996, a difference of $605,000. The increase in the provision for loan losses for the period ended June 30, 1997 as compared to the prior period was primarily due to an increase in the provision of $530,000 related to an increase in the volume of commercial real estate and consumer loans during the period, an increase in the provision of $360,000 related to downgrades of certain commercial real estate loans within pass grades, an increase in the provision of $60,000 related to net charge-offs during the period, and other minor increases. This was partially offset by a decrease in the provision of $400,000 due to a decrease in the level of adversely classified loans. The allowance for loan losses was $11.4 million and $11.0 million for June 30, 1997 and September 30, 1996, respectively. The allowance was 1.4% of total loans at both June 30, 1997 and September 30, 1996; 109.0% and 129.4% of classified loans at June 30, 1997 and September 30, 1996, respectively; and was 511.8% and 507.3% of nonperforming loans at June 30, 1997 and September 30, 1996, respectively. While the Bank's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

         Other Income. Other income increased to $2.9 million for the nine months ended June 30, 1997, from $2.1 million for the comparable period in 1996, due primarily to an increase of $393,000 in other fees and service charges, an increase of $204,000 in income from real estate operations and an increase of $202,000 in gain on sale of mortgage loans. Other fees and service charges, primarily from fees and service charges on deposit products, were $2.5 million and $2.1 million for the nine months ended June 30, 1997 and 1996, respectively. This increase was primarily due to the growth in deposits. Income from real estate operations was $23,000 for the nine months ended June 30, 1997, compared to a loss of $181,000 in the comparable period in 1996. Gain on sale of mortgage loans was $135,000 for the nine months ended June 30, 1997, compared to a loss of $67,000 in the comparable period in 1996.

         Other Expense. For the nine months ended June 30, 1997, other expense was $15.7 million compared to $14.7 million in the comparable period in 1996. The change was due primarily to an increase of $917,000 in compensation and benefits and an increase of $600,000 in other expense partially offset by a decrease of $625,000 in SAIF deposit insurance premiums. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits. The increase in other expense is primarily due to an increase of $153,000 in amortization of goodwill, an increase of $118,000 in advertising and promotion, an increase of $69,000 in data processing services and $52,000 in filing fees relating to the organization of the mid-tier holding company. The decrease in SAIF deposit insurance premiums is due to lower assessment rates resulting from The Deposit Insurance Act of 1996.

         Income Taxes. For the nine months ended June 30, 1997, income tax expense was $6.3 million compared to $5.2 million for the comparable period in 1996. The effective tax rate remained constant at 39% for both the nine months ended June 30, 1997 and 1996.

Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

         General. Net income for the year ended September 30, 1996, excluding the one-time SAIF special assessment of $2.8 million after tax, increased 16.0% to $11.5 million or $2.32 per share, compared to $9.9 million or $2.03 per share for the year ended September 30, 1995. Including the one-time SAIF special assessment, net income for the year ended September 30, 1996 was $8.6 million, or $1.75 per share. Net interest income increased 11.5% to $35.2 million for the year ended September 30, 1996 compared to $31.6 million for the year ended September 30, 1995. This increase was due to an increase in interest income of $9.4 million and an increase in interest expense of $5.8 million. Other income remained constant at $2.9 million for both of the years ended September 30, 1996 and 1995. Other expenses increased to $24.1 million for the year ended September 30, 1996 from $18.2 million for the year ended September 30, 1995, due primarily to the one-time SAIF special assessment of $4.5 million.

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


         Interest Income. Total interest income increased to $74.3 million for the year ended September 30, 1996 from $64.9 million for the year ended September 30, 1995, as a result of an increase in average interest-earning assets and an increase in the average interest rate. Average interest-earning assets increased to $929.5 million for the year ended September 30, 1996 from $831.4 million for the year ended September 30, 1995. The average rate earned on interest-earning assets increased to 8.00% for the year ended September 30, 1996 from 7.80% for the year ended September 30, 1995, an increase of 20 basis points. Interest income on loans increased $8.7 million to $59.8 million for the year ended September 30, 1996 from $51.1 million for the year ended September 30, 1995. This increase was a result of a $92.6 million increase in the average balance to $700.0 million in 1996 from $607.4 million in 1995 and an increase of 14 basis points in the average yield to 8.54% in 1996 from 8.40% in 1995. The increase in the average balance of total loans was mainly due to significant growth in the residential loan portfolio resulting from high levels of loan originations and the acquisition of $62 million of loans from Treasure Coast Bank, F.S.B. Interest income on mortgage-backed securities increased $541,000 to $10.2 million for the year ended September 30, 1996 from $9.6 million for the year ended September 30, 1995. This increase was primarily the result of a $5.4 million increase in the average balance to $152.9 million in 1996 from $147.5 million in 1995. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of adjustable and seven-year balloon securities with the proceeds from maturing investment securities and proceeds from new FHLB advances.

         Interest Expense. Total interest expense increased to $39.1 million for the year ended September 30, 1996 from $33.3 million for the year ended September 30, 1995, as a result of an increase in average interest-bearing liabilities and an increase in the average rate paid. Average interest-bearing liabilities increased to $850.9 million for the year ended September 30, 1996 from $758.7 million for the year ended September 30, 1995. The average interest rate paid on interest-bearing liabilities was 4.60% for the year ended September 30, 1996 compared to 4.39% for the year ended September 30, 1995, an increase of 21 basis points. Interest expense on deposits increased $4.8 million to $34.4 million for the year ended September 30, 1996 from $29.6 million for the year ended September 30, 1995. This increase was a result of an increase of $75.6 million in the average balance to $775.0 million in 1996 from $699.4 million in 1995 and an increase of 20 basis points in the average rate to 4.44% in 1996 from 4.24% in 1995. The increase in the average balance of deposits reflects the acquisition of $70 million of deposits from Treasure Coast Bank, F.S.B. Interest expense on FHLB advances and other borrowings increased $1.0 million to $4.7 million for the year ended September 30, 1996 from $3.7 million for the year ended September 30, 1995. This increase was the result of an increase of $16.6 million in the average balance to $75.9 million in 1996 from $59.3 million in 1995.

         Provision for Loan Losses. The provision for loan losses was a credit of $76,000 for the year ended September 30, 1996 compared to an expense of $460,000 for the year ended September 30, 1995, a difference of $536,000. The credit to the provision for loan losses for the year ended September 30, 1996 was principally comprised of a credit to the provision of $1.7 million related to a decrease in the level of classified assets compared to the prior year and $100,000 of additional net recoveries on loans during the year. This was partially offset by a charge to the provision of approximately $1.6 million due to growth primarily in the commercial real estate and consumer portfolios (which excludes loan growth associated with the acquisition of Treasure Coast) and due to the Bank's perception and the inherent risk of loans originated for these portfolios during the period, as well as the additional inherent risk of loans acquired as a result of the acquisition of Treasure Coast, and $200,000 related to downgrades of certain commercial real estate loans within pass grades. In 1995 the provision of $460,000 resulted primarily from a $1.1 million charge to the provision due to growth in the commercial real estate portfolio and increase allowance levels provided on more recent originations, and a charge to the provision of $30,000 due to an increase in the level of classified assets. Such charges were reduced by a reduction of approximately $500,000 related to upgrades of loans within pass grades and $190,000 in net loan recoveries during the period. The allowance for loan losses was at $11.0 million and $ 10.1 million for September 30, 1996 and 1995, respectively. The allowance for loan losses at September 30, 1996 includes $885,000 of allowances acquired in the Treasure Coast Bank acquisition. The allowance was 1.4% and 1.6% of total loans at September 30, 1996 and 1995, respectively, and was 129.4% and 57.6% of classified loans at September 30, 1996 and 1995, respectively.


         Other Income. Other income remained constant at $2.9 million for both the years ended September 30, 1996 and 1995. Losses from real estate operations were $301,000 for the year ended September 30, 1996 compared to $40,000 for the year ended September 30, 1995. Other income, primarily from fees and service charges on deposit products was $2.8 million and $2.6 million for the years ended September 30, 1996 and 1995, respectively.

         Other Expense. Other expense increased by $5.9 million to $24.1 million for the year ended September 30, 1996 from $18.2 million for the year ended September 30, 1995. The increase was primarily due to an expense for the one-time SAIF special assessment of $4.5 million. Payment of the SAIF assessment on deposits formerly held by Treasure Coast was charged to goodwill. Other changes included an increase of $642,000 in compensation and benefits, due primarily to wage increases, and a $341,000 increase in occupancy expense.

         Income Tax Expense. Income tax expense decreased by $526,000 to $5.4 million for the year ended September 30, 1996 from $5.9 million for the year ended September 30, 1995, due primarily to the $1.7 million tax effect of the one-time SAIF special assessment. The effective tax rates were 39% and 38% for the years ended September 30, 1996 and 1995, respectively.

Year Ended September 30, 1995 Compared to Year Ended September 30, 1994

         General. Net income for the year ended September 30, 1995 increased 1.0% to $9.9 million, or $2.03 per share, compared to $9.8 million for the year ended September 30, 1994. Net income for the year ended September 30, 1994 included two nonrecurring items that added a net of $593,000 to that year's earnings. Net interest income increased 6.0% to $31.6 million for the year ended September 30, 1995 compared to $29.8 million for the year ended September 30, 1994. This increase was due to an increase in interest income of $8.8 million and an increase in interest expense of $7 million. Other income decreased by $1.2 million to $2.9 million for the year ended September 30, 1995 from $4.1 million for the year ended September 30, 1994, primarily due to a decrease in income from real estate operations of $1.3 million. Other expenses increased to $18.2 million for the year ended September 30, 1995 from $17.9 million for the year ended September 30, 1994 as a result of an increase of $615,000 in compensation and benefits and a decrease of $438,000 in professional fees.

         Interest Income. Total interest income increased to $64.9 million for the year ended September 30, 1995 from $56.1 million for the year ended September 30, 1994, as a result of an increase in average interest-earning assets and an increase in the average interest rate. Average interest-earning assets increased to $831.4 million for the year ended September 30, 1995 from $760.9 million for the year ended September 30, 1994. The average rate earned on interest-earning assets increased to 7.80% for the year ended September 30, 1995 from 7.37% for the year ended September 30, 1994, an increase of 43 basis points. Interest income on loans increased $5 million to $51.1 million for the year ended September 30, 1995 from $46.1 million for the year ended September 30, 1994. This increase was a result of a $41.8 million increase in the average balance to $607.4 million in 1995 from $565.7 million in 1994 and an increase of 25 basis points in the average yield to 8.40% in 1995 from 8.15% in 1994. The increase in the average balance of total loans was mainly due to significant growth in the residential and consumer loan portfolios resulting from high levels of loan originations and lower levels of loan refinancings. The increase in the yield on total loans was primarily the result of adjustable rate mortgages repricing upward and the origination of loans at higher interest rates. Interest income on mortgage-backed securities increased $3.4 million to $9.6 million for the year ended September 30, 1995 from $6.2 million for the year ended September 30, 1994. This increase was primarily the result of a $44.4 million increase in the average balance to $147.5 million in 1995 from $103.1 million in 1994. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of adjustable and five and seven-year balloon securities with the proceeds from maturing investments securities and proceeds from new FHLB advances.

         Interest Expense. Total interest expense increased to $33.3 million for the year ended September 30, 1995, from $26.3 million for the year ended September 30, 1994, as a result of an increase in the average rate paid and an increase in average interest-bearing liabilities. The average interest rate paid on interest-bearing liabilities was 4.39% for the year ended September 30, 1995 compared to 3.69% for the year ended September 30, 1994, an increase of 70 basis points. Average interest-bearing liabilities increased to $758.7 million for the year ended September 30, 1995 from $711.5 million for the year ended September 30, 1994. Interest expense on deposits increased $6.2 million to $ 29.6 million for the year ended September 30, 1995 from $23.4 million for the year ended September 30, 1994. This increase was a result of an increase of 72 basis points in the average rate to 4.24% in 1995 from 3.52% in 1994 and a $34 million increase in the average balance to $699.4 million in 1995 from $665.4 million in 1994.

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



         Provision for Loan Losses. The provision for loan losses was $460,000 for the year ended September 30, 1995 compared to $1.6 million for the year ended September 30, 1994, a decrease of approximately $1.1 million. . In 1995 the provision of $460,000 resulted primarily from a $1.1 million charge to the provision due to growth in the commercial real estate portfolio, increased allowance levels provided on more recent originations and a charge to the provision of $30,000 due to an increase in the level of classified assets. Such charges were reduced by a reduction of approximately $500,000 related to upgrades of loans within pass grades and $190,000 in net loan recoveries during the period. The provision for loan losses of $1.6 million for the year ended September 30, 1994 was primarily the result of a charge for $900,000 related to the increased level of classified commercial real estate loans in 1994 and management's perception of the inherent risk of loans originated for the portfolio during that period as evidenced by the higher level of classified assets and a charge for $300,000 related to a change in the estimated loss factor applied to doubtful commercial real estate loans based on the Bank's recent history. The allowance for loan losses was at $10.1 million and $9.4 million for September 30, 1995 and 1994, respectively. The allowance was 1.6% of total loans at both September 30, 1995 and 1994, and was 57.6% and 57.4% of classified loans at September 30, 1995 and 1994, respectively. The Bank had net recoveries of $188,000 and $577,000 for the years ended September 30, 1995 and 1994, respectively.


         Other Income. Other income decreased to $2.9 million for the year ended September 30, 1995 from $4.1 million for the year ended September 30, 1994, due primarily to a decrease of $1.3 million in income from real estate operations. Income from real estate operations was a loss of $40,000 for the year ended September 30, 1995 compared to income of $1.2 million for the year ended
September 30, 1994. The income for the year ended September 30, 1994 resulted primarily from the sale of three real estate owned properties. Other income, primarily from fees and service charges on deposit products was $2.6 million and $2.5 million for the years ended September 30, 1995 and 1994, respectively.

         Other Expense. Other expense increased by $331,000 to $18.2 million for the year ended September 30, 1995 from $17.9 million for the year ended September 30, 1994. The change was primarily due to an increase of $615,000 in compensation and benefits, due primarily to the amortization of stock benefit plans and wage increases, and a $438,000 decrease in professional fees. The decrease in professional fees was due primarily to fees paid in 1994 to a consulting firm for a profit improvement and operating efficiency study.

         Income Tax Expense. Income tax expense increased $704,000 to $5.9 million for the year ended September 30, 1995 from $5.2 million for the year ended September 30, 1994. The effective tax rates were 38% and 36% for the years ended September 30, 1995 and 1994, respectively. The lower effective tax rate for 1994 is primarily due to the effect of allowable bad debt deductions.

Liquidity and Capital Resources

         The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 5% of deposits and short-term borrowings. The Bank's liquidity ratio was 18.07%, 18.79%, and 16.06% at June 30, 1997, September 30, 1996 and
September 30, 1995, respectively. It is the Bank's policy to maintain average monthly levels of liquid assets at least 50 basis points higher than the minimum requirement, primarily as a part of its asset and liability management strategy of increasing its levels of rate-sensitive interest-earning assets. At June 30, 1997, the Bank had federal funds, cash and investments which exceeded the minimum regulatory requirement. In addition, the Bank had certain investments in mortgage-backed securities aggregating $156.6 million which also qualify as liquid assets under OTS regulations. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises. The Bank's total liquidity position as of June 30, 1997 was $166.5 million, which was $120.5 million in excess of the minimum requirement of $46.0 million. The Bank's short term liquidity position at that date amounted to $63.5 million which was $9.2 million in excess of the minimum requirement of $54.3 million.

         The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the FHLB of Atlanta from time to time to hedge against future increases in prevailing deposit account interest rates. In addition, the Bank held unpledged fixed and adjustable rate mortgage-backed securities totaling $154.0 million at June 30, 1997 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank.

         Net cash provided by the Bank's operating activities (i.e., cash items affecting net income) for the nine months ended June 30, 1997, was $10.0 million. Net cash provided by the Bank's operating activities was $10.2 million, $11.1 million and $9.5 million for the years ended September 30, 1996, 1995 and 1994, respectively.

         Net cash used by the Bank's investing activities (i.e., cash receipts, primarily from its investment securities, mortgage-backed securities, and loan portfolios) for the nine months ended June 30, 1997, was $66.0 million. Net cash used by the Bank's investing activities was $86.2 million, $85.9 million and $45.3 million for the years ended September 30, 1996 1995 and 1994, respectively.

         Net cash provided by the Bank's financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for the nine months ended June 30, 1997, was $52.2 million. Net cash provided by the Bank's financing activities was $86.0 million, $66.1 million and $40.0 million for the years ended September 30, 1996, 1995 and 1994, respectively. The increase in 1996 was principally due to a $13.5 million increase in deposits and a $10.0 million increase in FHLB advances.

         The Bank's liquid assets consist primarily of investment securities, federal funds and cash. At June 30, 1997 the Bank had liquid assets of $166.5 million, with loan commitments of $27.4 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $824,000, unfunded loans in process of $28.7 million (the latter consisting primarily of residential loans in process), and $10.0 million in adjustable rate mortgage-backed securities.

Impact of Inflation and Changing Prices

         The consolidated financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

Impact of New Accounting Standards

         Accounting for Certain Investments in Debt and Equity Securities. On November 15, 1995, the Financial Accounting Standards Board (the "FASB") issued Special Report No. 155-B, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, (the "Special Report"). Pursuant to the Special Report, the Bank was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. The Bank undertook such a reassessment and, effective December 31, 1995, all investment securities were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $25.8 million and an estimated fair value of $26.0 million, resulting in a net increase to stockholders' equity for the net unrealized appreciation of $126,000, after deducting applicable income taxes of $76,000.

         Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement 125"). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Upon adoption, Statement 125 did not have a material impact on the Bank's financial position and results of operations.

         Accounting for Stock-Based Compensation. In October, 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). The adoption date of Statement 123 varies depending upon the various provisions of the statement. Statement 123 established financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a "fair value based method" of accounting for employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, Statement 123 also allows an entity to continue to measure compensation costs for those plans using the "intrinsic value based method" of accounting which the Bank currently uses. Management has determined that it will continue to use the method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees." The Bank will present required pro forma amounts and disclosures under Statement 123 beginning with the fiscal year ending September 30, 1997.

         Earnings Per Share. In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 establishes standards for computing and presenting earnings per share ("EPS"), simplifies the standards previously found in APB No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. The Bank will begin disclosing EPS in accordance with Statement 128 beginning with the quarter ended December 31, 1997.

         Reporting Comprehensive Income. In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 requires that all items recognized under accounting standards as components of comprehensive income be reported in a financial statement in equal prominence with other financial statements. Such statement will be presented by the Bank beginning with the quarter ended December 31, 1998.

         Disclosures About Segments of an Enterprise and Related Information. In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information"
("Statement 131"). Statement 131 is effective for periods beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. The Bank is required to report operating segment information, to the extent such segments are defined, beginning with the year ended September 30, 1999.


Year 2000 Considerations

         The Bank's Year 2000 Action Plan (the "Action Plan") was presented to the Board of Directors on June 25, 1997. The Action Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination Council's "The Effect of Year 2000 on Computer Systems" and is scheduled for completion by December 31, 1998, with only final testing remaining. The Systems Corporate Steering Committee is responsible for the Year 2000 Action Plan with the Board of Directors receiving Year 2000 Executive Progress Reports on a quarterly basis.

         An OTS off-site examination was conducted on September 30, 1997 and based upon the examination results, the Bank was progressing satisfactorily towards completing the Action Plan requirements.

         Based upon current findings, the Bank budgeted $712,600 for Capital Equipment in Fiscal 1998 relating to Year 2000 software and hardware issues.


                   BUSINESS OF HARBOR FLORIDA BANCSHARES, INC.

         Harbor Florida Bancshares, Inc. ("Bancshares") was organized in November of 1997 at the direction of the Board of Directors of the Bank for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion and Reorganization. It will apply to the OTS for authority to acquire 100% of the Bank Common Stock and become the savings and loan holding company for the Bank. Upon consummation of the Conversion and Reorganization, Bancshares will own only one savings association, the Bank, and will initially be a unitary savings and loan holding company. It will have no significant assets other than all of the outstanding common shares of Bank Common Stock, a loan to the ESOP and the portion of net proceeds from the Offerings retained by the Company. It will have no significant liabilities. See "USE OF PROCEEDS." Initially, the management of Bancshares and the Bank will be substantially similar and Bancshares will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. At the present time, Bancshares does not intend to employ any persons other than executive officers who are executive officers of the Bank. Bancshares will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent Bancshares expands or changes its business in the future.

         Management  believes  that the stock  holding  company  structure  will provide Bancshares with additional flexibility to diversify, its business activities through existing and newly formed subsidiaries or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and Bancshares' financial position, to take advantage of any such acquisition or expansion opportunities that arise. The initial activities of Bancshares are anticipated to be funded by the proceeds to be retained by it and the earnings thereon as well as dividends from the Bank.

         Bancshares' executive office is located at home office of the Bank at 100 S. Second Street, Fort Pierce, FL 34950 and its telephone number is (561) 461-2414.


                    BUSINESS OF HARBOR FLORIDA BANCORP, INC.


         Harbor Florida Bancorp, Inc. was formed in December, 1996 to serve as the Mid-Tier Holding Company for the Bank. The primary purpose for creation of Bancorp was to facilitate capital management through stock repurchases. Bancorp's stock is currently owned by the Mutual Holding Company and the Public Stockholders. It has not engaged in any business other than holding 100% of the Bank's common stock and has not, to date, repurchased any stock. Pursuant to the Conversion and Reorganization, Bancorp will adopt a Federal stock charter and be merged into the Bank, with the Bank as the surviving entity.

           When the Bank announced the creation of Bancorp, on October 23, 1996, management intended to use the mid-tier holding company structure to facilitate stock repurchases from time to time as part of its capital management strategy. On June 25, 1997, when the Mid-Tier Reorganization was consummated, Bancorp announced its intention to purchase Public Bancorp Shares in the open market. Subsequent to June 25, 1997, management considered repurchasing Public Bancorp Shares, and in this regard considered, among other things, market conditions, capital needs, securities regulation restrictions on the timing of repurchases, and alternative capital expenditures, and ultimately decided not to repurchase Public Bancorp Shares.

Reorganization Into Harbor Florida Bancshares

         Bancorp is a Delaware  corporation  which began its  activities on June
25, 1997. Bancorp was created under a new regulation promulgated by the OTS which allowed mutual holding companies such as the Mutual Holding Company to create mid-tier holding companies. The primary purpose for creation of mid-tier holding companies was as a capital management tool to enable the repurchases stock without any adverse tax consequences, while maintaining the mutual holding company structure. The mid-tier Reorganization was structured as a tax free reorganization as follows: (i) Bancorp, a Delaware corporation, chartered a wholly owned interim federal stock savings bank known as interim; (ii) interim was then merged with and into the Bank with the Bank as the surviving entity. As a result of the merger, the Bank became a wholly owned subsidiary of Bancorp and the shareholders of the Bank became shareholders of Bancorp with the same aggregate percentage ownership interest as their aggregate ownership of the Bank prior to the reorganization.

         OTS Conditions of Approval. The OTS approval of the mid-tier Reorganization that created Bancorp, and resulted in the Bank becoming the wholly owned subsidiary of Bancorp, was accompanied by certain conditions imposed on Bancorp while it continued to operate in a structure with majority ownership of its shares held by the Mutual Holding Company. The material conditions of the OTS approval were as follows:

          (i) No later than one year from the date of consummation of the acquisition, or June 25, 1998, Bancorp was required to obtain a federal charter from the OTS and to submit bylaws acceptable to the Director, Corporate Activities, of the OTS.

          (ii) Bancorp was made subject to the provisions of the Mutual Holding Company Regulations pertaining to minority stock issuances as if it were a former mutual savings association that reorganized into a mutual holding company structure;

         (iii) Bancorp was made subject to the same restrictions (including, but not limited to, the activities limitations) that the Mutual Holding Company is subject to under Section 10(o)(5) of the HOLA and 12 C.F.R. ss. ss. 575.11 and 575.12, as well as any other pertinent statutory and regulatory provisions, e.g. that its permissible activities would be those authorized for mutual holding companies;

          (iv) Bancorp is required to hold all of the issued and outstanding common stock of the Bank, and the Bank was not permitted to issue any other class of equity security;

          (v) Bancorp and the Bank must obtain approval from the OTS prior to issuing any securities;

          (vi) Bancorp was subject to the provisions of 12 C.F.R. Part 552, pertaining to amendments of charters and bylaws as if Bancorp were a federal stock savings association;

         (vii) Bancorp was required to cease any activity, reverse any action, or amend any provisions of its charter or bylaws, to which the OTS objects as being contrary to the MHC Regulations; and


        (viii) If the  Mutual  Holding  Company   undertakes  a  mutual-to-stock
               conversion,   OTS  policies  regarding   purchases  of  stock  in
               conversions would apply to any Public Stockholders.


         The OTS conditions are based upon the continued operation of Bancorp as part of a structure in which a mutual holding company is present. Upon the completion of the Conversion, Harbor Financial MHC will convert to an interim federal stock savings association and merge into the Bank with the Bank being the surviving entity. Further, Bancorp will also cease to exist and Bancshares will become the holding company for the Bank. Accordingly, the restrictions on the activities which Bancorp may engage, (i.e., the requirement to eliminate Bancorp's Delaware charter and adopt a federal charter, and the prohibition against issuance of any other class of security), would not be applicable.

         The office of Bancorp is located at the main  office of the Bank at 100
S. Second Street, Fort Pierce, FL 34950 and its telephone number is (561) 461-2414.

                     BUSINESS OF HARBOR FEDERAL SAVINGS BANK

General

         Harbor Federal Savings Bank ("Bank") is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans for retention in its portfolio. The Bank's principal sources of funds are deposits and principal and interest payments on loans. Its principal source of income is interest received from loans and investment and mortgage-backed securities, and its principal expenses are interest paid on deposit accounts and employee compensation and benefits.

         On June 1, 1996, the Bank acquired all of the outstanding common stock of Treasure Coast Bank, F.S.B. ("Treasure Coast"), a Florida based federal savings association, for approximately $6.8 million in cash. The acquisition was accounted for using the purchase method. Treasure Coast had assets of approximately $75 million. The Treasure Coast acquisition added 1 branch to the Bank's branch network. The results of operations of Treasure Coast from June 1, 1996 to September 30, 1996 are included in the consolidated financial statements of the Bank.

Market Area

         The Bank serves communities in six growing and diverse Florida counties. Its headquarters is in Fort Pierce, Florida, located on the eastern coast of Florida between Stuart and Daytona Beach. In addition to its headquarters, it has fourteen branch offices in St. Lucie, Indian River and Martin counties, located on Florida's "Treasure Coast." This area is characterized by both a large retirement and vacation home population and a significant agricultural economy, primarily citrus crops. The Bank has four branch offices located in Brevard County, which encompasses the "Space Coast" of the state. Brevard County has a greater industrial base fueled primarily by companies related to NASA and the John F. Kennedy Space Center. Prominent electronics concerns such as Harris Corporation are also major employers in this area. The Bank also has one branch office in Okeechobee County, an agricultural area, and three branch offices in Volusia County, where tourism and a large retirement population predominate.

Lending Activities

         General. The Bank's principal lending activity has historically been, and will continue to be for the foreseeable future, the origination of one-to-four family residential mortgage loans. Although the Bank sells some conforming loans, primarily to the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"), and has, on rare occasions, purchased whole loans and loan participations, it focuses primarily on the origination of loans and retains them in its portfolio for investment. See " -- One to Four Family Permanent Residential Mortgage Loans." The Bank also originates a substantial amount of one-to-four family residential construction and consumer loans, and, on a limited basis, consumer installment, commercial real estate and commercial business loans. Substantially all of the Bank's mortgage loans are secured by property in its market area and most of its nonmortgage loans are made to borrowers in its market area.

         The Bank offers both fixed-rate and adjustable rate mortgage ("ARM") loans. The Bank has sought to increase its origination of ARM loans to reduce its interest rate risk. However, the Bank's ability to originate ARM loans has been limited by borrower preference for fixed-rate loans in many instances, particularly in low interest rate environments.

         Loan and Mortgage - Backed Securities Portfolio Composition. The following table sets forth a summary of the composition of the Bank's loan and mortgage-backed securities portfolio by type of loan.

                                                                                September 30,
                                                    -----------------------------------------------------------------------
                                 June 30, 1997             1996                      1995                     1994
                              -------------------   ---------------------     -------------------    ----------------------
                                                               (Dollars in Thousands)
                                      Percent of               Percent of              Percent of               Percent of
                               Amount    Total      Amount        Total       Amount      Total      Amount       Total
                               ------    ----       ------        -----       ------      -----      ------       -----
Mortgage Loans
 Construction 1 - 4 Family   $ 41,417    4.82%     $ 43,994      5.46%      $ 40,634      6.07%     $ 38,473      6.28%
 Permanent 1 - 4 Family ..    620,066   72.16       584,297     72.49        487,480     72.84       456,880      74.60
 Multifamily .............     14,457    1.68        17,804      2.21         14,916      2.23        15,384       2.51
 Nonresidential ..........     53,006    6.17        41,970      5.21         31,980      4.78        25,378       4.14
 Land ....................     31,881    3.71        29,034      3.60         20,460      3.06        16,995       2.77
                               ------    ----        ------      ----         ------      ----        ------       ----
 Total Mortgage Loans ....    760,827   88.54       717,099     88.97        595,470     88.98       553,110      90.30

Other Loans
 Commercial Nonmortgage ..     11,446    1.33         8,199      1.02          8,468      1.27         8,135       1.33
 Home Improvement ........     20,670    2.40        20,679      2.56         19,198      2.87        14,823       2.42
 Manufactured Housing ....     16,046    1.87        15,784      1.96         15,045      2.25        13,461       2.19
 Other Consumer (1) ......     50,320    5.86        44,265      5.49         31,049      4.63        23,017       3.76
                               ------    ----        ------      ----         ------      ----        ------       ----
 Total Other Loans .......     98,482   11.46        88,927     11.03         73,760     11.02        59,436       9.70
                               ------   -----        ------     -----         ------     -----        ------       ----
 Total Loans Receivable ..    859,309  100.00%      806,026    100.00%       669,230    100.00%      612,546     100.00%
                                       ======                  ======                   ======                   ======
Less:
 Loans in process ........     28,727                26,788                   24,321                  22,652
 Deferred loan fees and
  discounts ..............      3,385                 3,203                    3,519                   4,054
 Allowance for loan
  losses .................     11,408                11,016                   10,083                   9,434
                               ------                ------                   ------                   -----
   Subtotal ..............     43,520                41,007                   37,923                  36,140
                               ------                ------                   ------                  ------

 Total Loans Receivable,
  Net ....................    815,789               765,019                  631,307                 576,406
                              -------               -------                  -------                 -------
 Loans Held for Sale .....      3,090                 4,870                    1,009                      25
                                -----                 -----                    -----                      --
 Mortgage-Backed
  Securities .............    156,559               153,293                  164,759                 120,099
                              -------               -------                  -------                 -------
 Total ...................   $975,438              $923,182                 $797,075                $696,530
                             ========              ========                 ========                ========

                                            September 30,
                              --------------------------------------------
                                    1993                      1992
                              ------------------      --------------------
                                            (Dollars in Thousands)
                                      Percent of                Percent of
                              Amount     Total         Amount      Total
                              ------     -----         ------      -----
Mortgage Loans
 Construction 1 - 4 Family   $ 44,250     7.57%       $ 27,357      4.91%
 Permanent 1 - 4 Family ..    428,524    73.36         413,173     74.18
 Multifamily .............     16,386     2.80          11,813      2.12
 Nonresidential ..........     23,615     4.04          26,022      4.67
 Land ....................     19,077     3.27          23,655      4.25
                               ------     ----          ------      ----
 Total Mortgage Loans ....    531,852    91.04         502,030     90.13

Other Loans
 Commercial Nonmortgage ..     10,356     1.77         14,244       2.56
 Home Improvement ........     11,574     1.98         11,367       2.04
 Manufactured Housing ....     13,064     2.24         12,558       2.26
 Other Consumer (1) ......     17,322     2.97         16,780       3.01
                --             ------     ----         ------       ----
 Total Other Loans .......     52,316     8.96         54,949       9.87
                               ------     ----         ------       ----
 Total Loans Receivable ..    584,168   100.00%       556,979    100.00%
                                        ======                   ======
Less:
 Loans in process ........     25,548                  15,915
 Deferred loan fees and
  discounts ..............      4,616                   4,041
 Allowance for loan
  losses .................      7,305                   6,029
                                -----                   -----
   Subtotal ..............     37,469                  25,985
                               ------                  ------

 Total Loans Receivable,
  Net ....................    546,699                 530,994
                              -------                 -------
 Loans Held for Sale .....        679                     151
                                  ---                     ---
 Mortgage-Backed
  Securities .............     89,535                  97,201
                               ------                  ------
 Total ...................   $636,913                $628,346
                             ========                ========

---------

(1)  Includes home equity and other second mortgage loans.

                                 ---------------

         The following table shows the maturity or period to repricing of the Bank's loan and mortgage-backed securities portfolios at June 30, 1997. Loans that have adjustable rates are shown as being due in the period in which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on loans totaled $117.5 million, $143.5 million, $99.4 million, and $144.4 million for the nine months ended June 30, 1997 and fiscal years 1996, 1995 and 1994, respectively. Loans having no stated maturity and no schedule of repayments (including delinquent loans), and demand loans are reported as due in 1997.

                                                                                                   Ten
                                                             One         Three        Five        through
                                             Within        through      through      through      twenty       Beyond
                                            one year     three years   five years   ten years      years     twenty years    Total
                                            --------     -----------   ----------   ---------      -----     ------------    -----
                                                                                 (In thousands)
Mortgage loans:
  Permanent 1 - 4 family ...............    $ 207,957     $  27,353    $  43,271    $  66,571    $ 138,460    $ 156,163    $ 639,775
  Other ................................       42,147        11,937        8,600       14,831       15,180          686       93,381
Other Loans:
  Consumer .............................       23,802        12,288       22,606       23,769        4,434           24       86,923
  Commercial ...........................        6,198           431        1,302        1,193          171        2,126       11,421
Nonperforming Loans (1) ................        2,227             0            0            0            0            0        2,227
Mortgage-Backed Securities .............       47,990        32,612       21,556       35,217       17,911        1,273      156,559
                                            ---------     ---------    ---------    ---------    ---------    ---------    ---------
Sub-Total ..............................    $ 330,321     $  84,621    $  97,335    $ 141,581    $ 176,156    $ 160,272    $ 990,286
                                            =========     =========    =========    =========    =========    =========    =========

Discount on Loans Purchased ............                                                                                       (102)
Deferred Loan Origination
  Costs and Commitment .................                                                                                     (3,301)
  Fees .................................                                                                                    (11,445)
                                                                                                                            -------
Allowance for Loan Losses ..............                                                                                  $ 975,438
                                                                                                                          =========
Total(2)(3)

---------

(1) All nonperforming loans are reported as due within one year regardless of the actual maturity term.

(2)  Amounts  reported  do  not  include   principal   repayment  or  prepayment
     assumptions.

(3)  Amounts include loans held for sale of $3.1 million as of June 30, 1997.

                                 --------------

         The  following   table  sets  forth  the  amount  of   fixed-rate   and
adjustable-rate loans at June 30, 1997 due after June 30, 1998.

                                                         Adjustable
                                           Fixed Rate       Rate          Total
                                           ----------       ----          -----
                                                      (In thousands)
Mortgage loans:
  Permanent 1 - 4 family .............      $321,209      $110,609      $431,818
  Other ..............................        38,004        13,230        51,234
Other loans:
  Consumer ...........................        63,121             0        63,121
  Commercial .........................         5,223             0         5,223
                                            --------      --------      --------
Total loans ..........................       427,557       123,839       551,396
Mortgage-backed securities ...........       108,569             0       108,569
                                            --------      --------      --------
Total ................................      $536,126      $123,839      $659,965
                                            ========      ========      ========


                                  -------------


         One-to-Four Family Permanent Residential Mortgage Loans. The Bank's primary lending activities focus on the origination of one-to-four family residential mortgage loans. The Bank generally does not originate one-to-four family residential loans on properties outside of its market area. At June 30, 1997, 72.16% of the Bank's total loan portfolio, or $620.1 million consisted of one-to-four family loans and over 95% of such loans were collateralized by properties located in the Bank's market area.

         The Bank's fixed rate loans generally are originated and underwritten according to standards that permit sales in the secondary market. However, the decision to sell depends on a number of factors including the yield and the term of the loan, market conditions, and the Bank's current portfolio position. The Bank sells a portion of newly originated 30 year fixed rate mortgage loans, currently $100,000 to $200,000 per month. In addition, the Bank sells loans under the single family Mortgage Revenue Bond Programs through local County Housing Finance Authorities. The servicing on these loans is also released.

         The Bank currently offers one-to-four family residential mortgage loans with fixed, adjustable or a combination of fixed/adjustable interest rates. Originations of fixed rate mortgage loans versus ARM loans are monitored on an ongoing basis and are affected significantly by the level of market interest rates, customer preference, the Bank's interest rate gap position, and loan products offered by the Bank's competitors. In a low interest rate environment, borrowers typically prefer fixed rate loans to ARM loans, and even if management's strategy is to emphasize ARM loans, market conditions may be such that there is greater demand for fixed rate mortgage loans.

         The Bank generates residential mortgage loan activity through local advertising, its existing customers and referrals from local real estate brokers and home builders. All loans are originated by Bank loan officers, none of whom have underwriting authority. Independent loan brokers are not used.

         Residential loans are authorized and approved under central authority by experienced underwriters. Underwriters have individual authority to approve loans up to the maximum amount of $250,000. Residential mortgage loans in excess of this amount are approved by Management individually up to $500,000 or by committee if above $500,000. The Bank also has direct endorsement authority from the Federal Housing Authority ("FHA") to allow for internal approval of FHA insured loans. FHA loans are approved under central authority by an underwriter with a "Direct Endorsement" designation from the FHA. The Bank's underwriting standards are intended to ensure that borrowers are sufficiently credit worthy, and all of the Bank's lending is subject to written underwriting policies and guidelines approved by the Bank's Board of Directors. Detailed loan applications are designed to determine the borrower's ability to repay the loan and certain information solicited in these applications is verified through the use of credit reports, financial statements and other confirmations. The Bank obtains an appraisal of substantially all of the proposed security property in connection with residential mortgage loans. Additionally, title insurance is required for all mortgage loans, except home equity loans of $50,000 or less.

         The types, amounts, terms of and security for conventional loans (those not insured or guaranteed by the U.S. government or agencies thereof, or state housing agency) originated by the Bank are significantly prescribed by federal regulation. OTS regulations limit the amount which the Bank can lend up to specified percentages of the value of the real property securing the loan, as determined by an appraisal at the time the loan is originated (referred to as "loan-to-value ratios"). The Bank makes one-to-four family home loans and other residential real estate loans with loan-to-value ratios generally of up to 80% of the appraised value of the security property. In certain circumstances loan-to-value ratios exceed 80%, in which case private mortgage insurance is generally required. A substantial part of the Bank's loan originations are made to borrowers to finance second homes for vacation use or for use as a rental property. Such loans may be considered to have a higher credit risk than loans to finance a primary residence.

         One-to-Four Family Residential Construction Loans. A part of the Bank's loan originations are to finance the construction of one-to-four family homes in the Bank's market area. At June 30, 1997 the Bank had $41.4 million in such loans, representing 4.82% of total loans. It is the Bank's policy to disburse loan proceeds as construction progresses and as inspections warrant.

         A portion of these loans are made directly to the individual who will ultimately own and occupy the home. Of these, the vast majority are structured at origination to guarantee the permanent financing to the Bank as well. As a result, although in recent years the origination of these construction loans to individuals is second in volume only to the origination of traditional loans to finance the purchase or refinance of an existing home, the significance of this type of lending to the Bank is not evident from the amount of these loans in its portfolio at any given time because these construction loans to individuals usually "roll" into permanent financing.

         Approximately one-half of the Bank's one-to-four family construction loans are to builders. In most instances these loans are also structured to guarantee permanent financing by the Bank.

         Consumer Loans. The Bank originates consumer loans as an essential element in its retail-oriented strategy. Secured consumer loans include automobile, manufactured housing, boat and truck loans, home equity and home improvement loans as well as loans secured by the borrower's deposit accounts with the Bank. The loans for manufactured housing are generally originated within quality, retirement lifestyle communities spread throughout the six county market area that feature amenities such as full service clubhouse facilities, swimming pools, and in a number of cases, golf courses. These loans are subject to the normal underwriting standards of the Bank. Loans are made on either a fixed-rate or adjustable-rate basis, with terms generally up to 20 years. A limited amount of unsecured consumer loans are also originated. At June 30, 1997 consumer-oriented loans accounted for $87.0, or 10.13% of the Bank's total loan portfolio.

         Non-Residential and Land Mortgage Loans. In the late 1980's the Bank curtailed its lending in non-residential mortgages with the exception of loans to finance the sale of the Bank's real estate acquired through foreclosure. In recent years, the Bank re-entered this market and made a total of $14.8 million, $12.9 million and $10.7 million and $4.8 million of non-residential mortgage loans in the nine months ended June 30, 1997 and for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. At June 30, 1997, nonresidential loans constituted 6.17% of the Bank's total loan portfolio. Origination of these loans plays a subordinate role to the origination of residential mortgage and consumer-related loans. Non-residential mortgage loans are offered on properties within the Bank's primary market area using both fixed or adjustable rate programs.

         Loans secured by  non-residential  real estate  generally  carry larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. This increased risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties, and the increased difficulty of evaluating and monitoring these loans. Furthermore, the repayment of loans secured by non-residential property is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. See " -- Delinquent, Nonperforming and Classified Assets."

         The Bank also originates developed building lot loans ("lot loans") secured by individual improved lots for future residential construction. Lot loans are offered with either a fixed or adjustable interest rate and with a maximum term of up to 15 years. At June 30, 1997 these loans accounted for $14.9 million, or 1.73% of the Bank's total loan portfolio.

         Other Loans. The balance of the Bank's lending consists of multi-family mortgage and commercial non-mortgage loans. At June 30, 1997 these loans represented $14.5 million, or 1.68% and $11.4 million, or 1.33%, respectively, of the Bank's total loan portfolio. The multi-family mortgage loans are secured primarily by apartment complexes. These loans are subject to the same lending limits as apply to the Bank's commercial real estate lending. The commercial non-mortgage loans represent primarily equipment and other business loans to professionals such as physicians and attorneys. These loans are an integral part of the Bank's strategy of seeking synergy between its various deposit and loan products and as a service to existing customers.

Origination and Sale of Loans

         From time to time the Bank has sold mortgage loans, primarily to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Historically, the Bank has not purchased significant amounts of loans, particularly in light of its past policy to control asset growth.

         The Bank sells a portion of newly originated 30 year fixed rate mortgage loans, in an amount currently between $100,000 to $200,000 per month. In addition, the Bank sells loans under the single family Mortgage Revenue Bond Programs through local County Housing Finance Authorities. The servicing on these loans is also released. The purpose of selling a portion of fixed rate loans from current production is to reduce interest rate risk by limiting the growth of longer term fixed rate loans in the portfolio and to generate service fee income over time.

         The following table shows total loan origination activity including mortgage-backed securities, during the periods indicated.


                                         Nine Months Ended
                                               June 30,               Years Ended September 30,
                                        --------------------      ---------------------------------
                                          1997        1996         1996          1995          1994
                                          ----        ----         ----          ----          ----
                                                             (In thousands)
Mortgage loans (gross):
  At beginning of period ...........   $ 722,173    $ 596,478    $ 596,478    $ 553,135    $ 532,531
  Mortgage loans originated:
    Construction 1-4 Family ........      45,965       43,521       59,000       51,998       58,600
    Permanent 1-4 Family ...........      59,503       66,553       85,853       51,334       76,911
    Multi-family ...................       1,390        2,748        2,935          158        2,880
    Nonresidential .................      14,763        7,999       12,941       10,700        4,848
    Land ...........................       8,564       11,994       13,384       11,812        5,593
                                       ---------    ---------    ---------    ---------    ---------

  Total mortgage loans originated(1)     130,185      132,815      174,113      126,002      148,832
  Mortgage loans acquired (2) ......          --       60,482       60,482           --           --
  Mortgage loans sold (3) ..........      (5,854)      (3,396)      (4,653)      (9,037)     (11,440)
  Principal repayments .............     (80,504)     (73,949)    (101,359)     (72,310)    (115,141)
  Mortgage loans transferred to
   real estate owned ...............      (1,995)      (1,489)      (2,626)      (1,312)      (1,647)
                                       ---------    ---------    ---------    ---------    ---------
  At end of period .................   $ 764,005    $ 710,941    $ 722,435    $ 596,478    $ 553,135
                                       =========    =========    =========    =========    =========

Other loans (gross):
  At beginning of period ...........   $  88,927    $  73,760    $  73,760    $  59,436    $  52,316
  Other loans originated ...........      46,801       38,797       52,702       40,838       36,228
  Loans acquired ...................          --        4,468        4,468           --           --
  Principal repayments .............     (37,246)     (31,587)     (42,003)     (26,514)     (29,108)
                                       ---------    ---------    ---------    ---------    ---------
  At end of period .................   $  98,482    $  85,438    $  88,927    $  73,760    $  59,436
                                       =========    =========    =========    =========    =========

Mortgage-backed securities (gross):
  At beginning of period ...........   $ 153,293    $ 164,759    $ 164,759    $ 120,099    $  89,535
  Mortgage-backed securities
   purchased .......................      31,843       19,430       29,265       65,609       64,166
  Principal repayments .............     (28,577)     (31,726)     (40,731)     (20,949)     (33,602)
                                       ---------    ---------    ---------    ---------    ---------
  At end of period .................   $ 156,559    $ 152,463    $ 153,293    $ 164,759    $ 120,099
                                       =========    =========    =========    =========    =========

---------
(1) Loans originated represent loans closed, however all loans may not be fully disbursed at time of closing.

(2) Represents loans acquired in connection with the acquisition of Treasure Coast Bank, F.S.B. in 1996.

(3)  Includes $3 million commercial land participation loan sold in 1995.

                              ---------------------

Mortgage-backed Securities


         A substantial part of the Bank's business involves investments in mortgage-backed securities issued or guaranteed by an agency of the United States government. Historically, the Bank's mortgage-backed securities portfolio has consisted primarily of pass-through mortgage participation certificates issued by FHLMC and FNMA. These pass-through certificates represent a participation interest in a pool of single-family mortgages, the principal and interest payments on which are passed from the loans' originators, through the FHLMC and FNMA that pools and packages the participation interests into the form of securities, to investors such as the Bank. The FHLMC and FNMA guarantees the payment of principal and interest. The underlying pool of mortgages can consist of either fixed-rate or adjustable-rate loans. At June 30, 1997, the Bank's portfolio of mortgage-backed securities consisted entirely of FHLMC and FNMA participation certificates. Of the $156.6 million in mortgage-backed securities at that date, $43.0 million or 27% represented adjustable-rate securities and $113.6 million or 73% represented fixed-rate securities with anticipated maturity dates from 3 months to 29 years.

         Adjustable-rate mortgage-backed securities ("ARM Securities") have periodic adjustments in the coupons based on the underlying mortgages. These periodic coupon adjustments are subject to annual and lifetime caps. The caps serve as a limit to the amount that the coupon will change during any coupon reset period. As interest rates on the mortgages underlying the ARM Securities are reset periodically (one to 12 months), the yields on these securities will gradually adjust to reflect changes in market rates. Management believes that the adjustable-rate feature of ARM Securities will help to reduce sharp fluctuations in security value that result from normal changes in interest rates.

         During periods of declining interest rates, the coupon on ARM Securities may adjust downward, resulting in lower yields and reduced income from these securities. Thus, ARM Securities may have less potential for capital appreciation as compared to fixed-rate debt securities. During periods of rising interest rates, the coupon on ARM Securities may not fully adjust upward in conjunction with changes in market rates due to annual or lifetime coupon adjustment caps. This could result in ARM Securities that depreciate in value similar to long-term, fixed-rate mortgage securities in a rising interest rate environment.

         The Bank's fixed-rate mortgage-backed securities consist of both long-term and balloon securities. The long-term securities have original maturity terms of ten, fifteen and thirty years. The balloon securities have principal and interest amortization based on a thirty-year maturity schedule with final principal balloon payments due in five years or seven years from the date of the security. Balloon mortgage-backed securities are held in the portfolio as a means of reducing the average life of the fixed-rate portfolio. A shorter average portfolio life will help reduce the interest rate risk associated with these investments. As of June 30, 1997, long-term, fixed-rate mortgage-backed securities amounted to $28.9 million and five-year and seven-year balloon mortgage-backed securities amounted to $58.6 million and $26.1 million, respectively.

         During periods of declining interest rates, fixed-rate mortgage-backed securities may have accelerated principal reductions due to increased refinancing activity on the underlying mortgage loans. The reinvestment of the accelerated principal reductions at lower prevailing rates could result in lower overall portfolio yields and income. During periods of rising interest rates, fixed-rate mortgage-backed securities will tend to depreciate in value. Thus, total returns on fixed-rate mortgage-backed securities are expected to decline as market interest rates rise.

         If the Bank purchases mortgage-backed securities at a premium, accelerated principal repayments may result in some loss of principal investment to the extent of the premium paid. Conversely, if mortgage-backed securities are purchased at a discount, accelerated principal reductions will increase current and total returns.

Delinquent, Nonperforming and Classified Assets

         Delinquent Loans. All delinquent loan results are reviewed monthly by the Bank's Board of Directors. The Bank believes it has an effective process and policy in dealing with delinquent loans.

         Residential delinquencies are handled by the Loan Collections Department. This department begins collections efforts on residential loans when a loan appears on the 15-day delinquent list. Borrowers are sent a notice to accelerate the debt when the debt is 45 days delinquent. If the delinquent account has not been corrected, foreclosure proceedings are begun generally at the 75th day of delinquency. At June 30, 1997, residential loans delinquent 90 days and longer represented .17% of the total residential loan portfolio.

         Commercial delinquent accounts are processed by the Problem Asset and Lending Departments. For commercial accounts classified as Substandard, as defined below, or worse, the Problem Asset Department has jurisdiction over the collection efforts. As with residential delinquent loans, any commercial loans 90 days past due or where the collection of the interest or full principal is considered doubtful are placed on a non-accrual basis.

         If a collection action is instituted on a consumer or commercial loan, the Bank, in compliance with the loan documents and the law, may repossess and sell the collateral security for the loan through private sales or through judicially ordered sales when necessary. Should the sale result in a deficiency owing to the Bank, the borrowers generally are pursued where such action is deemed appropriate, including recourse based on personal loan guarantees by the borrower's principals.

         The following table shows the Bank's loans delinquent 90 days or more at the dates indicated.


                                                                                              September 30,
                                                                    ----------------------------------------------------------------
                                               June 30, 1997                1996                   1995                  1994
                                             -----------------      ------------------       ----------------      -----------------
                                                                                (Dollars in thousands)
                                             Number      Amount      Number      Amount      Number     Amount     Number     Amount
                                             ------      ------      ------      ------      ------     ------     ------     ------
Mortgage loans:
  Construction and land ................          1      $  133           2      $   98           2     $   89          0     $   --
  Permanent 1 - 4 family ...............         22       1,106          23       1,196          36      2,205         22        777
  Other mortgage .......................          1         111           2         423           0         --          1        800
                                             ------      ------      ------      ------      ------     ------     ------     ------
  Total mortgage loans .................         24       1,350          27       1,717          38      2,294         23      1,577
Other loans ............................          5         113           9         132           7         70          7        109
                                             ------      ------      ------      ------      ------     ------     ------     ------
Total loans ............................         29      $1,463          36      $1,849          45     $2,364         30     $1,686
                                             ======      ======      ======      ======      ======     ======     ======     ======
Delinquent loans to
 total loans ...........................                    .18%                    .24%                   .37%                 .28%


         As of June 30,  1997,  September  30,  1996,  1995 and 1994,  $764,000,
$323,000, $1.2 million, and $1.2 million, respectively, of loans were on nonaccrual status which were not 90 days past due.

         Nonperforming Assets. The Bank also places emphasis on improving asset quality. The Bank's nonperforming assets as a percentage of total assets have decreased from .85% at September 30, 1994 to .50% at September 30, 1996. At June 30, 1997, such ratio was .46%.

         Loans 90 days past due are generally placed on non-accrual status. The Bank ceases to accrue interest on a loan once it is placed on non-accrual status, and interest accrued but unpaid at that time is charged against interest income. Additionally, any loan where it appears evident that the collection of interest is in doubt is also placed on a non-accrual status. Non-accrual loans of $500,000 or more are reviewed monthly by the Board of Directors. All loans on non-accrual status, other than those evaluated collectively for impairment, are considered to be impaired loans for purposes of Statement 114. Impaired loans having a recorded investment value of approximately $1.0 million at June 30, 1997 have been recognized in conformity with Statement 114, as amended by Statement 118. The average recorded investment in impaired loans during the nine months ended June 30, 1997 was approximately $809,000. The total allowance for loan losses related to these loans was approximately $25,000 on June 30, 1997. Interest income on impaired loans of approximately $26,000 was recognized for cash payments received in the nine months ended June 30, 1997.

         If a foreclosure action is instituted on a real estate-secured loan and the loan is not reinstated, paid in full, refinanced, or deeded back to the Bank, the property is sold at a foreclosure sale at which the Bank may be the buyer. Thereafter, such acquired property is listed in the Bank's real estate owned ("REO") account or that of a subsidiary, until the property is sold. The Bank carries REO at the lower of cost or fair value less cost to dispose. The Bank also finances the sales of REO properties. Should the foreclosure sale not produce sufficient proceeds to pay the loan balance and court costs, the Bank's attorneys, where appropriate, may pursue the collection of a deficiency judgment against the responsible borrower.

         It is the Bank's policy to try to liquidate its holdings in REO or subsidiaries on a timely basis while considering both market conditions and the cost of carrying REO properties. Upon acquisition the Bank records all REO at the lower of its fair value (less estimated costs to dispose), or cost. The fair value is based upon the most recent appraisal and management's evaluation. If the fair value of the asset is less than the loan balance outstanding, the difference is charged against the Bank's loan loss allowance prior to transferring the asset to REO. Administration of REO property is handled by the Problem Asset Department which is responsible for the sale of all residential and commercial properties. In those instances where the property may be located outside the Bank's market area or where the property, due to its nature, requires certain expertise (i.e., hotels, apartment complexes), outside management firms may be utilized.

         At the dates indicated, nonperforming assets in the Bank's portfolio were as follows:


                                                                                         September 30,
                                                 June 30,      ---------------------------------------------------------------------
                                                  1997         1996            1995           1994           1993           1992
                                                  ----         ----            ----           ----           ----           ----
                                                                             (Dollars in thousands)
Non-accrual mortgage loans:
  Delinquent less than 90 days ...........     $    741       $    323       $  1,153       $  1,175       $    292       $      0
  Delinquent 90 days or more .............        1,350          1,717          2,294          1,577          1,095          2,243
                                               --------       --------       --------       --------       --------       --------
     Total ...............................        2,091          2,040          3,447          2,752          1,387          2,243
                                               --------       --------       --------       --------       --------       --------
Non-accrual other loans:
  Delinquent less than 90 days ...........           23             --             --             --            181          1,304
  Delinquent 90 days or more .............          113            132             70            109          1,916            148
                                               --------       --------       --------       --------       --------       --------
     Total ...............................          136            132             70            109          2,097          1,452
                                               --------       --------       --------       --------       --------       --------
Total non-accrual loans ..................        2,227          2,172          3,517          2,861          3,484          3,695
Accruing loans 90 days or more
  delinquent .............................           --             --             --             --              0              0
                                               --------       --------       --------       --------       --------       --------
Total nonperforming loans ................        2,227          2,172          3,517          2,861          3,484          3,695
                                               --------       --------       --------       --------       --------       --------
Other nonperforming assets:
  Real estate owned ......................        3,620          4,830          4,643          4,530         10,990         20,618
  In-substance foreclosures ..............           --             --             --          1,488          6,957          6,955
                                               --------       --------       --------       --------       --------       --------
  Total ..................................        3,620          4,830          4,643          6,018         17,947         27,573
    Less allowance for losses ............         (724)        (1,712)        (1,857)        (2,008)        (4,792)        (4,091)
                                               --------       --------       --------       --------       --------       --------
      Total ..............................        2,896          3,118          2,786          4,010         13,155         23,482
                                               --------       --------       --------       --------       --------       --------
Total nonperforming assets ...............     $  5,123       $  5,290       $  6,303       $  6,871       $ 16,639       $ 27,177
                                               ========       ========       ========       ========       ========       ========
Nonperforming loans to total
  net loans ..............................         0.27%          0.28%          0.56%          0.50%          0.64%           .70%
Total nonperforming assets to
  total assets ...........................         0.46%          0.50%          0.71%          0.85%          2.19%          3.72%

         For the nine months ended June 30, 1997 interest income of $111,000 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the period. No interest income was actually included in net income regarding non-accrual loans during the same period.

         The Bank's policy requires that a general allowance be maintained on all REO. The Bank's periodic provisions to its allowance for losses on REO are included in income (losses) from real estate operations on its consolidated statements of earnings.

         Management evaluates each REO property on no less than a quarterly basis to assure that the net carrying value of the property on the Bank's books is no greater than the fair market value less estimated costs to dispose. When necessary, the property is written down or specific allowances are established to reduce the carrying value.


                                                    REO Allowances
                               ---------------------------------------------------
                                Nine Months Ended
                                      June 30,        Years Ended September 30,
                               -------------------   -----------------------------
                                  1997       1996      1996       1995       1994
                                  ----       ----      ----       ----       ----
                                                  (In thousands)
Beginning balance ..........   $ 1,712    $ 1,857    $ 1,857    $ 2,008    $ 4,792
Provision for (recovery of)
  losses ...................       (20)        67        117         35       (579)
Allowances for losses on REO
  acquired .................        --         21         21         --         --
Charge-offs ................      (968)      (243)      (283)      (186)    (2,205)
                               -------    -------    -------    -------    -------
Ending balance .............   $   724    $ 1,702    $ 1,712    $ 1,857    $ 2,008
                               =======    =======    =======    =======    =======

         Not included in the preceding table are gains, (losses) or recoveries on the sale of real estate owned of $93,000, ($39,000), $180,000 and $1.1 million for the nine months ended June 30, 1997 and for the years ended September 30, 1996, 1995 and 1994, respectively.

         Classified Assets. Under OTS regulations, problem assets of insured institutions are classified as either "substandard," "doubtful" or "loss." An asset is considered "substandard" if the current net worth and paying capacity of the obligor and/or the value of the collateral pledged are no longer adequate to support the loan. "Substandard" assets are characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. In addition to the classification of assets as "substandard," "doubtful," or "loss," the OTS regulations also require that assets that do not currently expose the Bank to a sufficient degree of risk to warrant one of the three foregoing classifications but which do possess credit deficiencies or potential weaknesses deserving management's close attention must be designated "special mention."

         When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish allowances for loan losses in an amount considered appropriate by management. See "-- Allowance for Loan Losses." Additionally, the institution establishes general allowances to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which can order the establishment of additional general or specific loss allowances.

         The following table presents the Bank's classified assets at the dates indicated.


                                                      September 30,
                                  June 30,     ---------------------------------
                                    1997        1996         1995         1994
                                    ----        ----         ----         ----
                                                  (In thousands)
Substandard:
 Real Estate Owned .........      $ 3,620      $ 3,897      $ 3,483      $ 5,011
 Loans .....................       10,345        8,150       16,119       14,805
                                  -------      -------      -------      -------
  Total Substandard ........       13,965       12,047       19,602       19,816
Doubtful ...................            0          192          930        1,265
Loss .......................          117          174          698          494
                                  -------      -------      -------      -------
                                  $14,082      $12,413      $21,230      $21,575
                                  =======      =======      =======      =======

                                 ---------------
Allowance for Loan Losses

         Provisions for loan losses are charged to operations as an allowance for loan losses; recognized loan losses (recoveries) are then charged (credited) to the allowance. The Bank evaluates the outstanding loan portfolio with respect to the adequacy of the allowance for loan losses at least quarterly.


         Management's policy is to provide for estimated losses on the Bank's loan portfolio based on management's evaluation of the probable losses (existing and inherent). Such evaluations are made for all major loans on which full collectibility of interest and/or principal may not be reasonably assured. The factors which the Bank considers are the estimated value of the underlying collateral, the management of the borrower, and current operating results, trends and cash flow. In addition to analyzing individual loans, management also analyzes on a regular basis its asset classification and recent loss experience on other loans to help insure that prudent general allowances are maintained on one-to-four family loans, automobile loans and home equity loans. Management periodically evaluates the allowance percentages utilized for general allowance purposes based upon delinquencies, charge-off, underwriting, and other trends.

         The Bank segregates the loan portfolio for loan loss purposes into the following broad segments: (i) Commercial Real Estate; (ii) Residential Real Estate; (iii) Commercial Business; and (iv) Consumer.


         Further, the Bank provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components: (i) general loss percentages based on historical analyses; and (ii) a supplemental portion of the allowance for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations, such as trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

         Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.


         The following tables set forth an analysis of the Bank's allowance for loan losses at the dates indicated.



                                               Nine Months Ended
                                                    June 30,                                 Years Ended September 30,
                                            ---------------------     --------------------------------------------------------------
                                               1997         1996         1996          1995         1994        1993         1992
                                               ----         ----         ----          ----         ----        ----         ----
Balance at beginning of period ..........   $ 11,016     $ 10,083     $ 10,083     $  9,434     $  7,305     $  6,029     $  4,899
Provision for (recovery of) loan losses .        456         (149)         (76)         460        1,552        1,889        2,755
Allowance for loan losses acquired(1) ...         --          885          885           --           --           --           --
Charge-offs:
  Residential ...........................       (132)         (59)        (137)        (109)         (88)        (165)        (243)
  Commercial real estate ................         --            1           --         (145)          --         (987)        (410)
  Consumer ..............................        (49)         (20)         (48)        (130)         (47)         (29)      (1,133)
  Other .................................         (3)          (1)        (180)          --           --       __(29)      __(448)
                                            --------     --------     --------     --------     --------     --------     --------
   Total charge-offs ....................       (184)         (79)        (365)        (384)        (135)      (1,210)      (2,234)
                                            --------     --------     --------     --------     --------     --------     --------

Recoveries:
  Residential ...........................         41          143          149          117           87          103          109
  Commercial real estate ................          2           85           86          270          499          134          286
  Consumer ..............................         48           66           79          133           38          139           82
  Other .................................         29           17          175           53           88        __221          132
                                            --------     --------     --------     --------     --------     --------     --------
    Total recoveries ....................        120          311          489          573          712          597          609
                                            --------     --------     --------     --------     --------     --------     --------
Balance at end of period ................   $ 11,408     $ 11,051     $ 11,016     $ 10,083     $  9,434     $  7,305     $  6,029

Allowance for loan losses
 to total loans .........................       1.40%        1.47%        1.44%        1.60%        1.64%        1.34%        1.13%
Allowance for loan losses
 to total non-performing loans ..........     511.78%      407.46%      507.25%      286.70%      329.74%      209.67%      163.17%
Allowance for loan losses
 and allowance for REO to
 total non-performing assets ............     207.49%      170.18%      181.78%      146.32%      128.86%       56.45%       32.37%
Net charge-offs to average
 loans outstanding during
 the period .............................       0.01%       (0.03)%      (0.02)%      (0.03)%      (0.10)%       0.11%        0.29%
Classified loans to total
 net loans ..............................       1.28%        1.55%        1.11%        2.78%        2.85%        2.92%        2.69%


------------

(1) Represents allowance acquired in conjunction with acquisition of Treasure Coast Bank, F.S.B. in 1996.

         The following table presents an allocation of the entire allowance for loan losses among various loan classifications and sets forth the percentage of loans in each category to total loans. The allowance shown in the table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the analysis indicates future charge-off trends.


                                                                                              September 30,
                                                                 -------------------------------------------------------------------
                                            June 30, 1997               1996                    1995                   1994
                                        ---------------------    --------------------   ---------------------   --------------------
                                          Amount   Percent(1)     Amount   Percent(1)     Amount   Percent(1)    Amount   Percent(1)
                                          ------   ----------     ------   ----------     ------   ----------    ------   ----------
                                                                           (Dollars in thousands)
Allowance at end of
 period applicable to:
 Residential .......................    $ 2,086      76.98%     $ 2,077      77.95%     $ 1,625      78.91%     $ 1,528     80.88%
 Commercial Real Estate ............      6,425      11.56        6,088      11.02        6,158      10.07        5,912      9.42
 Consumer ..........................      2,035      10.13        1,802      10.01        1,280       9.75        1,129      8.37
 Commercial Business ...............        862       1.33        1,049       1.02        1,020       1.27          865      1.33
                                        -------     ------      -------     ------      -------     ------      -------    ------
     Total .........................    $11,408     100.00%     $11,016     100.00%     $10,083     100.00%     $ 9,434    100.00%
                                        =======     ======      =======     ======      =======     ======      =======    ======


--------

(1)  Percent of loans in each category of total loans at the dates indicated.

Investment Activities

         The Bank invests primarily in overnight funds, U.S. Government and agency obligations, and FHLB of Atlanta capital stock. The Bank does not invest in derivatives, collateralized mortgage obligations or other hedging instruments.

         The table below summarizes the carrying value and estimated market value of the Bank's portfolio of investment securities at the dates indicated.


                                                                 September 30,
                                           ---------------------------------------------------------
                          June 30, 1997           1996                1995                1994
                        -----------------  -----------------   -----------------   -----------------
                        Carrying   Market  Carrying   Market   Carrying   Market   Carrying   Market
                         Value     Value     Value     Value     Value     Value     Value     Value
                         -----     -----     -----     -----     -----     -----     -----     -----
Available for sale:
  U.S. Treasury notes   $17,954   $17,954   $23,347   $23,347   $    --   $    --   $    --   $    --
  FHLB notes ........    29,452    29,452    10,031    10,031        --        --        --        --
  Other securities ..        87        87       115       115        --        --        --        --
                        -------   -------   -------   -------   -------   -------   -------   -------
    Total ...........   $47,493   $47,493   $33,493   $33,493   $    --   $    --       $--   $    --
                        =======   =======   =======   =======   =======   =======   =======   =======

Held to maturity:
  U.S. Treasury notes   $    --   $    --   $    --   $    --   $15,028   $14,970   $35,065   $34,578
  FHLB notes ........    15,000    14,994    20,000    20,016    10,000    10,159     5,021     4,936
  Other securities ..        --        --        --        --       158       158       200       200
                        -------   -------   -------   -------   -------   -------   -------   -------
    Total ...........   $15,000   $14,994   $20,000   $20,016   $25,186   $25,287   $40,286   $39,714
                        =======   =======   =======   =======   =======   =======   =======   =======

FHLB stock ..........   $ 7,595   $ 7,595   $ 7,158   $ 7,158   $ 6,064   $ 6,064   $ 5,358   $ 5,358

                                                     September 30,
                                    --------------------------------------------
                                             1993                    1992
                                    --------------------     -------------------
                                    Carrying      Market     Carrying     Market
                                     Value        Value       Value       Value
                                     -----        -----       -----       -----
Available for sale:
  U.S. Treasury notes ..........     $    --     $    --     $    --     $    --
  FHLB notes ...................          --          --          --          --
  Other securities .............          --          --          --          --
                                     -------     -------     -------     -------
    Total ......................     $    --     $    --     $    --     $    --
                                     =======     =======     =======     =======

Held to maturity:
  U.S. Treasury notes ..........     $40,036     $40,251     $ 9,986     $10,203
  FHLB notes ...................       5,044       5,056       9,888       9,927
  Other securities .............         442         442         619         619
                                     -------     -------     -------     -------
    Total ......................     $45,522     $45,749     $20,493     $20,749
                                     =======     =======     =======     =======

FHLB stock .....................     $ 5,225     $ 5,225     $ 5,206     $ 5,206

         On November 15, 1995, the FASB issued the Special Report pursuant to which the Bank was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. The Bank undertook such a reassessment and, effective December 31, 1995, all investment securities were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $25.8 million and an estimated fair value of $26.0 million, resulting in a net increase to stockholders' equity for the net unrealized appreciation of $126,000, after deducting applicable income taxes of $76,000.

         The table below presents the contractual maturities and weighted average yields of investment securities at June 30, 1997, excluding FHLB stock:


                         One Year or Less     One to Five Years   More Than Five Years          Total Investment Securities
                       -------------------   -------------------  --------------------  -----------------------------------------
                                                               (Dollars in thousands)
                                                                                         Average
                                  Weighted              Weighted             Weighted   Remaining                        Weighted
                       Carrying    Average   Carrying   Average   Carrying    Average    Years to   Carrying    Market   Average
                        Value       Yield     Value      Yield      Value      Yield     Maturity     Value     Value     Yield
                        -----       -----     -----      -----      -----      -----     --------     -----     -----     -----
U.S. Treasury
  notes ..............  $17,954      5.41%    $    0      0.00%      $0        0.00%        .5       $17,954   $17,954      5.41%
FHLB notes ...........        0      0.00     44,452      6.07        0        0.00        1.5        44,452    44,446      6.07
Other securities .....        0      0.00         87     10.00        0        0.00        1.8            87        87     10.00


Sources of Funds

         Deposits.  The Bank  offers a number  of  different  deposit  accounts, including regular savings, interest-bearing checking or NOW accounts, non-interest checking, money market deposit, term certificate accounts and individual retirement accounts.

         The Bank has twenty-two branch offices in addition to its home office in Fort Pierce. The Bank's strategy has been to have conveniently located offices in growth markets as one of its main methods of attracting funds. The Bank's deposits primarily are obtained from areas surrounding its offices. Certificate accounts in excess of $100,000 are not actively solicited nor are brokers used to obtain deposits.

         The Bank had a decline in deposit balances for several years prior to 1993. This was a strategy that the Bank used to improve its capital ratios. Much of the decline was accomplished by the closing of less profitable branches. With the Bank's improved capital position in the beginning of 1993, it made an effort to stabilize deposits and increase account balances. As part of this strategy, the Bank has upgraded a number of branch facilities and moved from leased storefronts to full service free-standing offices.

          Management believes that demand and passbook accounts are less sensitive to changes in interest rates than other types of accounts, such as certificates of deposit. As of June 30, 1997, the Bank had 23.88% of its deposits in passbook and demand accounts and 75.45% in certificates of deposit. Due to the recent low interest rate environment, the Bank has also been pricing its certificates of deposit to encourage lengthening of maturities. When management determines the levels of its deposit rates, consideration is given to local competition, U.S. Treasury securities offerings, and anticipated funding requirements.

         The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average interest rates on each category of deposits presented. Management does not believe that the use of period-end balances instead of average monthly balances produces any material difference in the information presented:


                                                                                      September 30,
                                                                --------------------------------------------------------------
                                        June 30, 1997                        1996                           1995
                                ----------------------------    ------------------------------   -----------------------------
                                                    Weighted                          Weighted                        Weighted
                                                     Average                           Average                         Average
                                                     Nominal                           Nominal                         Nominal
                                 Amount     Percent    Rate      Amount     Percent     Rate      Amount    Percent     Rate
                                 ------     -------    ----      ------     -------     ----      ------    -------    ------
                                                                  (Dollars in thousands)
Demand accounts:
 Non-interest bearing demand   $ 40,119       4.43%     N/A     $ 33,613     3.95%       N/A     $ 21,001      2.91%    N/A
 NOW accounts ..............     53,121       5.87     1.40%      54,806     6.43       1.51%      44,814      6.22    1.57%
 Money market accounts .....     45,425       5.02     2.51       42,561     5.00       2.58       36,863      5.11    2.37
                                 ------       ----     ----       ------     ----       ----       ------      ----    ----
Subtotal ...................   $138,665      15.32     1.36     $130,980    15.38       1.46     $102,678     14.24    1.53

Savings accounts:
 Passbook ..................     77,467       8.56     1.73       77,305     9.07       1.78       80,720     11.20    1.97
Certificates of deposit ....    682,674      75.45     5.46      636,907    74.77       5.37      531,601     73.73    5.60
Official checks ............      6,098        .67      N/A        6,661      .78        N/A        5,982       .83     N/A
                                  -----        ---     ----        -----      ---       ----        -----       ---    ----
Total deposits .............   $904,904     100.00%    4.47%    $851,853   100.00%      4.41%    $720,981    100.00%   4.57%
                               ========     ======     ====     ========   ======       ====     ========    ======    ====

                                        September 30,
                               --------------------------------
                                              1994
                               --------------------------------
                                                       Weighted
                                                        Average
                                                        Nominal
                                 Amount      Percent      Rate
                                 ------      -------      ----
                                    (Dollars in thousands)
Demand accounts:
 Non-interest bearing demand   $ 19,285        2.86%      N/A
 NOW accounts ..............     47,861        7.10      1.57%
 Money market accounts .....     46,550        6.91      2.42
                               --------        ----      ----
Subtotal ...................   $113,696       16.87      1.65

Savings accounts:
 Passbook ..................     92,855       13.78      2.02
Certificates of deposit ....    463,254       68.75      4.55
Official checks ............      4,025         .60       N/A
                               --------      ------      ----
Total deposits .............   $673,830      100.00%     3.69%
                               ========      ======      ====

         The following table presents, by various categories, information concerning the amounts and maturities of the Bank's time deposits on the dates indicated.



                                                                  September 30
                                        June 30,    ----------------------------------------
                                          1997         1996            1995           1994
                                         -----         ----            ----           ----
                                                            (In thousands)
0.00 - 3.00%...................        $   121      $     307       $     199      $     254
3.01 - 4.00%...................              6              1           4,360        179,914
4.01 - 5.00%...................         89,474        155,121         100,834        147,838
5.01 - 6.00%...................        545,431        378,999         234,126         76,038
6.01 - 7.00%...................         47,219        101,780         182,299         43,350
7.01 - 8.00%...................            423            603           9,174         13,135
8.01 - 9.00%...................             --              3              61          2,152
Over 9.01%.....................             --             --             548            573
Premiums on deposits
 acquired......................             --             93              --             --
                                       -------       --------        --------       --------
Total Certificate Accounts.....       $682,674       $636,907        $531,601       $463,254
                                       =======       ========        ========       ========


         At June 30, 1997, the Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:


                                          Amount
Maturity Period                       (In thousands)

3 Months or Less                          12,300
Over 3 to 6 Months                        13,436
Over 6 to 12 Months                       15,295
Over 12 Months                            20,509
                                          ------
Total                                    $61,540


         The following table contains information regarding deposit account activity for the periods shown.


                           Nine Months Ended
                                June 30,             Years Ended September 30,
                         -------------------     -------------------------------
                            1997        1996       1996        1995         1994
                            ----        ----       ----        ----         ----
                                            (Dollars in thousands)
Net increase
(decrease) before
  interest credited ..   $ 27,798    $ 21,932    $ 30,644    $ 21,118    $  2,217
Interest credited ....     25,253      22,113      30,035      26,033      20,521
Deposits acquired ....         --      70,193      70,193          --          --
                         --------    --------    --------    --------    --------

Deposit account
  increase (decrease)    $ 53,051    $114,238    $130,872    $ 47,151    $ 22,738
                         ========    ========    ========    ========    ========
Weighted average cost
  of deposits during
  the period .........       4.40%       4.47%       4.44%       4.24%       3.52%
Weighted average cost
  of deposits at end
  of period ..........       4.45%       4.38%       4.41%       4.57%       3.69%


         Borrowings. The Bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB of Atlanta"). The FHLB of Atlanta offers various fixed rate and variable rate advances to its members. Requests for advances with an original term to maturity of five years or less may be approved for any sound business purpose in which the member is authorized to engage. Requests for advances with original maturity in excess of five years may be approved only for the purpose of enabling that member to provide funds for residential housing finance. The FHLB of Atlanta underwrites each advance request based on factors such as adequacy and stability of capital position, quality and composition of assets, liquidity management, level of borrowings from all sources and other such factors. Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.


         As of June 30, 1997, the Bank had $100 million of outstanding FHLB advances. Of this amount, $70 million have remaining maturity dates of three years or longer. The remaining $30 million of FHLB advances are short-term, with maturity dates of six months or less. The bank has used the short-term FHLB advances as funding for investment securities that are classified as "Available for Sale." Management expects that the Bank's short-term advances will be renewed at similar rates and terms. However, in the event that interest rates rise in the near term, management would have the option of renewing the advances at higher rates or selling the investments and using the proceeds to pay off the short term FHLB advances. This could result in higher borrowing costs or possibly losses on the sale of investment securities.

         As of June 30, 1997, the Bank had a total credit limit of $157 million and an availability limit of $57 million with the Federal Home Loan Bank of Atlanta.

         In addition to FHLB Advances, the Bank had $153.8 million of unpledged mortgage-backed securities at June 30, 1997. These unpledged mortgage-backed securities could be used as collateral under reverse repurchase transactions with various security dealers. Such borrowing transactions could provide additional cash and liquidity to the Bank in the event of sudden or unforeseen deposit withdrawals.

         The Bank recognizes the maturity characteristics of its time deposit portfolio. Management believes that unused FHLB advances and other borrowing sources would provide sufficient funding for potential deposit withdrawals.


         In addition to advances from the FHLB of Atlanta, the Bank has also borrowed funds from Northwest Bank to fund its Employee Stock Ownership Plan. At June 30, 1997, the Bank had $449,000 in that obligation outstanding, which matures in December, 1998. From time to time the Bank has also entered into sales of securities under agreements to repurchase. At June 30, 1997 no such agreements were outstanding.

                  The following table sets forth information regarding the Bank's borrowing at and for the periods indicated:


                                                                     At or for the Nine
                                                                    Months Ended June 30,     At or for the Year Ended September 30,
                                                                   ----------------------     --------------------------------------
                                                                       1997        1996          1996          1995          1994
                                                                       ----        ----          ----          ----          ----
                                                                                            (Dollars in thousands)
FHLB Advances:
   Average Balance ...........................................     $ 98,059      $ 73,303      $ 75,096      $ 58,178      $ 45,000
   Maximum balance at any month-end ..........................      105,000        75,000        95,000        85,000        45,000
   Balance at period end .....................................      100,000        75,000        95,000        65,000        45,000
   Weighted average interest rate during the period ..........         6.00%         6.13%         6.12%         6.10%         6.16%
   Weighted average interest rate at period end ..............         6.00%         6.11%         6.02%         6.10%         6.12%

Other Borrowings:
   Average Balance ...........................................     $    599      $    894      $    857      $  1,160      $  1,165
   Maximum balance at any month-end ..........................          674           974           974         1,273         1,498
   Balance at period end .....................................          449           749           674           974         1,273
   Weighted average interest rate during the period ..........         9.51%         9.52%         9.47%         9.27%         6.70%
   Weighted average interest rate at period end ..............         8.75%         8.50%         8.50%         9.00%         8.00%

Total Borrowings:
   Average Balance ...........................................     $ 98,658      $ 74,197      $ 75,953      $ 59,338      $ 46,165
   Maximum balance at any month-end ..........................      105,674        75,974        95,974        86,273        46,498
   Balance at period end .....................................      100,449        75,749        95,674        65,974        46,273
   Weighted average interest rate during the period ..........         6.02%         6.17%         6.15%         6.16%         6.18%
   Weighted average interest rate at period end ..............         6.01%         6.13%         6.04%         6.14%         6.17%

                                 ---------------
Subsidiaries

         Federal associations generally may invest up to 2% of their assets in service corporations plus an additional 1% of assets for community purposes. In addition, federal associations such as the Bank may invest up to 50% of their regulatory capital in conforming loans to service corporations. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may directly engage.

         The Bank has two active subsidiary corporations. Appraisal Analysts, Inc. provides real estate appraisal services to the Bank as well as third parties. H. F. Development Company, Inc. serve as repositories of selected REO properties held for disposition. See " -- Delinquent, Nonperforming and Classified Assets."

         The Bank also has inactive subsidiaries, one of which is discussed below:

         CFD, Inc. One of the Bank's wholly-owned subsidiaries is CFD, Inc. CFD, Inc. is a Florida corporation which, in September 1991, filed a Chapter 7 bankruptcy in the Southern District of Florida. Until filing in the bankruptcy court CFD, Inc. had been engaged in land development and sales of land using land installment sale contracts. CFD, Inc. became a subsidiary of the Bank in 1985 as a result of the restructuring of certain nonperforming loans made by the Bank to CFD, Inc. and the transfer of CFD, Inc. stock and other assets to the Bank as a result of the restructuring of the debt.

         CFD, Inc. began land development operations in Sebring, Florida and Lake Placid, Florida in the early 1960's through a predecessor corporation, Highlands County Title and Guaranty Land Company ("Highlands Guaranty"). At that time it had no business relationship or affiliation with the Bank. Between 1983 and 1985, the Bank extended loans to CFD, Inc. which aggregated approximately $20 million. The various loans to CFD, Inc. were subsequently consolidated into a single loan and the Bank obtained a first mortgage on all land under development.

         The Bank assumed ownership of CFD, Inc. in 1985 as part of a restructuring. CFD, Inc. filed for bankruptcy in September of 1991. The bankruptcy process is still underway although it is nearing conclusion. All of the assets of CFD, Inc. have been transferred to the bankruptcy trustee for liquidation. In connection with the bankruptcy proceeding, the Bank is both a secured and unsecured creditor of CFD, Inc. During the fiscal year 1996, the Bank received a $150,000 distribution from the bankruptcy trustee. The Bank believes that it is unlikely that it will recover any significant amounts at the conclusion of the bankruptcy.

         The State of Florida has administratively dissolved CFD, Inc..

Competition


         The Bank is headquartered in the City of Fort Pierce, Florida and has 22 branch offices located within six counties on Florida's east central coast. The Bank encounters strong competition both in attracting deposits and in originating real estate and consumer loans.

         The Bank's sources of deposits are primarily derived from St. Lucie, Martin, Indian River, Brevard, Okeechobee and Volusia Counties. The six county market area contains a population of approximately 1.3 million residents, and includes a broad cross-section of demographic and economic characteristics. Like the rest of the state of Florida, the region has experienced relatively strong growth in recent years, with population growth well above national averages. Sections of the market area contain concentrations of developed areas
(residential and industrial), agricultural areas (citrus and cattle), and vacation/resort areas (along the coastline). The relatively rapid development and strong population growth has resulted in relatively large increases in new housing in recent years.

         As of March 31, 1997, the Bank's market share of deposits within the six counties totaled 6.12% while its largest competitor held 20.8%. During the fiscal years ended September 30, 1995 and September 30, 1996, the Bank recorded growth in total deposits. The Bank experienced deposit growth in all of its market area counties except Okeechobee County. This growth amounted to a 12.9% increase in deposits from September 30, 1994 to September 30, 1996. This increase in deposits includes the acquisition of Treasure Coast Bank, F.S.B. during June 1996, which added approximately $64 million to the Bank's overall funding base. Excluding these acquired deposits, the Bank's deposits increased at a rate of approximately 8% over this time period. However, the market will undergo significant consolidation when the Bank's largest competitor merges with one of the nation's largest financial institutions. This transaction is currently scheduled to close at the end of 1997.

         Most of the Bank's mortgages are secured by properties located within its six county market, with a predominance of its lending in the one to four family residential mortgages. The State of Florida has a substantial number of financial institutions, many of which have a state-wide or regional presence, and in some cases, a national presence, all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings bank, savings and loan associations and credit unions, many of which are significantly larger than the Bank and, therefore, have greater financial and marketing resources than those of the Bank. The Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies.

         The Bank competes for loans primarily through the interest rates and loan fees it charges, the types of loans it offers, and the efficiency and quality of services it provides borrowers, real estate brokers, and builders. Factors that affect competition include general and local economic conditions, current interest rate levels and volatility of the mortgage markets. Based on total assets, as of June 30, 1997, the Bank was the largest savings institution headquartered in the six county area served by the Bank.

Employees

         At June 30, 1997, the Bank had a total of 293 full-time employees and 53 part-time employees, none of whom were represented by a collective bargaining unit. The Bank considers its relations with its employees to be good.

Properties

                  The Bank conducts its business from its headquarters in Fort Pierce and through 22 branch offices. These offices are located in Brevard, Indian River, Martin, Okeechobee, St. Lucie, and Volusia counties, Florida. The net book value at June 30, 1997 of the Bank's offices was $10.1 million. The following table sets forth information regarding the Bank's offices.

                                   Year                               Lease
                Location          Opened        Owned/Leased     Expiration Date
                --------          ------        ------------     ---------------

ST. LUCIE COUNTY
----------------
MAIN OFFICE                        1934            OWNED
100 SOUTH SECOND STREET
FORT PIERCE, FL 34950

VIRGINIA AVENUE                    1968            OWNED
500 VIRGINIA AVENUE
FORT PIERCE, FL 34982

PSL MAIN                           1975            OWNED
7181 SOUTH U.S. #1
PORT ST. LUCIE, FL 34952

H.F. CENTER                        1981            OWNED
2400 S.E. MIDPORT RD.
PORT ST. LUCIE, FL 34952

LAKEWOOD PARK                      1981            OWNED
5100 TURNPIKE FEEDER RD.
FORT PIERCE, FL 34950

DARWIN SQUARE                      1991            LEASED           11/30/97
3251 S.W. PSL BLVD.
PORT ST. LUCIE, FL 34953

ORANGE BLOSSOM                     1984            OWNED
4156 OKEECHOBEE ROAD
FORT PIERCE, FL 34947

ST. LUCIE WEST                     1993            OWNED
1376 S.W. ST. LUCIE WEST
  BLVD.
PORT ST. LUCIE, FL 34986

INDIAN RIVER
------------
VERO MAIN                          1978            OWNED
655 21st STREET
VERO BEACH, FL 32960

CAUSEWAY                           1981            OWNED
1700 S.A1A
VERO BEACH, FL 32963

                                   Year                               Lease
                Location          Opened        Owned/Leased     Expiration Date
                --------          ------        ------------     ---------------
INDIAN RIVER MALL                  1997            OWNED
6080 20th STREET
VERO BEACH, FL 32966

SEBASTIAN                          1979            OWNED
13397 U.S. HIGHWAY #1
SEBASTIAN, FL 32958

MARTIN COUNTY
-------------
PALM CITY                          1978            LEASED           07/26/05
1251 S.W. 27TH STREET
PALM CITY, FL  34990

EAST OCEAN                         1981            OWNED
1500 E. OCEAN BLVD.
STUART, FL 34996

STUART MAIN                        1996            LEASED           08/15/99
789 S. FEDERAL HWY.
STUART, FL 34994

BREVARD COUNTY
--------------
PALM BAY                           1981            OWNED
5245 BABCOCK ST., N.E.
PALM BAY, FL 32905

INDIALANTIC                        1981            OWNED
305 5th AVENUE
INDIALANTIC, FL 32903

WEST MELBOURNE                     1982            OWNED
2950 W. NEW HAVEN AVENUE
MELBOURNE, FL 32904

VIERA                              1995            OWNED
100 CAPRON TRAIL
MELBOURNE, FL  32940

OKEECHOBEE COUNTY
-----------------
OKEECHOBEE                         1980            OWNED
2801 HIGHWAY #441 SOUTH
OKEECHOBEE, FL 34974

                                   Year                               Lease
                Location          Opened        Owned/Leased     Expiration Date
                --------          ------        ------------     ---------------
VOLUSIA COUNTY
--------------
NEW SMYRNA                         1988            LEASED            9/30/99
REGIONAL SHOPPING CENTER
1940 STATE ROAD #44
NEW SMYRNA BEACH, FL 32069

PORT ORANGE                        1983            OWNED
4035 NOVA ROAD
PORT ORANGE, FL 32127

ORMOND BEACH                       1984            OWNED
75 N. NOVA ROAD
ORMOND BEACH, FL 32174


         All leases are anticipated to renew upon their expiration.

         The Bank uses a data processing service located in Orlando, Florida for record keeping activities. The data processor specializes in servicing savings associations. The Bank has used this company since 1969 with a current contract that expires in 2000. All data processing equipment that is used internally by the Bank is owned by the Bank. The net book value of such data processing equipment and related software as of June 30, 1997 was $925,000.

Legal Proceedings

         There are various claims and lawsuits in which the Bank is periodically involved incident to the Bank's business. In the opinion of management, no material loss is anticipated from any such pending claims or lawsuits. The most significant of these lawsuits is described below.


         Rolo v. General Development Corporation, et al., Case No. 90-4420. The Bank and certain other entities are defendants in a class action lawsuit which was filed in May, 1991. The case was filed in the District Court for the District of New Jersey. The plaintiffs in the litigation are purchasers of parcels of developed and undeveloped land from General Development Corporation ("GDC") who allege that GDC, through fraudulent means, induced them to buy land at inflated values. The Bank is a defendant in this matter along with a number of other financial institutions, purchasers of loans in the secondary market, broker dealers, an insurance company and numerous other individuals and companies. The involvement of the Bank arises from its purchase from GDC of land sales contracts originated by GDC. The Bank, along with the other defendants, filed a motion to dismiss the case which was granted. The plaintiffs filed an appeal with the Third Circuit Court of Appeals which remanded the case to the District Court for reconsideration. The District Court entered its order dismissing the case again.

         The plaintiffs filed a motion requesting the District Court to amend the dismissal order to permit the plaintiffs to file another amended complaint. The District Court denied the plaintiff's motion. The plaintiffs appealed that order to the Third Circuit and both sides were directed to submit supplementary briefs. Management believes that the position of the plaintiffs is without merit. Management also believes that a negative outcome to the case, although unlikely, would not have a material adverse effect on the Bank.

                                   REGULATION

General

         The Bank is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Harbor Florida, as the mid-tier holding company of the Bank, is also regulated by the OTS. Specifically, the OTS has ruled that Harbor Florida has the same powers and limitations as the Mutual Holding Company. After the Conversion, Harbor Florida will be a savings and loan holding company. As the savings and loan holding company of the Bank, it is subject to federal regulation and oversight. The purpose of the regulation of Harbor Florida and other holding companies is to protect subsidiary savings associations. The Bank is a member of the SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. Being subject to this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last OTS examination of the Bank was as of January 21, 1997. When these examinations are conducted by the OTS and the FDIC, the examiners may require Harbor Florida to provide for higher general or specific loan loss reserves. All savings associations, including the Bank, are subject to a semi-annual assessment, based upon their total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended September 30, 1996, was $190,000.


         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank, Bancshares and the Mutual Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws or regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.


         In addition, the investment, lending and branching authority of the Bank is prescribed by federal law and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions.

         The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1997, the Bank's lending limit under this restriction was $13.4 million. The Bank is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

         The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions. It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6%, and a risk-based capital ratio of at least 10%), and considered healthy, pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier I risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         In order to equalize the deposit insurance premium schedules for BIF and SAIF insured institutions, the FDIC imposed a one-time special assessment on all SAIF-assessable deposits pursuant to federal legislation passed on September 30, 1996. The Bank's special assessment, which was $4,552,000, was paid in November 1996, but accrued as of September 30, 1996. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF-insured institutions pay an assessment equal to
1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 basis points no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

Regulatory Capital Requirements

         Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement, and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total tangible assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, or engaged in certain other activities solely as agent for its customers, are "includable" subsidiaries that are consolidated for capital purposes in proportion to the Bank's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.

         At June 30, 1997, the Bank had tangible capital of $78.4 million, or 7.04% of total assets, which is approximately $61.9 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, the Bank would have had tangible capital equal to 10.18%, 10.66%, and 11.14%, respectively, of adjusted total assets at June 30, 1997, which is $97.5 million, $103.8 million and $110.2 million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio.

         At June 30, 1997, the Bank had core capital equal to $78.4 million, or 7.04% of adjusted total assets, which is $45.0 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, and investment of 50% of the net proceeds in assets not excluded from core capital, the Bank would have had core capital equal to 9.92%, 10.41% and 10.89% respectively, of adjusted total assets at June 30, 1997, which is $80.1 million, $86.3 million and $92.6 million, respectively, above the requirement.

         The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

         The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings association may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed.

         On June 30, 1997, the Bank had total capital of $85.7 million. This amount was $39.3 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to the Bank of 50% of the net Conversion proceeds and the investment of those proceeds in 20% risk-weighted government securities, the Bank would have had total capital of 20.73%, 21.78% and 22.82%, respectively, of risk-weighted assets, which is above the current 8% requirement by $75.0 million, $81.4 million and $87.7 million, respectively.

         Prompt Corrective Action. The OTS and the FDIC are authorized and, under certain circumstances, required, to take certain actions against savings association that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

         As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of an association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized savings associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings association with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of an association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "THE CONVERSION -- Effects of the Conversion" and "-- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

         The OTS utilizes a three-tiered approach to permit savings associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "--Regulatory Capital Requirements."

         Generally, Tier 1 savings associations, which are savings associations that before and after the proposed distribution meet their current capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core, or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier I association and has not been notified of a need for more than normal supervision. Tier 2 savings associations, which are savings associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

         Tier 3 savings associations (which are savings associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 savings associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 savings associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. See "- Regulatory Capital Requirements."

Liquidity

         All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital

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


Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings association. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the Bank's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon savings associations for violations of either liquid asset ratio requirement. At June 30, 1997, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 18.07% and a short-term liquid assets ratio of 6.89%.

Accounting

         An OTS policy statement applicable to all savings association clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale, or trading) with appropriate documentation. The Bank is in compliance with these amended rules.

         The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

         All savings association, including the Bank, are required to meet a QTL test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Code"). Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1997, the Bank met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, such an association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See " -- Company Regulation." Recent changes in federal law have provided savings associations with a broader array of lending activities that will enable the Bank to continue to meet the QTL test but place more portfolio assets in credit card loans, educational loans and commercial loans.

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank.
An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         After the Conversion and merger, the federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional finds for investment and lending in its local community. The Bank was last examined for CRA compliance on June 9, 1997. At that time it was rated as having an "outstanding record of meeting community credit needs."

Transactions with Affiliates


         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include Bancshares, the Mutual Holding Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings association as affiliates on a case by case basis.


         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Company Regulation


         Upon completion of the Conversion and Reorganization, Bancshares will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, Bancshares is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over Bancshares and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If Bancshares acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of Bancshares and any of its subsidiaries (other than the Bank or any other SAIF insured savings association) would become subject to such restrictions unless such other savings associations each qualify as a QTL and were acquired in a supervisory acquisition.


         If the Bank fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See " --Qualified Thrift Lender Test."


         Bancshares must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law


         The stock of Bancshares is registered under the Securities and Exchange Act of 1934 (the "Exchange Act") as administered by the Securities and Exchange Commission ("SEC"). The stock of Bancorp is currently registered under the Exchange Act. After the Conversion and Reorganization, the Common Stock of Bancshares will be registered with the SEC under the Exchange Act. Bancshares will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Common Stock held by persons who are affiliates (generally officers, directors and principal stockholders) of Bancshares may not be resold without registration unless resold in accordance with certain resale restrictions. Further, affiliates may not sell Common Stock (excluding Exchange Shares) for one year following the Conversion. Thereafter, if Bancshares meets specified current public information requirements, each affiliate of Bancshares is able to sell in the public market, without registration, a limited number of shares in any three-month period.


Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1997, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See " --Liquidity."

         Savings association are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         The Bank is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs that provide collateralized borrowings (advances) to support the home financing credit function of savings associations and other stockholder members such as commercial banks and credit unions. Each FHLB serves as a reserve or central bank for its members within its assigned region. Each is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. Each makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

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



         As a member, the Bank is required to purchase and maintain stock in the FHLB of Atlanta. At June 30, 1997, the Bank had $7,595,000 in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 6.48%, and were 7.25% for calendar year 1996.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings association and to contribute to low and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

         For the year ended September 30, 1996, dividends paid by the FHLB of Atlanta to the Bank totaled $476,000. The $397,000 dividend for the nine months ended June 30, 1997 reflects an annualized rate of 7.25%.

Federal and State Taxation

         Federal Taxation. Savings associations such as the Bank that met certain definitional tests relating to the composition of assets and other conditions prescribed by the Code, are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "nonqualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) could be computed under either the experience method or the percentage of taxable income method (based on an annual election).

         Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         Since 1987, the percentage of specially-computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings association to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction). Under changes in federal tax law enacted in August 1996, the percentage bad debt deduction has been eliminated for tax years beginning after December 31, 1995. Accordingly, this method will not be available to the Bank for its tax years ending September 30, 1997, and thereafter.

         Under the percentage of taxable income method, the percentage bad debt deduction could not exceed the amount necessary to increase the balance in the reserve for qualifying real property loans to an amount equal to 6% of such loans outstanding at the end of the taxable year, or the greater of (i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits, and reserves at the beginning of the year. Through September 30, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank.

         The federal tax legislation enacted in August 1996 also imposes a requirement to recapture into taxable income the portion of the qualifying and non-qualifying loan reserves in excess of the "base-year" balances of such reserves. For the Bank, the base-year reserves are the balances as of September 30, 1988. Recapture of the excess reserves will occur over a six-year period which could begin for the Bank as early as the tax year ending September 30,

1997 (commencement of the recapture period may be delayed, however, for up to two years provided the Bank meets certain residential lending requirements). This delay of the recapture is not available to the Bank if it converts to a national bank. The Bank previously established, and will continue to maintain, a deferred tax liability with respect to its federal tax bad debt reserves in excess of the base-year balances; accordingly, the legislative changes will have no effect on total income tax expense for financial reporting purposes.

         Also, under the August 1996 legislation, the Bank's base-year federal tax bad debt reserves are "frozen" and subject to current recapture only in very limited circumstances. Generally, recapture of all or a portion of the base-year reserves will be required if the Bank pays a dividend in excess of the greater of its current or accumulated earnings and profits, redeems any of its stock, or is liquidated. The Bank has not established a deferred federal tax liability under SFAS No. 109 for its base-year federal tax bad debt reserves, as it does not anticipate engaging in any of the transactions that would cause such reserves to be recaptured.

         In addition to the regular income tax, corporations, including savings association such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings association such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         The Bank files federal income tax returns on a fiscal year basis using the accrual method of accounting.

         The Bank has not been audited by the IRS recently with respect to federal income tax returns. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank.

         Florida Taxation. Under the laws of the state of Florida, Harbor Florida and its subsidiaries are subject generally to a 5.5% tax on net income. The tax may be reduced by credit of up to 65% of the tax due as a result of certain intangible taxes.

                     MANAGEMENT OF HARBOR FLORIDA BANCSHARES


Directors and Executive Officers


         The Board of Directors of Bancshares consists of the same individuals who are the current members of the Board of Directors of the Bank. Upon the completion of the Conversion and Reorganization, the directors of Bancorp will become directors of Bancshares. See "MANAGEMENT OF THE BANK -- Directors." Each director of Bancorp has served since its incorporation in November of 1997. The directors of Bancorp serve three year staggered terms so approximately one third of the directors are elected at each annual meeting of the stockholders. The terms of the current directors of Bancorp and those of Bancshares, upon completion of the Conversion and Reorganization, are the same as their terms as directors of the Bank. Bancshares does not intend to pay its directors a fee for participation on the Board of Directors of Bancshares.

         The executive officers of Bancshares will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of Bancshares. The executive officers of Bancshares are also the executive officers of the Bank. It is not anticipated that the executive officers of Bancshares receive any renumeration in their capacity as Bancshares executive officers, nor do they currently receive renumeration as officers of Bancorp. For information regarding compensation of directors and executive officers of the Bank, see "MANAGEMENT OF THE BANK."



                             MANAGEMENT OF THE BANK

Directors


         The direction and control of the Bank is vested in the Bank's Board of Directors. The Board of Directors currently consist of seven directors. The directors are divided into three classes. Approximately one third of the directors are elected at each annual meeting of stockholders. Because Bancorp currently owns all of the issued and outstanding shares of the Bank, it, through its directors, elects directors of the Bank. This will continue after the Conversion and Reorganization after Bancorp ceases to exist and Bancshares owns all of the issued and outstanding shares of the Bank.

         The following table sets forth certain information, as of June 30, 1997, with respect to each director of the Bank.

                                            Director of the    New or Current
       Name                           Age      Bank Since     Term to Expire(*)
       ----                           ---      ----------     -----------------
Bruce R. Abernethy, Sr .........       62         1983             1999
Richard N. Bird ................       56         1997             2000
Michael J. Brown, Sr ...........       56         1977             1998
Richard K. Davis ...............       67         1978             2000
Edward G. Enns .................       64         1977             1999
Frank H. Fee, III ..............       54         1987             2000
Richard B. Hellstrom ...........       61         1988             1998

--------------------

(*)  All terms expire on the date of the Annual Meeting.

         The principal occupation for the last five years for each director of the Bank is set forth below.


Bruce R. Abernethy, Sr.  Mr. Abernethy  was  elected  to  the  Board  in   1983.
                         He  served  as  Executive  Vice  President  of the Fort
                         Pierce/St.  Lucie County  Chamber of Commerce  from May
                         1991 to May 1993. Prior to that Mr. Abernethy was operations manager for the Southern Bell Telephone
                         Company.  He  currently  resides in St.  Lucie  County,
                         Florida, and is retired.

Richard N. Bird          Mr. Bird  is  President  and principal  broker  of Bird
                         Realty broker of Bird Realty Group, Inc., a real estate brokerage firm specializing in commercial real estate in Indian River County. He is recently retired from elected office after serving sixteen years on the Indian River County Commission. Mr. Bird assisted
                         Harbor  Federal in  forming  the  Indian  River  County
                         Advisory Board and served as a member of that Board in 1996. He conducts his business in Indian River County,
                         Florida.

Michael J. Brown, Sr.    Mr. Brown has  served as  President and Chief Executive
                         Officer of Harbor Federal since 1976. He was elected to the Board in 1977. Prior to joining Harbor Federal, Mr.
                         Brown was the Chief  Financial  Officer  at  University
                         Federal Savings in Coral Gables, Florida and Prudential
                         Savings in Clayton, Missouri. Mr. Brown has served as president of the Chamber of Commerce and the Rotary
                         Club.  He has also  been a member of the  Federal  Home
                         Loan Mortgage Corporation Advisory Board.

Richard K. Davis         Mr. Davis  has  served on the Board of Directors  since
                         1978.  He is Chairman of Richard K. Davis  Construction
                         Corp., located in St. Lucie County, Florida.

Edward G. Enns           Mr. Enns  has served as a  Director  since 1977.  He is
                         the owner of the Enns Agency, a property and casualty insurance agency located in Fort Pierce, Florida. Mr.
                         Enns is a licensed real estate sales agent. He is a former County Commission Chairman of St. Lucie County,
                         Florida, and presently serves as mayor of the city of Fort Pierce.

Frank H. Fee, III        Mr. Fee  has  served  as  a  Director  since  1987.  He
                         is an attorney  and  President of the law firm of Fee &
                         Koblegard,   P.A.   which  does   business   under  the
                         registered name of Fee, Koblegard & DeRoss, a general practice law firm located in Fort Pierce, Florida. Mr.
                         Fee is also  President  of  Treasure  Coast  Abstract &
                         Title Insurance Company, an abstracting and title insuring agent firm, and is in the business of citrus and cattle production.

Richard B. Hellstrom     Mr. Hellstrom  has been  a Director  since 1988.  He is
                         shareholder and President of Lindahl, Browning, Ferrari
                         & Hellstrom, Inc., a firm specializing in civil, environmental and agricultural engineering. He conducts his business in St. Lucie County, Florida.

Executive Officers Who Are Not Directors

         The following executive officers do not serve on the Board of Directors. Apart from the Change in Control Agreements to be entered into upon consummation of the Conversion, there are no other arrangements or understandings between the Bank or Bancshares and any persons pursuant to which such person serves as an executive officer. Except as otherwise noted, they have been employed by the Bank for the last five years.

Don W. Bebber            Mr.  Bebber  is  a  Senior  Vice  President  and  Chief
                         Financial Officer. He began working for the Bank in 1982 as Controller and as Treasurer in 1986. He assumed his present position in 1990.

Robert W. Bluestone      Mr. Bluestone has been Senior Vice President for Retail
                         Banking since 1988. Prior to that he worked for the Bank as Assistant Vice President beginning in 1976, as
                         Vice President of Savings and Marketing in 1978, and as Senior Vice President of Retail Banking in 1981 until he assumed his present position.

Albert L. Fort           Mr.  Fort is Senior Vice  President  of  Marketing  and
                         Operations. Since joining the Bank in 1983, Mr. Fort has also served as Vice President of Savings and Vice
                         President of Savings/Marketing. Before joining the Bank, Mr. Fort held positions with two other savings associations.

David C. Hankle          Mr. Hankle is currently Senior Vice President of Credit
                         Administration and Commercial Lending and has held that position since 1989. Prior to this he served as Senior
                         Vice President for Banking from 1985 to 1989.

Board Meetings and Committees


         The Board of Directors meets twice a month and may have additional special meetings. During the year ended September 30, 1996, the Board met 26 times. All Directors who served as directors during the fiscal year ended September 30, 1996 attended at least 75% of Board meetings. All committee members attended at least 75% of the meetings of their respective committees. The standing committees include the following:


         Audit Committee. The Audit Committee met three times during the fiscal year ended September 30, 1996. The Audit Committee reviews the internal audit department of the Bank as well as selecting the independent auditors for the Bank. It also has oversight of the Bank's internal control structure and financial reporting as well as review of the Bank's annual audit plan. This committee currently consists of Messrs. Bird, Davis, and Fee.

         Nominating Committee. The Nominating Committee nominates candidates for vacancies for the office of director. The Committee met once in fiscal 1996 and consists of Messrs. Brown, Davis, Fee, and Hellstrom.

         Compensation Committee. The Compensation Committee met four (4) times in fiscal 1996. It reviews and discusses employee performance and prepares recommendations for annual salary adjustments and bonuses. The Committee also administers Harbor Florida's and the Bank's stock benefit plans. This committee consists of Messrs. Abernethy, Enns, and Hellstrom.

Directors' Fees

         Directors of the Bank receive a monthly fee of $1,750 for serving on the Board. Directors Abernethy, Davis and Fee defer their compensation through the Bank's Directors' Deferred Compensation Plan. In addition, each Director is covered by a Group Accident and Travel Plan at a cost of $290 per year per Director. The Chairman of the Board, Edward G. Enns, receives an additional $435 per month and the Vice-Chairman, Bruce R. Abernethy, Sr., receives an additional $200 per month. The Chairman and Vice-Chairman devote approximately 10% and 8%, respectively, of their professional time to the affairs of the Bank. President Brown receives no fees for serving on the Board of Directors.

Director Retirement Plan

         The Bank has established a Director Retirement Plan. Under this plan, non-employee directors who served on the Board of Directors for ten (10) years and have attained the age of 65 are entitled to receive annually until death a payment upon retirement equal to 2 1/2% of the average of the annual Board fee paid such directors for the last three years of service multiplied by his years of Board services (not to exceed 50% of the three year average fee). In 1996, the Board discontinued this plan on a prospective basis. Directors who were elected to the Board after 1996, such as Richard N. Bird, are not eligible to participate in this plan.

Directors' Unfunded Deferred Compensation Plan

         The Unfunded Deferred Compensation Plan for the Directors of the Bank (the "Directors' Deferred Compensation Plan") provides that a director of the Bank may elect to defer all or part of his annual director fees to fund the Directors' Deferred Compensation Plan. The plan also provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate adjusted and compounded quarterly. Amounts deferred under the Directors' Deferred Compensation Plan are distributed in annual installments over a ten year period beginning with the first day of the calendar year immediately following the year in which the director: (i) ceases to be a director; or (ii) attains the age of 65, having been a participant in the Directors' Deferred Compensation Plan for a minimum of five years; or (iii) terminates his participation in the plan. The Directors' Deferred Compensation Plan also provides methods of distribution in the event of the death of the participant as well as retirement or removal from the Board of the Bank. The Directors' Deferred Compensation Plan also holds 20,207, 22,900, and 16,000 shares of Public Harbor Florida Stock for Messrs. Abernethy, Davis and Fee, respectively. These shares were acquired by the Plan utilizing deferred annual director fees of Messrs. Abernethy, Davis and Fee.

Executive Compensation

         The following table sets forth the compensation paid to Mr. Michael J. Brown, Sr., President and Chief Executive Officer, Robert W. Bluestone, Senior Vice President - Retail Banking, David C. Hankle, Senior Vice President - Credit Administration/Commercial Lending, Don W. Bebber, Senior Vice President and Chief Financial Officer, and Albert L. Fort, Senior Vice President - Marketing/Operations. No other executive officer of the Bank served as President or earned a total salary and bonus in excess of $100,000 during these three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                        Annual Compensation                           Long Term Compensation
                                               -------------------------------------       -----------------------------------------
                                                                                           Restricted                      All Other
      Name and                                                                                Stock                      Compensaton
 Principal Position                            Year(1)      Salary($)        Bonus($)      Awards($)(2)     Options(#)       ($)(3)
 ------------------                            -------      ---------        --------      ------------     ----------       ------
Michael J. Brown, Sr                            1996        $235,550        $ 22,260        $      0           2,000        $ 98,996
President                                       1995         220,833          25,440               0               0          55,453
                                                1994         212,000               0         160,500          45,800           8,060

Robert W. Bluestone                             1996        $121,717        $ 11,780        $      0             500        $ 10,510
Senior Vice President-                          1995         116,950          11,270               0               0          10,347
Retail Banking                                  1994         112,700               0          52,920          11,940           3,089

David C. Hankle                                 1996        $120,717        $ 11,680        $      0             500        $ 14,194
Senior Vice President-                          1995         115,967          11,180               0               0          14,387
Credit Administration/                          1994         111,800               0          52,920          11,940           6,108
Commercial Lending

Don W. Bebber                                   1996        $102,917        $  9,500        $      0             500        $ 11,033
Senior Vice President-                          1995          92,500          16,000               0               0          11,047
Chief Financial Officer                         1994          80,000               0          52,910          11,940           4,622

Albert L. Fort                                  1996        $ 96,392        $  9,485        $      0             500        $ 12,286
Senior Vice President-                          1995          94,242           9,120               0               0          13,514
Marketing/Operations                            1994          90,150               0          52,900          11,940           5,995

---------------

(1)  The Bank's fiscal year ends September 30.


(2) Represents stock awards granted by the Compensation Committee pursuant to the Harbor Federal Bank Recognition and Retention Plan. The awards were granted on January 6, 1994, the date of the MHC Reorganization. One third of the shares granted under the Plan vested on each of January 6, 1995, January 6, 1996 and January 6, 1997. The value of such shares, when awarded, was determined by multiplying the number of shares awarded by the price at which the shares were sold in the Bank's public stock issuance. At September 30, 1996, Messrs. Brown, Bluestone, Hankle, Bebber and Fort held 5,350, 1,764, 1,764, 1,764 and 1,764 shares of Public Bancorp Stock, respectively, that remain subject to the Harbor Federal Bank Recognition and Retention Plan. The fair market value of such restricted stock on September 30, 1996, based on the last sale reported on the NASDAQ National Market on Monday, September 30, 1996, or $29.625 per share, was approximately $158,494, $52,259, $52,259, $52,259 and $52,289,
     respectively. These shares vested on January 6, 1997.


(3) For fiscal 1996 consists of insurance payments of $6,341, $2,499, $4,592, $4,543 and $4,520 and contributions to the Bank's Employee Stock Ownership Plan in the equivalent amount of $9,245, $8,011, $7,943, $6,490 and $6,440 for Messrs. Brown, Bluestone, Hankle, Bebber and Fort, respectively. Additionally, the Bank contributed $1,860, $1,659 and $1,326 to Messrs. Brown, Hankle and Fort, respectively, pursuant to the Bank's 401(k) Profit Sharing Plan and Trust. The Bank also contributed $81,550 to fund Mr. Brown's Supplemental Executive Retirement Plan. Other personal benefits provided by the Bank have not been listed. The aggregate amount of such benefits does not exceed the lesser of $50,000, or 10% of each named executive officers' cash compensation.

                             ----------------------

         Option Grants in Last Fiscal Year. The following table provides information on option grants in fiscal 1996 to Messrs. Brown, Bluestone, Hankle, Bebber and Fort:



                                                                                                             Potential Realizable
                                                                                                              Value at Assumed
                                                                                                             Annualized Rates of
                                                                                                                 Stock Price
                                                                                                                Appreciation
                                                                  Individual Grants                         for Option Term(1)
                                              --------------------------------------------------------    -----------------------
                                                            % of Total
                                                              Options
                                              Number of      Granted to      Exercisable
                                Date of        Options      Employees in     Price Per     Expiration
            Name               Grant(2)        Granted       Fiscal Year       Share(3)       Date             5%           10%
            ----               -------         -------       -----------       -----          ----             --           ---
Michael J. Brown, Sr.          1/6/96          2,000          44.44%          $27.00         1/7/06         $ 33,960      $86,060
Don W. Bebber                  1/6/96            500          11.11            27.00         1/7/06            8,490       21,515
Robert W. Bluestone            1/6/96            500          11.11            27.00         1/7/06            8,490       21,515
David C. Hankle                1/6/96            500          11.11            27.00         1/7/06            8,490       21,515
Albert L. Fort                 1/6/96            500          11.11            27.00         1/7/06            8,490       21,515

--------


(1) "Potential Realized Value" is disclosed in response to the Securities and Exchange commission rules which require such disclosure for illustration purposes and is based on the difference between the potential market value of shares issuable upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted by stockholders as, representations or projections of future value of Bancorp's Common Stock or Bancshares' Common Stock or of the stock price. To lend perspective to the illustrative potential realized value, if Bancorp's stock price increased 5% per year for ten years from its closing price on Friday, January 5, 1996, $27.00 per share, (disregarding dividends and assuming for purposes of the calculation a constant number of shares outstanding) the stock price at the end of ten years would be $43.98 per share for an increase of $16.98 per share; and if the stock increased 10% per year over such period, the ending stock price would be $70.03 per share for an increase of $43.03 per share. At November 13, 1997, the date of this Prospectus, the closing price of Bancorp's Common Stock was
     _____________.

(2) All options granted on January 6, 1996, first become exercisable on January 6, 2001.

(3) The exercise price is equal to the closing price on Friday, January 5, 1996, or $27.00 per share.

                             -----------------------


         Aggregate Option Exercises and Year-End Option Values. The following table sets forth the number of shares acquired on the exercise of stock options and the aggregate gains realized on the exercise during fiscal 1996 by Messrs. Brown, Bebber, Bluestone, Fort and Hankle. The table also sets forth the number of shares covered by exercisable and unexercisable options held by the named individuals on September 30, 1996, and the aggregate gains that would have been realized had these options been exercised on September 30, 1996, even though these options were not exercised, and the unexercised options could not have been exercised, on September 30, 1996.


                          Shares Acquired
                            On Exercise                           Number of Shares                 Value of Unexercised
                            During Fiscal     Value            Covered by Unexercised                  In-The-Money
       Name                     1996        Realized(1)           Options on 9/30/96              Options As Of 9/30/96(2)
       ----                     ----        -----------      -------------------------------  -----------------------------
                                                             Exercisable       Unexercisable  Exercisable     Unexercisable
                                                             -----------       -------------  -----------     -------------
Michael J. Brown, Sr .....      4,000        $ 66,063          18,900             22,900        $370,913        $449,413
Don W. Bebber ............      3,988          60,811             791              7,164          15,523         140,594
Robert W. Bluestone ......      2,388          39,999               0              7,164               0         140,594
Albert L. Fort ...........      2,388          42,984               0              7,164               0         140,594
David C. Hankle ..........      1,500          24,750           3,276              7,164          64,292         140,594

----------

(1) Equals the difference between the aggregate exercise price of the options exercised and the aggregate fair market value of the common stock received upon exercise computed using the price of the last sale of the common stock on the exercise date, as quoted on the NASDAQ National Market. All options exercised had an exercise price of $10.00 per share. Mr. Brown exercised 2,500 options on January 25, 1996, when the market price of the common stock was $25.625 per share and 1,500 options on April 25, 1996, when the market price of the common stock was $28.00 per share. Mr. Bebber exercised 2,388 options on January 19, 1996, when the market price of the common stock was $25.75 per share and 1,600 options on July 24, 1996, when the market price of the common stock was $24.50 per share. Mr. Bluestone exercised 2,388 options on January 9, 1996, when the market price of the common stock was $26.75 per share. Mr. Fort exercised 2,388 options on April 22, 1996, when the market price of the common stock was $28.00 per share. Mr. Hankle exercised 1,500 options on January 17, 1996, when the market price of the common stock was $26.50 per share.

(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the common stock that will be received upon exercise, assuming such exercise occurred on Monday, September 30, 1996, at which date the last sale of the common stock as quoted on the NASDAQ National Market was at $29.625 per share.

                              --------------------

         Employee Stock Ownership Plan. In 1994, the Bank established the ESOP in connection with the MHC Reorganization for employees age 21 or older who have at least one year of credited service with the Bank. Following the creation of Harbor Florida, investments in the Bank's common stock by the ESOP were exchanged for Public Harbor Florida Shares.

         In January 1994, the ESOP borrowed $1,498,000 from an unaffiliated lender to purchase 149,800 shares of Bank common stock issued in the MHC Reorganization. Upon consummation of the Conversion, the Public Harbor Florida Shares held by the ESOP will be increased pursuant to the Distribution Exchange.

         The ESOP is administered by an unaffiliated corporate trustee in conjunction with the Compensation Committee of the Board (the "Committee"). The ESOP trustee must vote all allocated shares held by the ESOP in accordance with the instructions of participating employees. Shares for which employees do not give instructions will be voted by the ESOP trustee.


         As part of the Conversion, it is anticipated that ESOP will borrow funds from Bancshares to purchase up to 8.0% of the Common Stock issued in the Conversion through the exercise of subscription rights under the Plan of Conversion. It is anticipated that such loan will equal 100% of the aggregate purchase price of Conversion Stock purchased by the ESOP and will be at a fixed interest rate at the prevailing prime rate at the time the loan is made for a term of fifteen years. Collateral for the loan will be Conversion Stock purchased by the ESOP. See "PRO FORMA DATA."

         GAAP requires that any third party borrowing by the ESOP be reflected as a liability on Bancshares' statement of financial condition. Since the ESOP is borrowing from Bancshares, such obligation is eliminated in consolidation. However, the cost of unallocated shares are treated as a reduction of shareholders' equity. However, should the ESOP purchase new shares of Common Stock from Bancshares, per share shareholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.


         Common stock purchased by the ESOP with the proceeds of the loan are held in a loan suspense account and returned on a prorated basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among ESOP participants on the basis of participants compensation as it relates to total participant compensation. Employees are fully vested upon completion of five years of service. Credit that is given for past service will be reallocated among remaining participating employees and may reduce the amount contributed to the ESOP. Benefits may be payable upon retirement, early retirement, disability, death or separation from service.

         The ESOP is subject to the requirements of ERISA and the regulation of IRS and the Department of Labor.


         Other Stock Benefit Plans. Bancshares intends to adopt certain stock benefit plans following consummation of the Conversion. Moreover, existing stock benefit plans of the Bank will be continued after the Conversion with the effect that shares of Common Stock will be issuable pursuant thereto.

         Stock Option Plan. The Board of Directors of Bancshares currently intends to adopt the Stock Option Plan (the "1998 Plan") and may submit the 1998 Plan to stockholders at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion.

         The 1998 Plan will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Bancshares as an incentive to contribute to the success of Bancshares, and reward key employees for outstanding performance and the attainment of targeted goals. Options granted under the 1998 Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer), or options that do not so qualify. The exercise price of stock options granted under the 1998 Plan is required to be a least equal to the fair market value per share of the stock on the date of grant. All grants will be made in consideration of past and future services rendered to the Bank, and in an amount deemed appropriate to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Bank.


         The 1998 Plan may provide for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options. In addition, SARs generally result in greater expense to a company's income statement than do options, accounted for under the intrinsic value method, that are issued at the then-current market value.


         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. Bancshares has no present intention to grant any SARs or Limited SARs.

         The 1998 Plan will be administered the Bancshares' Compensation Committee which will consist of at least two non-employee directors. The Bancshares' Compensation Committee will select the recipients and terms of awards made pursuant to the 1998 Plan. Assuming the 1998 Plan is submitted to stockholders prior to one year following the consummation of the Conversion, OTS regulations limited the amount of shares that may be awarded pursuant to such stock-based plans to each individual officer, each non-employee director, and all non-employee directors as a group to 25%, 5%, and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan. In addition, all options would be required to vest in five equal annual installments, commencing one year from the date of grant, subject to the continued service of the holder of such option.


         The 1998 Plan is intended to be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the 1998 Plan could dilute the holdings of stockholders who purchase Conversion Stock in the Offerings. See "PRO FORMA DATA."


         Recognition Plan. Bancshares intends to establish the Recognition Plan in order to provide employees and non-employee directors with a proprietary interest in Bancshares in a manner designed to encourage such persons to remain with Bancshares and the Bank. The Recognition Plan may be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion. Bancshares will contribute funds to the Recognition Plan to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Bancshares future stock price, alternative investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4.0% of the shares of Conversion Stock issued in the Conversion.

         The Compensation Committee of the Board of Directors (the "Compensation Committee" of Bancshares will administer the proposed Recognition Plan. Under the anticipated terms of the proposed Recognition Plan, awards ("Awards") can be granted to key employees and non-employee directors in the form of shares of Common Stock held by the Recognition Plan. Awards are non-transferable and non-assignable. In the event the Recognition Plan is submitted to a vote of stockholders prior to one year following consummation of the Conversion, OTS regulations limit the amount of shares that may be awarded pursuant to such stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         Pension Plan. The Bank provides a noncontributory, defined benefit pension plan through the Financial Institutions Retirement Fund of White Plains, New York (the "Pension Plan") which covers all salaried employees who have one year of service with Harbor Federal and have attained twenty-one years of age. An employee is 100% vested in the Pension Plan when he/she completes five years of employment at the Bank. Employees who reach the age of sixty-five (65) are also 100% vested in the Pension Plan, regardless of completed years of employment.

         The following table illustrates the annual pension benefits at age 65 under the most advantageous plan provisions available at various levels of average annual salary and years of service.

     Average
      Salary                   5            10            15           20            25            30            35
     --------              -------       -------       -------      -------      --------      --------       --------
     $ 20,000              $ 2,000       $ 4,000       $ 6,000      $ 8,000      $ 10,000      $ 12,000       $ 14,000
     $ 40,000              $ 4,000       $ 8,000       $12,000      $16,000      $ 20,000      $ 24,000       $ 28,000
     $ 60,000              $ 6,000       $12,000       $18,000      $24,000      $ 30,000      $ 36,000       $ 42,000
     $ 80,000              $ 8,000       $16,000       $24,000      $32,000      $ 40,000      $ 48,000       $ 56,000
     $100,000              $10,000       $20,000       $30,000      $40,000      $ 50,000      $ 60,000       $ 70,000
     $125,000              $12,500       $25,000       $37,500      $50,000      $ 62,500      $ 75,000       $ 87,500
     $150,000              $15,000       $30,000       $45,000      $60,000      $ 75,000      $ 90,000       $105,000


         Normal retirement benefits under the Pension Plan are based on retirement at or after age sixty-five (65), with the amount of the benefit dependent on years of service as well as average annual salary for the five (5) consecutive years of highest salary during service. However, the maximum annual compensation which may be taken into account under the Internal Revenue Code of 1986, as amended, for calculating contributions under qualified defined benefit plans is currently $150,000.

         As of September 30, 1996, Messrs. Brown, , Bebber, Bluestone, Fort and Hankle have 20, 20, 18, 12 and 10 credited years of service, respectively, under the Pension Plan. All benefits are computed as a straight-life annuity and are not subject to deduction for Social Security.

         Supplemental Executive Retirement Program. On September 13, 1995, the Board of Directors approved a Supplemental Executive Retirement Plan ("SERP") for President Brown. The SERP became effective on that date. The SERP will pay Mr. Brown an annual retirement benefit at age 65 of 75% of his final five year average earnings, less the amount payable from the Pension Plan and less the amount expected to be paid as a Social Security benefit. The SERP benefit will accrue evenly over Mr. Brown's career so that if Mr. Brown retires or otherwise terminates his employment before attaining age 65, his benefit will be reduced on a pro rata basis. In addition, if Mr. Brown receives his benefit before age 65, such benefit will be subject to a reduction of 3% multiplied by the number of years prior to age 65 that his benefit commences. The SERP is administered by the Compensation Committee. Payments by Harbor Federal to fund the SERP were $81,550 in fiscal 1996.

         Employment Agreement. The Board of Directors entered into a three-year employment agreement with President Brown effective January 6, 1994. On November 27, 1996, the Board voted to approve an extension of this agreement effective January 6, 1997, with a new initial term to continue through January 6, 2000. During the term of the agreement, Mr. Brown's salary is equal to the initial salary plus any increases which the Board of Directors may authorize from time to time. The agreement also provides for reimbursement of reasonable business expenses, participation in the employee benefit programs of Harbor Federal and in certain other perquisites.


         In the event the Bank terminates President Brown's employment without cause, he will receive a severance payment equal to his salary, and will continue to participate in the employee benefit programs of the Bank, for the balance of the term of the agreement. Mr. Brown's agreement with the Bank also provides for certain payments in the event of a change of control under the Bank Change in Control Act of 1978, a merger or consolidation, voluntary dissolution, or transfer of all of the Bank's of Bancshares' assets and liabilities. The employment agreement, while not specifically excluding from its coverage the events encompassed by the Conversion, has been interpreted by the Board of Directors and Mr. Brown as excluding these events. Accordingly, the Conversion would not provide Mr. Brown with any of the benefits which would normally be available to him in the event that Bancshares or the Bank was acquired by an unaffiliated third party acquiror. Should one of these events occur, the Bank's agreement with Mr. Brown would be assumed by any acquiring or merging entity. Further, in the one-year period following one of these events, the agreement provides Mr. Brown with certain protection against termination other than for cause and against a material diminution in his duties or reporting responsibilities under the presumption that such a change would amount to an involuntary termination of President Brown's employment with the Bank. Should one of the enumerated events occur, Mr. Brown would be entitled to a severance benefit of three times his base salary plus the amount of bonuses received during the twelve month period preceding the involuntary termination plus the cost of all benefits which Mr. Brown was entitled to in the twelve-month period preceding the involuntary termination, plus, at his election, the excess of the fair value of shares subject to options held by him over their exercise price, which would then be cancelled. Total amounts paid to Mr. Brown under this provision of the agreement with the Bank will not exceed an amount which is $100 less than three times the base amount paid to Mr. Brown as the term "base amount" is defined in Section 280G(b)(3) of the Internal Revenue Code of 1986. Any payments under the agreement are also conditioned upon their conformity with the "golden parachute" provisions of Section 18(k) of the FDI Act. Under the employment agreement of Mr. Brown, the events set forth in the Plan of Reorganization are not deemed events which would require payments to Mr. Brown, and would not be affected by the Plan of Reorganization.

         Change In Control Agreements. Upon consummation of the Conversion, Bancshares will enter into Change in Control Agreements with each of Messrs. Bluestone, Bebber, Hankle and Fort. These agreements will provide that, should the officer be terminated by Bancshares or the Bank within one year following a change in control of Bancshares or the Bank (other than termination for cause as defined these agreements), he will receive one year's salary and continue to participate in the employee benefit programs of Bancshares and the Bank for three months following his termination. The aggregate payments under these agreements, presuming a termination not for cause, are dependent upon the employees' salary and level of benefits at the time of a change in control. If all four (4) senior vice presidents were terminated not for cause during fiscal 1997, the total payment would be $467,500. These agreements will have an initial three year term and may be extended by the Board of Directors.


         Certain Transactions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or an executive officer that exceeded, in the aggregate, an amount equal to the greater of $25,000 or 5% of the Bank's capital and surplus, or in any event $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors.


         Frank H. Fee, III, a director of Bancorp and the Bank, is also a director, stockholder and the President of the law firm of Fee & Koblegard, P.A. which does business under the registered firm name of Fee, Koblegard & DeRoss. In the year ended September 30, 1996, the Bank paid this firm $125,045 in monthly retainers and extraordinary fees for general legal services, document preparation and review and litigation services.

         Richard K. Davis, a director of the Bank and Bancorp, is also chairman of Richard K. Davis Construction Corp. In the year ended September 30, 1996, the Bank paid this firm a total of $76,887 for a roof on a new branch facility and re-roofing of an existing branch facility. Additionally, Richard K. Davis Construction Corporation is currently constructing a new office and drive-in facility for the Bank. This contract, worth $905,499, was awarded on June 25,

1997. The contract was put out for competitive bid. The contract was awarded to Richard K. Davis Construction Corporation because it submitted the lowest bid for the contract.

         Prior to Richard N. Bird's nomination, and subsequent election, to the Board of Directors of the Bank and Bancorp, Bird Realty Group, Inc. entered into a listing agreement with the Bank on property known as St. Lucie Crossroads. The listing agreement, which expires December 16, 1997, provides for a 3% commission. The total listing price is $3,895,000. The commission could be up to 6% of the selling price if Bird Realty also becomes the selling broker.

         Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of Directors Abernethy, Enns, and Hellstrom, none of whom have ever been an officer or employee of the Bank or Bancorp. None of the above are members of a compensation committee of the Board of Directors of any company other than Bancorp and the Bank.


Section 16(a) Beneficial Ownership Reporting Compliances


         To the knowledge of the Board and based upon a review of Forms 3 and 4 and amendments thereto furnished to the Bank pursuant to Rule 16a-3(e) during the fiscal year ended September 30, 1996, no person who is a director, officer or beneficial owner of 10% of Bancorp Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK


         The following table sets forth information as of October 31, l997, with respect to ownership of Bancorp's Common Stock by: (i) Harbor Financial, M.H.C.;
(ii) the Bank's Employee Stock Ownership Plan; (iii) the executive officers and directors of the Bank; and (iv) all the directors and executive officers of the Bank as a group. The Boards of Directors of the Mutual Holding Company, Bancorp and Bancshares, as well as both the companies' executive officers, are identical to those of the Bank. Except for those listed below, and based on the absence of any filings under Regulation 13D-G with the Securities and Exchange Commission, the Bank has no knowledge of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who owns beneficially more than 5% of the Common Stock.



                                                                              Common Stock
                                                                           Beneficially Owned(1)
                                                                       ----------------------------
                Name                        Title                      Number(2)            Percent
                ----                        -----                      ---------            -------
   Harbor Financial, M.H.C.       N/A                                  2,654,369             53.31%
   Harbor Federal's Employee
     Stock Ownership Plan         N/A                                    154,841              3.11
   Bruce R. Abernethy, Sr.        Vice Chairman of the Board              55,816(3)(12)       1.12
   Richard N. Bird                Director                                17,089(8)             *
   Michael J. Brown, Sr.          Director, President and Chief
                                    Executive Officer                     86,916(4)           1.75
   Richard K. Davis               Director                                46,112(3)(5)          *
   Edward G. Enns                 Chairman of the Board                   16,251(6)             *
   Frank H. Fee III               Director                                56,742(3)(13)       1.14
   Richard B. Hellstrom           Director                                22,790(7)             *
   Don W. Bebber                  Senior Vice President                   15,255(9)             *
   Robert W. Bluestone            Senior Vice President                   44,556                *
   Albert L. Fort                 Senior Vice President                   17,291(10)            *
   David C. Hankle                Senior Vice President                   33,856(11)            *
   Directors and Executive
   Officers as a group (11
     persons)                     N/A                                      412,674                 8.29%


-----------

(1) Except as otherwise noted, all beneficial ownership is direct and each beneficial owner exercises sole voting and investment power over the shares.

(2) Reflects information provided by these persons, filings made by these persons with the Securities and Exchange Commission, and other information known to Bancorp.

(3) Includes 21,350, 22,900 and 16,200 shares, respectively, held by the Directors' Deferred 16,200 Compensation Plan for the benefit of Messrs. Abernethy, Davis and Fee.


(4) Includes 590 shares held by spouse and currently exercisable options to purchase 22,000 shares. Mr. Brown disclaims beneficial ownership of 200 shares held in trust for the benefit of his grandson.

(5) Includes 10,922 shares held by Richard K. Davis Construction Corporation Profit Sharing Fund. Does not include 1,750 shares owned by Nancy D. Davis, spouse. Richard K. Davis disclaims beneficial ownership of the 1,750 shares held by Nancy D. Davis.

(6) Includes 4,202 shares held by spouse and currently exercisable options to purchase 6,134 shares.

(7)  Includes 2,000 shares held by spouse.

(8)  Includes 3,490 shares held by spouse.

(9) Includes 300 shares held by spouse and currently exercisable options to purchase 3,176 shares.


(10) Includes 373 shares held by spouse and 50 shares held by son.

(11) Includes 1,400 shares held by spouse and 3,800 shares held as custodian for minor children

(12) Includes 706 shares held by spouse and currently exercisable options to purchase 9,850 shares.


(13) Includes 500 shares held by spouse.

*    Represents less than 1% of outstanding shares.

           PROPOSED SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS


         The following table sets forth, for each of Harbor Florida's and the Bank's directors and executive officers, and for all of the directors and executive officers as a group, (1) the number of Exchange Shares to be held upon consummation of the Conversion, based upon their beneficial ownership of Bancorp Common Stock as of June 30, 1997, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion, in each case assuming that 11,500,000 shares of Conversion Stock are sold, which is the midpoint of the Offering Price Range. The purchase limit of $500,000 includes shares received as Exchange Shares. Accordingly, pursuant to the policies and regulations of the OTS, none of the Directors except Edward G. Enns, or senior management will be permitted to purchase stock in the Conversion. See "THE CONVERSION -- Purchase Limitations."


                                                                     Proposed Purchase of                      Total Common Stock
                                                                       Conversion Stock                            to be Held
                                                    ---------------------------------------------------       ----------------------
                                                      Number of
                                                    Exchange Shares                           Number of       Number of   Percentage
       Name                                         to be Held(1)(2)        Amount             Shares           Shares     of Total
       ----                                         ----------------        ------             ------           ------     --------
Bruce R. Abernethy ...........................           199,148                --                --           199,148         *
Richard N. Bird ..............................            74,038                --                --            74,038         *
Michael J. Brown, Sr .........................           281,249                --                --           281,249       1.31%
Richard K. Davis .............................           199,780                --                --           199,780         *
Edward G. Enns ...............................            43,832         $  50,000             5,000            49,832         *
Frank H. Fee III .............................           245,835                --                --           245,835       1.14%
Richard B. Hellstrom .........................            98,738                --                --            98,738         *
Don W. Bebber ................................            52,332                --                --            52,332         *
Robert W. Bluestone ..........................           193,039                --                --           193,039         *
Albert L. Fort ...............................            74,913                --                --            74,913         *
David C. Hankle ..............................           146,681                --                --           146,681         *
All directors and
executive officers
as a group (11 persons) ......................         1,609,585         $  50,000             5,000         1,614,585       7.5%

---------

(1) Excludes shares which may be received upon the exercise of outstanding exercisable stock options. Exchange Ratio is 4.3325 at the Midpoint of the Offering Price Range.

(2) Excludes stock options and awards to be granted under Bancshares' 1998 Stock Option Plan and Recognition Plan if such plans are approved by stockholders at an annual or special meeting of shareholders at least six months following the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Benefit Plans."

*    Less than one percent


                        THE CONVERSION AND REORGANIZATION

         The Boards of Directors of the Primary Parties have approved the Plan of Conversion and Reorganization, as has the OTS, subject to approval by the members of the Mutual Holding Company and the stockholders of the Company entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.


General


        The Boards of Directors of the Mutual Holding Company, Bancorp and the Bank adopted the Plan as of September 24, 1997. An amendment to the Plan was adopted by the Boards of the Mutual Holding Company, Bancorp, the Bank and Bancshares on November 5, 1997. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Public Stockholders of Bancorp. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on December 22, 1997.

        The following is a brief summary of pertinent aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at each branch office of the Bank and at certain offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "ADDITIONAL INFORMATION."

Purposes of the Conversion and Reorganization

        The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion, Bancshares will be structured in the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by federal law, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors. If the Bank had undertaken a full conversion to public ownership in 1994, a much greater amount of Bank Common Stock would have been offered, resulting in more stock offering proceeds than management believes could have been effectively deployed at that time.

         Bancorp is a Delaware corporation and is the current holding company for the Bank owning 100% of the Bank's Common Stock. Bancorp's shares are owned by the Mutual Holding Company (53.41%) and the Public Stockholders (46.59%). Following the Conversion and Reorganization, Bancorp will cease to exist and Bancshares will own 100% of the Bank's Common Stock.

        Through the Conversion, Bancshares will become the stock holding company of the Bank, which will complete the transition to full public ownership. The stock holding company form of organization will provide Bancshares with the ability to diversify Bancshares' and the Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. There has been significant consolidation in Florida where the Bank conducts its operations, and although there are no current arrangements, understanding or agreements regarding any such opportunities, Bancshares will be in a position (subject to regulatory limitations and Bancshares' financial position) to take advantage of any such opportunities that may arise because of the increase in its capital after the Conversion and Reorganization.

         The Conversion and Reorganization will be important to the future growth and performance of Bancshares and the Bank by providing a larger capital base to support the operations of the Bank and Bancshares and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. The Conversion and Reorganization will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel. Although Bancorp currently has the ability to raise additional capital through the sale of additional shares of Bancorp Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company always hold a majority of the outstanding shares of Bancorp Common Stock.

         The Conversion and Reorganization also will result in an increase in the number of outstanding shares of Common Stock following the Conversion, as compared to the number of outstanding shares of Public Bancorp Shares prior to the Conversion, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "MARKET FOR COMMON STOCK."

         In light of the foregoing, the Boards of Directors of the Primary Parties believe that the Conversion is in the best interests of such companies and their respective stockholders and members.

Description of the Conversion and Reorganization

         On September 24, 1997, the Boards of Directors of Bancorp, the Bank, and the Mutual Holding Company adopted the Plan. It was subsequently amended and adopted on November 5, 1997. Pursuant to the Plan, Bancorp will become a federal holding company, then convert to an interim federal stock savings bank and merge with and into the Bank with the Bank as the survivor. Next, the Mutual Holding Company will convert to an interim Federal stock savings bank and merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the shares of Bancorp Common Stock held by the Mutual Holding Company will be canceled. As a result of the merger of the Mutual Holding Company with and into the Bank, the Public Bancorp Shares will become, through an exchange, Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Bancorp Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offerings or the ESOP thereafter.

         Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS,
(2) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (3) holders of at least two thirds of the shares of the outstanding Bancorp Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Effects of the Conversion and Reorganization

         General. Prior to the Conversion and Reorganization, each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.


         Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.


         Upon consummation of the Conversion and Reorganization and the Offerings, additional permanent nonwithdrawable capital stock will be created which will represent the ownership of the consolidated net worth of the Company. The Common Stock of Bancshares is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

         Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of the Bank and the Company at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Bank after the Conversion. The directors and executive officers of the Company consist of individuals currently serving as directors and executive officers of the Mutual Holding Company and the Bank, and they generally will retain their positions in the Company after the Conversion.

         Effect on Public Bancorp Shares. Upon consummation of the Conversion and Reorganization, the Public Bancorp Shares shall be exchanged for shares of Bancshares based upon the Exchange Ratio . See "Delivery and Exchange of

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Certificates."  The increase in Public Bancorp Shares will enable Public Bancorp
Stockholders to own the same percentage of Bancshares Common Stock as they owned of Bancorp prior to the Conversion and Reorganization and the Offering.

         Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will continue to be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.


         Effects on Loans. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.


         Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization and merger of Bancorp and the Mutual Holding Company into the Bank and the acquisition of the Bank by Bancshares, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. The reorganization which created Bancorp vested all voting rights in Bancorp as the sole stockholder of the Bank. With the merger of the Mutual Holding Company and Bancorp into the Bank and the acquisition of Bancshares of all of the Bank's shares, exclusive voting rights with respect to Bancshares will be vested in the holders of Common Stock.

         Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Florida income taxation which indicate that the adoption and implementation of the Plan of Conversion and Reorganization set forth herein will not be taxable for federal or Florida income tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See " -- Tax Aspects" below and "RISK FACTORS."


         Effect on Liquidation Rights. If the Mutual Holding Company were to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to

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liquidation.  In the unlikely  event that the Bank were to  liquidate  after the
Conversion, all claims of creditors (including those of depositors, to the extent of the deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see " -- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the
liquidation   account   would  be  required  to  be  assumed  by  the  surviving
institution.


         Effect on Existing Option Plans. Under the Mid-Tier Reorganization, the Option Plan and the Directors' Option Plan remained benefit plans of the Bank with shares of Bancorp Common Stock. After the Conversion and Reorganization, they would become benefit plans of Bancshares. As of June 30, 1997, 99.8% of the options available for grant under these plans had been granted but options for 137,486 shares had not yet been exercised.


The Offerings


         Subscription Offering. In accordance with the Plan of Conversion and Reorganization, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; and (4) Other Members. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Conversion Stock Purchases and Ownership." All purchase amounts described below except Priority 2 are purchase amounts combined with Exchange Shares received by stockholders.


         Priority 1: Eligible Account Holders (First Priority). Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Offerings, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations and the overall ownership limitation. See "-- Limitations on Conversion Stock Purchases and Ownership."

         If there are not sufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares first may be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number

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


of shares subscribed for or 100 shares. Thereafter, unallocated shares may be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of the Mutual Holding Company, the Company or the Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding July 31, 1996.

         Priority 2: ESOP (Second Priority). The ESOP will receive, without payment therefore, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Conversion Stock within the Estimated Price Range, including any increase in the number of shares of Conversion Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP currently intends to purchase 8% of the shares of Conversion Stock, or 920,000 shares based on the midpoint of the Estimated Price Range. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

         Priority 3: Supplemental Eligible Account Holders (Third Priority). Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Offerings, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitation, the overall ownership limitations, and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and the ESOP. See " -- Limitations on Conversion Stock Purchases and Ownership."

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


         If there are not sufficient shares available to satisfy all subscriptions of Supplemental Eligible Account Holders, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         Priority 4: Other Members (Fourth Priority). To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Offerings or (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, in each case subject to the overall purchase limitation, the overall ownership limitation, and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders. See " -- Limitations on Conversion Stock Purchases and Ownership."

         If sufficient shares are not available to satisfy all subscriptions of Other Members, available shares will first be allocated to the remaining subscribing Other Members so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the proportion that each such Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

         Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, Florida Time, on December __, 1997, unless extended for up to 45 days or such additional periods by the Primary Parties with the approval of the OTS. Such extensions may not be extended by ___________, 1998. Subscription rights that have not been exercised prior to the Expiration Date will become void.

         The Primary Parties will not execute orders until at least the minimum number of shares of Conversion Stock (9,775,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent

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


of the OTS, all funds delivered to the Company and the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.


         Eligible Public Stockholders Offering. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, each Public Stockholder as of the Stockholder Voting Record Date, October 31, 1997 ("Eligible Public Stockholders"), may submit orders for Conversion Stock in the Offerings up to the maximum purchase limitation established for the Community Offering, subject to the overall purchase and ownership limitations and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders. See " -- Limitations on Conversion Stock Purchases and Ownership."


         In the event the Eligible Public Stockholders as of the Stockholder Voting Record Date submit orders for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Mutual Holding Company and the Bank, is in excess of the total number of shares of Conversion Stock offered in the Offerings, available shares will be allocated among Eligible Public Stockholders as of the Stockholder Voting Record Date whose orders are accepted on a pro rata basis in the same proportion as each Eligible Public Stockholder's order bears to the total orders of all Eligible Public Stockholders, provided that no fractional shares shall be issued.

         The opportunity to submit orders for shares of Conversion Stock in the Eligible Public Stockholders Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part for any reason either at the time of receipt of an order or as soon as practicable following the completion of the Eligible Public Stockholders Offering. It should be noted that Eligible Public Stockholders do not have subscription rights with respect to the Conversion.


         Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members and orders of Eligible Public Stockholders, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to the natural persons residing in the Local Community. Individually, such persons may purchase, when combined with Exchange Shares, $500,000 of Conversion Stock, subject to overall purchase and ownership limitations. See " -- Limitations on Conversion Stock Purchases and Ownership."

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


This amount may be increased at the sole discretion of the Primary Parties. The opportunity to submit orders for shares of Conversion Stock in the Community Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part for any reason either at the time of receipt of an order or as soon as practicable following the completion of the Community Offering. All purchases in the Community Offering will be combined with Exchange Shares for purposes of complying with the purchase limitations in the Plan of Conversion and Reorganization.


         If there are not sufficient shares available to fill the orders of the Subscribers in the Community Offering, available shares of stock will be allocated first to each such Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares ordered by each such Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each bears to the total unfilled orders of all such Subscribers whose order remains unsatisfied. If the orders of such Subscribers are filled, and there are shares remaining, shares will be allocated to other members of the general public who submit orders in the Community Offering applying the same allocation described above for such Subscribers.

Limitations on Conversion Stock Purchases and Ownership

         The Plan includes the following limitations on the number of shares of Conversion Stock that may be purchased:

               (1) No less than 25 shares of Conversion Stock may be purchased, to the extent such shares are available;


               (2) The number of shares of Conversion Stock which may be purchased by any person in the Subscription Offering shall not exceed such number of shares of Conversion Stock that, when combined with Exchange Shares, shall equal $500,000 divided by the $10 purchase price in the subscription Offering, except for the ESOP, which in the aggregate may subscribe for up to 10% of the Conversion Stock.

               (3) The number of shares of Conversion Stock which may be purchased by any person, in the Subscription Offering, Eligible Public Stockholders' Offering or the Community Offering combined shall not exceed such number of shares of Conversion Stock that shall, when combined with Exchange Shares, equal $500,000 divided by the $10 purchase price in the Offerings.

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


               (4) Except for Tax-Qualified Employee Stock Benefit Plans, the maximum amount of Conversion Stock that may be purchased in all categories in the Conversion by any person together with any associate or group of persons acting in concert shall not exceed such number of shares that, when combined with Exchange Shares, exceed $4.75 million of Common Stock divided by the $10 purchase price upon completion of the Conversion.

               (5) No more than 25% of the total number of shares sold in the Offerings, when combined with Exchange Shares, may be purchased by directors and officers of the Primary Parties and the Bank and their associates in the aggregate, excluding purchases by the ESOP.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of Bancorp or Bancshares, the purchase limitations in (2), (3) and (4) above may be decreased, or increased, up to a maximum of 5% of the total shares of Conversion Stock to be issued in the Conversion, at the sole discretion of the Primary Parties. If such amounts are increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit.

         In the event of an increase in the total number of shares of Conversion Stock offered in the Conversion and Reorganization due to an increase in the maximum of the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the new total number of shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's order of up to a total of 8.0% of the Adjusted Maximum number of shares (the Board of Directors has determined to purchase 8%); (ii) in the event that there is an oversubscription by Eligible Account holders to fill their unfulfilled subscriptions; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders to fill their unfulfilled subscriptions; (iv) in the event that there is an oversubscription by Other Members to fill their unfulfilled subscriptions;
(v) in the event that there is an oversubscription by Eligible Public Stockholders, to fill their unfulfilled subscriptions; and (vi) to fill unfulfilled subscriptions in the Community Offerings.

         The term "associate," when used to indicate a relationship with any person, is defined to mean (i) a corporation or organization (other than the Mutual Holding Company, Bancorp or Bancshares, a majority-owned subsidiary of Bancorp or Bancshares or the Bank) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of

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


any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax qualified employee stock benefit plan of Bancshares or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Bancorp, Bancshares or the Bank or any of the subsidiaries of the foregoing.

         The term "resident" as used herein means any person who, on the date designated for that category of subscriber in the Plan, maintained a bona fide residence within the Local Community and has manifested or intent to remain within the Local Community for a period of time. The designated dates for
Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are July 31, 1996, September 30, 1997, and October 31, 1997, respectively. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Primary Parties may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons also will have a purchase preference if they are residents of the Local Community. In all cases, however, such determination shall be in the sole discretion of the Bank and shall be determined on a case-by-case basis without regard to prior determinations.


Stock Pricing and Number of Shares to be Issued


         The Plan of Conversion and Reorganization requires that the aggregate purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Mutual Holding Company, Bancorp, Bancshares and the Bank on a consolidated basis, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such a valuation. For its services in making such an appraisal and any expenses incurred in connection therewith, RP Financial will receive a maximum of $35,000 plus out of pocket expenses. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The Independent Valuation has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the financial statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the

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

Primary Parties and the economic and demographic conditions in the Bank's existing market area: certain historical, financial and other information relating to Bancorp, Bancshares and the Bank; a comparative evaluation of the operating and financial statistics of Bancorp with those of other similarly situated publicly traded companies located in Florida and other regions of the United States; the aggregate size of the offering of the Conversion Stock; the impact of the Conversion and Reorganization on the Bank's net worth and earnings potential; the proposed dividend policy of Bancshares and the Bank; and the trading market for Bancorp's Common Stock and securities of comparable companies and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial has advised the Primary Parties in its opinion the estimated pro forma market value of the Bank and the Mutual Holding Company on a combined basis was $215,334,463 as of September 19, 1997. Because the holders of the Public Bancorp Shares are to hold the same aggregate percentage ownership interest in Bancshares as they held in Bancorp just prior to consummation of the Conversion (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any shares of Conversion Stock purchased Bancorp's stockholders in the Offering or issued to the ESOP thereafter) the Appraisal was multiplied by 53.41%, which is the Mutual Holding Company's percentage interest in Bancorp. The resulting amount $115,000,000 is the midpoint of the dollar amount of the Conversion Stock to be offered in the Offerings. In accordance with OTS regulations, the minimum and maximum of the valuation were set at 15% below and above the midpoint respectively, resulting in a range of $97,750,000 to $132,250,000 (the
"Estimated Price Range"). The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 9,775,000 to 13,225,000 shares of Conversion Stock being offered. Upon consummation of the Conversion, the Conversion Stock and Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of Bancshares' total outstanding shares.


         The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Estimated Price Range was reasonable and adequate. However, the Boards of Directors of the Primary Parties are relying upon the expertise, experience and independence of RP Financial, and are not qualified to determine the appropriateness of the assumptions or the methodology.


      The MHC Regulations provide that in a conversion of the Mutual Holding Company to stock form, the Public Stockholders will be entitled to exchange their Public Bancorp Shares for Exchange Shares, provided the Primary Parties demonstrate to the satisfaction of the OTS that the basis for exchange is fair and reasonable, The Boards of Directors of the Primary Parties have determined that each Public Bancorp Share will on the Effective Date be converted into the right to receive a number of Exchange Shares determined pursuant to the Exchange Ratio that ensures that after the Conversion, Public Stockholders will own the same aggregate percentage of Common Stock as they currently own of the Bancorp Common Stock (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any shares of Conversion Stock purchased by Bancorp's stockholders in the Offerings or issued to the ESOP thereafter). Based upon such formula and the Estimated Price Range, the Exchange Ratio ranged from a minimum of 3.6826 to a maximum of 4.9824 Exchange Shares for each Public Bancorp Share, with a midpoint of 4.3325. Based upon these Exchange Ratios, Bancshares expects to issue between 8,528,444 and 11,538,483 Exchange Shares to Public Stockholders. The Estimated Price Range and the Distribution Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $183,034,447 or above $284,780,065, such Appraisal will be filed with the SEC by post-effective amendment.

         Based upon current market and financial conditions and recent practices and policies of the OTS, in the event Bancshares receives orders for Conversion Stock in excess of $132,250,000 (the maximum of the Estimated Price Range) and up to $152,087,500 (the maximum of the Estimated Price Range, as adjusted by 15%) the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Estimated Price Range or that, if such orders are received that all such orders will be accepted because Bancshares' final valuation and number of shares to be issued are subject to the receipt of an updated Appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

         RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by the Primary Parties, nor did RP Financial value independently the assets or liabilities of Bancorp or the Bank. The valuation considers the Primary Parties as going concerns and should not be considered as indication of the liquidation value of Bancorp, Bancshares, the Bank and the Mutual Holding Company. Moreover, because such valuation is necessarily based upon the estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Shares in the Conversion will thereafter be able to sell such shares at prices at or above the purchase price per share in the Offerings.

         No sale of shares of Conversion Stock or issuance of Exchange Shares may be consummated unless, prior to such consummation, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate Purchase Price is materially incompatible with the estimate of the pro forma market value the Mutual Holding Company, Bancshares and the Bank on combined basis. If such is not the case, a new Estimated Price Range may be set, a new Exchange Ratio may be determined based upon the new Estimated Price Range, a new Subscription, Eligible Public Stockholders, Community Offerings may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.


         Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of
Conversion Stock to be sold in the Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the $10.00 purchase price is not below the minimum or more than 15% above the maximum of the Estimated Price Range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions).


         An increase in the number of shares of Conversion Stock, either as a result of an increase in the Appraisal of the estimated pro forma market value, would decrease a subscriber's ownership interest and Bancshares' pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and Bancshares' pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "RISK FACTORS -- Possible Dilutive Effect of Issuance of Additional Shares" and "PRO FORMA DATA."


         The Appraisal (including the appraisal report of RP Financial as of September 19, 1997) has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

The Exchange Ratio


         The Boards of Directors of the Primary Parties have determined that each Public Bancorp Share will, upon consummation of the Conversion and Reorganization, automatically become the right to receive a number of shares of Common Stock determined pursuant to the Exchange Ratio that ensures that after the Conversion and Reorganization and before giving effect to Eligible Public Stockholders' purchases in the Offerings and receipt of cash in lieu of fractional shares or issuances to the ESOP, Public Stockholders will own an aggregate percentage of the Common Stock that is identical to the Public Stockholders' current ownership of the Bancorp Common Stock.

         To determine the Exchange Ratio, the Public Stockholder's ownership interest was multiplied by the number of shares to be issued in the Conversion, and the result was divided by the number of Public Bancorp Shares outstanding (2,315,871 shares, as of June 30, 1997).


         The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the following:
(i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares.


                                 Convertsion Stock                     Exchange             Total Shares
                                  to be Issued(1)                       Shares                of Common
                            ---------------------------      ---------------------------      Stock to be       Exchange
                              Amount            Percent        Amount            Percent      Outstanding         Ratio
                              ------            -------        ------            -------      -----------         -----
Minimum ..................  9,775,000            53.41%       8,528,444            46.59%      18,303,444        3.6826
Midpoint ................. 11,500,000            53.41       10,033,464            46.59       21,533,464        4.3325
Maximum .................. 13,225,000            53.41       11,538,483            46.59       24,763,483        4.9824
15% Above Maximum ........ 15,208,750            53.41       13,269,256            46.59       28,478,006        5.7297

--------

(1)  Assumes  that  outstanding  options to  purchase  134,786  shares of Harbor
     Florida Common Stock at June 30, 1997 are not exercised prior to consummation of the Conversion.

                                 ---------------


         The final Exchange Ratio will be determined based upon the number of shares issued in the Offerings and the number of shares of Public Bancorp Shares held by Public Stockholders just prior to consummation of the Conversion and it will not be based upon the market value of the Bancorp Common Stock. At the minimum, midpoint and maximum of the Estimated Price Range, a holder of one Public Bancorp Share will receive 3.6826, 4.3325 and 4.9824 shares of Common
Stock, respectively (which have a calculated equivalent estimated value of $36.83, $43.32 and $49.82 per share based on the Purchase Price of Conversion Stock in the Offerings and the aforementioned Distribution Exchange Ratios). However, there can be no assurance as to the actual market value of a share of Common Stock after the Conversion and Reorganization or that such shares can be sold at or above the $10.00 per share. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization the Conversion Stock and the Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of the Company's total outstanding shares of Common Stock.


Persons in Nonqualified States or Foreign Countries


         The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if such person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or offering or selling shares of Common Stock to such persons would require the Bank, Bancorp, Bancshares or their employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.


Marketing Arrangements


         The Primary Parties have engaged Friedman, Billings, Ramsey & Co., Inc. ("FBR" or the "Agent") as a financial advisor and marketing agent in connection with the Offerings, and the Agent has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. The Agent is a member of National Association of Securities Dealers, Inc. (the "NASD") and a broker-dealer which is registered with the SEC. The Agent will provide various services including, but not limited to (1) training and educating the Bank's employees who will be performing certain ministerial functions in the Offerings regarding the mechanics and regulatory requirements of the stock sales process; (2) coordinating the Company's sales efforts; (3) soliciting orders for Conversion Stock; and (4) assisting in the solicitation of proxies of Members and Stockholders for use at the Members' Meeting and the Stockholders' Meeting, respectively. Based upon negotiations between the Primary Parties and the Agent, the Agent will receive (i) an advisory and management fee of $50,000 which will be subtracted from the Agent's total fee in (ii) and (iii) below; (ii) a marketing fee equal to .75% of the aggregate Purchase Price of Conversion Stock sold in the Subscription Offering and the Eligible Public Stockholders Offering, except as set forth below; and (iii) a marketing fee of
 .75% of the aggregate Purchase Price of Conversion Stock sold in the Community Offering. No fees will be paid to the Agent on subscriptions by any director, officer or employee or members of their immediate families or by the ESOP. The Agent also will be reimbursed for its reasonable out-of-pocket expenses (including legal fees and expenses) which are estimated to be approximately $70,000. The Primary Parties have agreed to indemnify the Agent for reasonable costs and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including certain liabilities under the Securities Act.

         Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Conversion Stock. Other employees of the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Bancshares will rely on Rule 3a4-1 under the Exchange Act, and sales of Conversion Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion
Stock. No officer, director or employee of the Primary Parties will be compensated in connection with such person's solicitations or other participation in the Offerings or the Exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Exchange Shares, respectively.


Procedure for Purchasing Shares in the Offerings.

         To help ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

         To purchase shares in the Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks on the order form), must be received by the Bank at any of its offices by 12 noon, Florida Time, on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. The Bank is not required to accept orders submitted on facsimilied order forms. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. The waiver of an irregularity on an order form, the allowance by the Primary Parties of a correction of an incomplete or improperly executed order form, or the acceptance of an order after 12 noon on the Expiration date in no way obligates the Primary Parties to waive an irregularity, allow a correction, or accept an order with respect to any other order form. The interpretation by the Primary Parties of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription, Eligible Public Stockholders, and Community Offerings, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility
Record Date ( July 31, 1996) or the Supplemental Eligibility Record Date (September 30, 1997) must list on the order form all accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers.

         Payment for subscriptions and orders may be made (i) in cash if delivered in person at any office of the Bank, (ii) by check or money order, or
(iii) by authorization of withdrawal from certificate of deposit accounts or IRAs maintained with the Bank. The Primary Parties, in their sole discretion, may elect not to accept payment for shares of Conversion Stock by wired funds and there shall be no liability for failure to accept such payment. Funds will be deposited in a segregated account at the Bank and interest will be paid on funds made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from certificate accounts, the funds authorized to be withdrawn from a Bank deposit account may continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion. The Bank may waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Conversion Stock subscribed for upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

         Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Offerings, provided that such IRAs are not maintained at the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors, and 10% stockholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information.

Restrictions on Transfer of Subscription Rights and Shares

         Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion.

         The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights


         In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value of assets of the Bank, or Bancshares, above that amount.

         The Plan provides for the establishment by the Bank, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the MHC Reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings. Upon consummation of the Conversion, the Bank will amend its Federal stock charter to provide a special liquidation account. As of the date of this Prospectus, the initial balance of the liquidation account would be $38.7 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Bank at the close of business on July 31, 1996 or September 30, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of such person's deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1993 eligibility record date (or the September 30, 1995 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Bank on such date.


         If, however, on any September 30 annual closing date of the Bank, commencing September 30, 1996 for Eligible Account Holders and September 30, 1997 for Supplemental Eligible Account Holders, the amount in any deposit account is less than the amount in such deposit account on July 31, 1996, or September 30, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

Tax Aspects


         Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling from the IRS or an opinion of counsel with respect to federal tax effects of the transaction, and either a ruling or an opinion with respect to Florida tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Mutual Holding Company, the Bank, Bancshares or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.

         Peabody & Brown, Washington, D.C. ("Counsel"), has issued an opinion to the Company and the Bank to the effect that, subject to certain assumptions stated therein, for federal income tax purposes:

          1. Assuming the transactions qualify as statutory mergers, each merger required by the Plan qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The Mutual Holding Company, Bancorp and the Bank will be a party to a "reorganization" as defined in Section 368(b) of the Code.

          2. Interim Bank 1 and Interim Bank 2 will recognize no gain or loss pursuant to the Conversion.

          3. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank 1 and Interim Bank 2 pursuant to the Conversion.

          4. Assuming the transactions qualify as statutory mergers, reorganization of Bancshares as the Holding Company of the Bank qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Therefore, the Bank, Bancshares, and Interim will each be a party to a reorganization as defined in
               Section 368(b) of the Code.

          5. No gain or loss will be recognized by Interim upon the transfer of its assets to the Bank pursuant to the Conversion.

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          6.   No gain or loss will be  recognized  by the Bank upon the receipt of the assets of Interim.

          7. No gain or loss will be recognized by Bancshares upon the receipt of Bank Common Stock solely in exchange for Common Stock.

          8. No gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock.

          9. The basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Bancorp surrendered before giving effect to any payment of cash in lieu of fractional shares.

          10. The holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Common Stock, provided that the Common Stock was held as a capital asset on the date of the exchange.

          11. No gain or loss will be recognized by Bancshares upon the sale of Common Stock to investors.

          12. The Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members will recognize gain, if any, upon the issuance to them of: (i) withdrawable savings accounts in the Bank following the Conversion, (ii) Bank Liquidation Accounts, and (iii) nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights.

          13. The tax basis to the holders of Conversion Stock purchased in the offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the offerings if purchased through the exercise of subscription rights. If purchased in the Community Offering or Public Stockholder Offering (as such terms are defined in the Plan), the holding period for such stock will begin on the day after the date of purchase.



         Furthermore, Dean, Mead, Egerton, Bloodworth, Capouano & Bogarth, P.A., Orlando, Florida, has issued an opinion to the Company and the Bank to the effect that the income tax consequences of the Conversion are substantially the same under Florida law as they are under the Code.


         It is possible that the IRS could assert that the overall plan of the transactions contemplated by the Plan is the maintenance of the Bank's holding company structure and the merger of MHC into Bank. If so, the IRS could argue

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that the "step  transaction"  doctrine  should  be  applied  and the  transitory elimination of the holding company structure in Merger 1 and the re-creation of the holding company structure in Merger 3 should be ignored for tax purposes. If the IRS were successful with such an assertion, the transaction would be treated as a direct merger of MHC into Bank which may not qualify as a tax free reorganization, resulting in taxable gain to the parties to the transaction.

         However, case law and the IRS's pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The IRS's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the IRS will respect the transaction if each step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

         Counsel notes that the parties to Merger 2 maintain a separate and distinct business purpose for consummating Merger 2 (e.g., allowing for the conversion of the MHC from mutual to stock form). Immediately after the consummation of Merger 2, the Bank will no longer be controlled by the MHC but will instead be controlled by its public stockholders. The facts indicate that the merger of MHC with and into the Bank will result in a real and substantial change in the form of ownership of the Bank that is sufficient to conclude that Merger 2 comports with the underlying purposes and assumptions of a reorganization under Section 368(a)(1)(A) of the Code.

         In addition, Counsel believes that, because the various steps contemplated by the Plan were necessitated by the requirements of the Office of Thrift Supervision, each of Merger 1, Merger 2 and Merger 3 has a business purpose and independent significance and, as a result, the step transaction should not be applied to this transaction.

The IRS is currently also reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary, known as inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions. Counsel does not believe that the transactions undertaken pursuant to the Plan should be so treated. Counsel's opinions, however, are not binding upon the IRS, and there can be no assurance that the IRS will not assert a contradictory position.

         In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of

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Conversion Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.


         Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Management does not believe the fact that the IRS has placed this transaction into a "no rule" area will result in the IRS treating the Conversion and the Reorganization any differently from similar transactions already completed for which the IRS has issued private letter rulings. If the IRS determines that the tax effects of the transaction are to be treated differently from that presented in the tax opinion, the Primary Parties may be subject to adverse tax consequences as a result of the Conversion.


Delivery and Exchange of Certificates

         Conversion Stock. Certificates representing Conversion Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Conversion Stock as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Conversion Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.


         Exchange Shares. After consummation of the Conversion, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Bancorp Common Stock, or Bank Common Stock, which was held prior to the Mid-Tier Reorganization and currently represents an equivalent number of shares of Public Bancorp Shares on the transfer book of Bancorp (other than the Mutual Holding Company), shall be entitled to receive a certificate or certificates representing the number of full shares of Common Stock which when multiplied by the Exchange Ratio, will represent the same percentage ownership of Public Bancorp Shares as held prior to the Conversion and Reorganization. The Transfer or Exchange Agent shall promptly mail to each such holder of record of Public Bancorp Shares immediately prior to the consummation of the Conversion, a letter of transmittal advising the holder of the procedures by which Exchange Shares, pursuant to the Exchange Ratio, will be delivered. The Company's stockholders need not forward any Bancorp Common Stock certificates to the Bank or the Transfer Agent until they receive a transmittal letter.


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Required Approvals


         Various approvals of the OTS are required in order to consummate the Conversion. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and Bancorp's Stockholders. In addition, consummation of the Conversion is subject to OTS approval of the applications with respect to the merger of the Mutual Holding Company (following its conversion to an interim Federal stock savings bank) and Bancorp (following its adoption of a Federal stock charter) into the Bank, with the Bank being the surviving entity. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion may be delayed beyond the expiration of the Offerings.

         Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the outstanding Bancorp Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.


Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by the Primary Parties will be final; however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the members of the Mutual Holding Company and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the members of the Mutual Holding Company at the special meeting of members, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the members, to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion would require a resolicitation. In the event of a resolicitation, subscriptions for which a confirmation or modification was not received would be rescinded. Any amendment to the Plan regarding preferences to the Local Community will not be deemed to be a material change.


Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Reorganization

         All shares of Conversion Stock purchased in connection with the Conversion by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares may not be sold for a period of one year following the Conversion, except in the event of the death of such director

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


or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to Bancshares' transfer agent. Any shares of Conversion Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of Bancshares will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

         Purchases of Conversion Stock of Bancshares by directors, executive officers and their associates during the three-year period following completion of the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 10% of Bancshares' outstanding Common Stock or to the purchase of Common Stock pursuant to any tax-qualified employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan.

         Pursuant to OTS regulations, Bancshares will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion. During the second and third years following consummation of the Conversion, Bancshares may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis that is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12 month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program Written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances.



                       COMPARISON OF STOCKHOLDERS' RIGHTS
                            IN BANCORP AND BANCSHARES


         General. The Conversion and Reorganization involve the elimination of the Mutual Holding Company and Bancorp, and the substitution of another newly organized company also chartered in Delaware. The resulting structure will be

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


more conventional in nature in that Bancshares will be the only entity with a direct ownership interest in the Bank. Further, no mutual holding company will be present. The Primary Parties were unable to maintain Bancorp as the owner of the Bank because of certain regulations and policies of the OTS which prohibited the merger of the Mutual Holding Company into Bancorp in a conversion and reorganization. Bancshares, a Delaware corporation and holding company for the Bank, will operate under a charter nearly identical to that of Bancorp. The material differences are described below.

         Authorized Capital Stock and Par Value. Bancorp's authorized capital stock currently consists of 13,000,000 shares of common stock, par value $.0l per share and 1,000,000 shares of preferred stock, par value $.0l per share. Bancshares' Certificate of Incorporation authorizes 70,000,000 shares of Common Stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.001 per share.

         Removal of Mutual Holding Company Provisions. Certain sections of Bancorp's Certificate of Incorporation provide for limitations concerning voting rights. These limitations are also found in Bancshares' Certificate of Incorporation. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY -- Limitation of Voting Rights." However, Bancorp's Certificate of Incorporation allows the Mutual Holding Company to exceed these limits. This qualification is not included in Bancshares' Certificate of Incorporation as the Mutual Holding Company will not exist after the Conversion.


                   RESTRICTIONS ON ACQUISITION OF THE COMPANY


         A number of provisions of Bancshares' Certificate of Incorporation and bylaws deal with matters of corporate governance and certain rights of shareholders. These provisions allow the Board of Directors flexibility to analyze and consider corporate transactions in order to maximize benefits to

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


shareholders. However, they may also serve to prevent individual shareholders from participating in a transaction if the Board does not deem the transaction to be beneficial to shareholders, even if individual shareholders desire to do so. The following discussion is a general summary of certain provisions of Bancshares' Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. Such provisions may have the effect of rendering the removal of the current Board of Directors of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" for instructions on how to obtain a copy of these documents. The provisions discussed below are identical to those of Bancorp unless otherwise noted.

         Limitation on Voting Rights. The Certificate of Incorporation of Bancshares provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of the Conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity securities of Bancshares. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the benefit plans of the Board or directors, officers and employees of the Bank or Bancshares as a group or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by Bancshares to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of Bancshares further provides that this provision limiting voting rights may only be amended upon the vote of 66 2/3% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

         Board of Directors. The Board of Directors of Bancshares will be divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. Bancshares' Certificate of Incorporation and bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the bylaws provide that any vacancy occurring in the Board, including a vacancy resulting from death, resignation,

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

retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of Bancshares. The Certificate of Incorporation of Bancshares provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 66 2/3% of the outstanding shares of voting stock.


         In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.


         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Company may be called only by the Board of Directors of Bancshares. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

         Authorized Shares. The Certificate of Incorporation of Bancshares authorizes the issuance of 70,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. See `DESCRIPTION OF CAPITAL STOCK OF BANCSHARES." The shares of Common Stock and preferred stock were required to be increased to enable sufficient common stock to be available to effect the transmittal of Exchange Shares at the $10 Actual Purchase Price. The additional shares also provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Bancshares. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Bancshares' Board of Directors currently has no plans for the issuance of additional shares upon the exercise of stock options.

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


         Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation of Bancshares requires the approval of the holders of at least 66 2/3% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of Bancshares and any other affected class of stock. Under the Certificate of Incorporation, at least 66 2/3% approval of shareholders is required in connection with any transaction involving an Interested Shareholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than Bancshares or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of Bancshares. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 10% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by Bancshares (or any subsidiary) of any securities of Bancshares in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the fair market value of the Common Stock of Bancshares; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of Bancshares which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of Bancshares owned directly or indirectly by an Interested Shareholder or Affiliate thereof.

         Amendment of Certificate of Incorporation and Bylaws. Amendments to Bancshares' Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain

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


provisions of the Certificate of Incorporation, including those provisions limiting voting rights, relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of Bancshares' bylaws and Certificate of Incorporation. Bancshares' bylaws may be amended by its Board of Directors, or by the vote of a majority of the shares present in person or by proxy and entitled to a vote at any annual or special meeting except for those instances where the Certificate of Incorporation requires a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders for amendment.

         Certain Bylaw Provisions. The Bylaws of Bancshares also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give at least 120 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to Bancshares concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Bancshares with certain information concerning the nominee and the proposing shareholder.

         Benefit Plans. In addition to the provisions of Bancshares' certificate and bylaws described above, certain benefit plans of ours adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "MANAGEMENT OF HARBOR FEDERAL -- Other Stock Benefit Plans" and " -- Stock Option Plan


         Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

         Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term
"savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. In this circumstance, control involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

Delaware Corporate Law

         In addition, the state of Delaware has a statute designed to provide Delaware corporations such as the Company with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the

Delaware General Corporation Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.



                   DESCRIPTION OF CAPITAL STOCK OF BANCSHARES

         Bancshares is authorized to issue 70,000,000 shares of the Common Stock, $.001 par value per share, and 10,000,000 shares of serial preferred stock, $.001 par value per share. Bancshares currently expects to issue up to 24,763,483 shares of Common Stock in the Conversion including shares to be provided to shareholders in the Exchange.
Therefore, after the Conversion and Reorganization, the Company expects to have 24,763,483 shares outstanding .

         Dividends. Bancshares can pay dividends if and when declared by its Board of Directors. See "DIVIDEND POLICY" and "REGULATION." The holders of Common Stock of Bancshares will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Bancshares out of funds legally available therefor. If Bancshares issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Bancshares does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "CAPITALIZATION." The capital stock of Bancshares will represent nonwithdrawable capital and will not be insured by Bancshares, the FDIC, or any other government agency.

Common Stock


         Voting Rights. Each share of Bancshares Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in Bancshares, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of Bancshares' directors.


         Upon payment of the purchase price for the Common Stock all such stock will be duly authorized, fully paid and nonassessable.


         Liquidation. In the unlikely event of the complete liquidation or dissolution of Bancshares, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with the Bank.


         Restrictions on Acquisition of the Common Stock. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY" for a discussion of the limitations on acquisition of shares of the Common Stock.


         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of Bancshares without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption.

         Issuance of Additional Shares. Except as disclosed herein, Bancshares has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance:

(i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or (v) under employee benefit plans. See "RISK FACTORS -- Possible Dilutive Effect of 1997 Stock Options and Effect of Purchases by the Recognition Plan and ESOP" and "PRO FORMA DATA." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.


         For additional information, see "REGULATION -- Limitations on Dividends and Other Capital Distributions" with respect to restrictions on the payment of cash dividends; and "RESTRICTIONS ON ACQUISITION OF THE COMPANY" for information regarding restrictions on acquiring Common Stock of the Company.

Serial Preferred Stock


         None of the 10,000,000 authorized shares of serial preferred stock of Bancshares will be issued in the Conversion. After the Conversion is completed, the Board of Directors of Bancshares will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.



                              LEGAL AND TAX MATTERS


         The legality of the Common Stock will be passed upon for Bancshares by Peabody & Brown, Washington, D.C. Certain legal matters for FBR will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C. The federal income tax consequences of the Conversion have been passed upon by Peabody & Brown, Washington, D.C. The Florida income tax consequences of the Conversion have been passed upon by Dean, Mead, Egerton, Bloodworth, Capouano & Bogarth, P.A., Orlando, Florida.

                                     EXPERTS


         The financial statements of Bancshares as of and for the years ended September 30, 1996, 1995, and 1994 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


         RP Financial has consented to the publication herein of a summary of its letters to Harbor Florida setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this Prospectus.


                            REGISTRATION REQUIREMENTS


         Bancorp  Common  Stock of Bancorp is currently  registered  pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Bancorp is subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. After the Conversion the Common Stock will be so registered and Bancshares will be subject to the same requirements. Bancshares may not deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion. The Common Stock of Bancshares will be registered pursuant to Section 12(g) of the Exchange Act and will be subject to the same information, proxy solicitation, insider trading restrictions, tender offer rules, and period reporting requirements of the SEC under the Exchange Act as Bancshares.



                             ADDITIONAL INFORMATION


         Bancshares has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Conversion Stock and Exchange Shares offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W.,

Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of such site is: http://www.sec.gov. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement describe all material provisions of such contracts or other documents. Nevertheless, such statements are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion. Bancshares will file an application with OTS to become a savings and loan holding company. This Prospectus omits certain information contained in this application. These applications may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, GA 30309.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                    Index to Consolidated Financial Statement

                                                                            Page
                                                                            ----

Independent Auditor's Report ............................................   F-2

Consolidated Statement of Financial Condition - June 30,
   1997 (unaudited) and September 30, 1996 and 1995 .....................   F-3

Consolidated Statements of Earnings - Nine months ended
   June 30, 1997 and 1996 (unaudited) and the Years ended
   September 30, 1996, 1995 and 1994 ....................................   F-4

Consolidated Statements of Stockholders' Equity - Nine months ended June 30, 1997 and 1996 (unaudited) and the Years
   ended September 30, 1996, 1995 and 1994 ..............................   F-5

Consolidated Statement of Cash Flows - Nine months ended
   June 30, 1997 and 1996 (unaudited) and the Years ended
   September 30, 1996, 1995 and 1994 ....................................   F-7

Notes to the Consolidated Financial Statements (unaudited) ..............  F-10





All schedules are omitted as they are not required or are not  applicable or the
required  information  is  shown  in  the  applicable   consolidated   financial
statements or notes thereto.


Harbor Financial, M.H.C has limited assets and liabilities, other than the stock of Harbor Florida Bancorp, Inc. Accordingly, the financial statements of Harbor Financial, M.H.C. are omitted due to immateriality.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES


                          Independent Auditors' Report



Board of Directors
Harbor Florida Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancorp, Inc., (formerly Harbor Federal Savings Bank) and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of Harbor Florida Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida Bancorp, Inc. and subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996 in conformity with generally accepted accounting principles.


As discussed in note 1(k) to the consolidated financial statements, Harbor Florida Bancorp, Inc. changed its method of accounting for income taxes as of October 1, 1993.


                                    KPMG Peat Marwick LLP



West Palm Beach, Florida
October 18, 1996

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                             (Dollars in thousands)


                                                                                                                September 30,
                                                                                         June 30,     ------------------------------
                                                                                          1997             1996               1995
                                                                                          ----             ----               ----
Assets                                                                                (unaudited)
------
Cash and amounts due from depository institutions ............................      $    19,472       $    16,137       $     9,844
Interest-bearing deposits in other banks .....................................           15,039            16,350            15,986
Federal funds sold ...........................................................           10,250            16,075            12,825
Investment securities held to maturity (estimated market value
   of $14,994 in 1997, $20,016 in 1996 and $25,287 in 1995) ..................           15,000            20,000            25,186
Investment securities available for sale (estimated market value
   of $47,493 in 1997 and $33,493 in 1996) ...................................           47,493            33,493              --
Mortgage-backed securities held to maturity (estimated market value of $157,461 in 1997, $153,288 in 1996 and $165,762
   in 1995) ..................................................................          156,559           153,293           164,759
Loans held for sale (estimated market value of $3,090 in 1997,
   $4,870 in 1996, and $1,016 in 1995) .......................................            3,090             4,870             1,009
Loans, net ...................................................................          815,789           765,019           631,306
Accrued interest receivable ..................................................            7,106             6,621             6,001
Real estate owned ............................................................            2,896             3,118             2,786
Premises and equipment .......................................................           12,248            10,543             9,835
Federal Home Loan Bank stock .................................................            7,595             7,158             6,064
Goodwill .....................................................................            3,100             3,587              --
Other assets .................................................................            1,081             1,179               969
                                                                                    -----------       -----------       -----------
              Total assets ...................................................      $ 1,116,718       $ 1,057,443       $   886,570
                                                                                    ===========       ===========       ===========

Liabilities and Stockholders' Equity
------------------------------------
Liabilities:
   Deposits ..................................................................      $   904,904       $   851,853       $   720,981
   Short-term borrowings .....................................................           30,000            25,000              --
   Long-term debt ............................................................           70,449            70,674            65,974
   Advance payments by borrowers for taxes and insurance .....................           11,610            15,212            16,750
   Income taxes payable ......................................................              919               962               493
   Other liabilities .........................................................            5,130             8,910             4,872
                                                                                    -----------       -----------       -----------

              Total liabilities ..............................................        1,023,012           972,611           809,070
                                                                                    -----------       -----------       -----------

Commitments and contingencies ................................................             --                --                --
Stockholders' equity:
   Preferred stock; $.01 par value; authorized 1,000,000 shares;
       none issued and outstanding ...........................................             --                --                --
   Common stock; $.01 par value; authorized 13,000,000 shares;
       issued and outstanding 4,970,240 shares at June 30, 1997,
       4,934,454 shares at September 30, 1996 and 4,910,991 shares
       at September 30, 1995 .................................................               50                49                49
   Paid-in capital ...........................................................           26,550            25,339            24,455
   Retained earnings, substantially restricted ...............................           68,484            60,893            54,672
   Common stock purchased by:
       Employee stock ownership plan (ESOP) ..................................             (449)             (674)             (973)
       Recognition and retention plans (RRP) .................................             --                 (53)             (268)
       Deferred compensation plan ............................................             (886)             (673)             (435)
   Net unrealized loss on investment securities available for
       sale, net of income tax ...............................................              (43)              (49)             --
                                                                                    -----------       -----------       -----------
            Total stockholders' equity .......................................           93,706            84,832            77,500
                                                                                    -----------       -----------       -----------
            Total liabilities and stockholders' equity .......................      $ 1,116,718       $ 1,057,443       $   886,570
                                                                                    ===========       ===========       ===========


          See accompanying notes to consolidated financial statements.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                  (Dollars in thousands except per share data)



                                                                   Nine months ended
                                                                         June 30                      Years ended September 30,
                                                                 --------------------        ---------------------------------------
                                                                  1997           1996           1996           1995           1994
Interest income:                                                      (unaudited)
   Loans .................................................      $ 51,026      $ 43,484       $ 59,751       $ 51,050         46,088
   Investment securities .................................         2,835         1,731          2,462          2,352          2,106
   Mortgage-backed securities ............................         7,354         7,661         10,155          9,613          6,247
   Other .................................................         1,590         1,595          1,989          1,869          1,643
                                                                --------      --------       --------       --------       --------
       Total interest income .............................        62,805        54,471         74,357         64,884         56,084
                                                                --------      --------       --------       --------       --------

Interest expense:
   Deposits ..............................................        28,941        25,224         34,440         29,627         23,424
   Other .................................................         4,441         3,429          4,674          3,653          2,852
                                                                --------      --------       --------       --------       --------
       Total interest expense ............................        33,382        28,653         39,114         33,280         26,276
                                                                --------      --------       --------       --------       --------
       Net interest income ...............................        29,423        25,818         35,243         31,604         29,808
Provision for (recovery of) loan losses ..................           456          (149)           (76)           460          1,553
                                                                                             --------       --------       --------
       Net interest income after provision for ...........           967
            (recovery of) loan losses ....................        28,967           25,         35,319         31,144         28,255
                                                                --------      --------       --------       --------       --------

Other income:
   Other fees and service charges ........................         2,478         2,085          2,797          2,566          2,521
   Income (losses) from real estate operations ...........            23          (181)          (301)           (40)         1,250
   Gain (loss) on sale of mortgage loans .................           135           (67)           (40)            91            118
   Other .................................................           259           304            429            290            180
                                                                --------      --------       --------       --------       --------
       Total other income ................................         2,895         2,141          2,885          2,907          4,069
                                                                --------      --------       --------       --------       --------

       Other expenses:
   Compensation and employee benefits ....................         8,864         7,947         10,690         10,048          9,433
   Occupancy .............................................         2,100         2,025          2,632          2,291          2,353
   Professional fees .....................................           485           397            527            699          1,137
   SAIF deposit insurance premium ........................           645         1,270          6,300          1,556          1,672
   Other .................................................         3,612         3,012          3,983          3,604          3,271
                                                                --------      --------       --------       --------       --------
       Total other expense ...............................        15,706        14,651         24,132         18,198         17,866
                                                                --------      --------       --------       --------       --------
       Income before income taxes ........................        16,156        13,457         14,072         15,853         14,458

Income tax expense .......................................         6,339         5,207          5,432          5,958          5,254
                                                                --------      --------       --------       --------       --------

Income before extraordinary item and
   cumulative effect of change in accounting
   principle .............................................         9,817         8,250          8,640          9,895          9,204
Extraordinary item - extinguishment of FHLB
   advances, net of income tax benefit ...................          --            --             --             --           (1,342)
Cumulative effect of change in accounting
   principle .............................................          --            --             --             --            1,935
                                                                --------      --------       --------       --------       --------
       Net income ........................................      $  9,817      $  8,250       $  8,640       $  9,895       $  9,797
                                                                ========      ========       ========       ========       ========
       Net income per share ..............................      $   1.96      $   1.67       $   1.75       $   2.03       $   1.43
                                                                ========      ========       ========       ========       ========


          See accompanying notes to consolidated financial statements.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                             (Dollars in thousands)
                                   (unaudited)


                                                                                             Common stock      Unrealized
                                                                   Common         Common      purchased by    gain (loss) on
                                                                    stock          stock        deferred        securities
                                 Common    Paid-in    Retained   purchased by    purchased    compensation      available
                                  stock     capital    earnings      ESOP         by RRP's       plan          for sale, net   Total
                                  -----     -------    --------      ----         --------    ------------     -------------   -----
Nine Months Ended
June 30, 1996 (unaudited)

Balance at September 30, 1995   $     49   $ 24,455   $ 54,672    $   (974)      $   (267)   $   (435)         $     --    $ 77,500
Net income ..................         --         --      8,250          --             --          --                --       8,250
Stock options exercised .....         --        219         --          --             --          --                --         219
Amortization of award
  of ESOP and RRP's .........         --        360         --         225            160          --                --         745
Tax benefit of RRP's ........         --        137         --          --             --          --                --         137
Dividends paid ..............         --         --     (1,769)         --             --          --                --      (1,769)
Unrealized gain on
  securities available for
  sale, net .................         --         --         --          --             --          --               126         126
Change in unrealized
  gain (loss) on securities
  available for sale, net ...         --         --         --          --             --          --              (177)       (177)
Tax benefit of non-
  qualified stock options ...         --         31         --          --             --          --                --          31
                                --------   --------   --------    --------       --------    --------          --------    --------

Balance at June 30, 1996 ....   $     49   $ 25,202   $ 61,153    $   (749)      $   (107)   $   (435)         $    (51)   $ 85,062
                                ========   ========   ========    ========       ========    ========          ========    ========

Nine Months Ended
June 30, 1997 (unaudited)

Balance at September 30, 1996   $     49   $ 25,339   $ 60,893    $   (674)      $    (53)   $   (673)         $    (49)   $ 84,832
Net income ..................         --         --      9,817          --             --          --                --       9,817
Stock options exercised .....          1        357         --          --             --          --                --         358
Amortization of award of
  ESOP and RRP's ............         --        562         --         225             53          --                --         840
Tax benefit of RRP's ........         --        193         --          --             --          --                --         193
Dividends paid ..............         --         --     (2,226)         --             --          --                --      (2,226)
Change in unrealized gain
  (loss) on securities
  available for sale, net ...         --         --         --          --             --          --                 6           6
Tax benefit of non-
  qualified stock options ...         --         99         --          --             --          --                --          99
Stock purchased by
  deferred compensation
  plan ......................         --         --         --          --             --        (213)               --        (213)
                                --------   --------   --------    --------       --------    --------          --------    --------

Balance at
 June 30, 1997 ..............   $     50   $ 26,550   $ 68,484    $   (449)      $     --    $   (886)         $    (43)   $ 93,706
                                ========   ========   ========    ========       ========    ========          ========    ========



          See accompanying notes to consolidated financial statements.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                             (Dollars in thousands)

Years ended September 30, 1996, 1995 and 1994



                                                                                            Common stock     Unrealized
                                                                    Common        Common     purchased by   gain (loss) on
                                                                     stock         stock       deferred       securities
                                     Common  Paid-in    Retained   purchased by   purchased   compensation      available
                                     stock   capital    earnings      ESOP         by RRP's       plan        for sale, net  Total
                                     -----   -------    --------   ------------    --------  -------------- ---------------  -----
Balance at September 30, 1993 ..        --         --     40,230          --         --          --                --       $40,230
Net income .....................        --         --      9,797          --         --          --                --         9,797
New proceeds on common
  stock issued in stock
  conversion ...................        22     21,239         --      (1,498)      (642)       (435)               --        18,686
Stock issued to Mutual Holding
  Company ......................        27      2,628     (2,655)         --         --          --                --            --
Cash retained by mutual
  holding company ..............        --         --       (500)         --         --          --                --          (500)
Amortization of award of ESOP
  and RRP's ....................        --        108         --         225        161          --                --           494
  Dividends paid ...............        --         --       (456)         --         --          --                --          (456)
                                  --------   --------   --------    --------   --------    --------            --------      -------

Balance at September 30, 1994 ..  $     49   $ 23,975   $ 46,416    $ (1,273)  $   (481)   $   (435)           $     --     $68,251
Net income .....................        --         --      9,895          --         --          --                  --       9,895
Stock options exercised ........        --        168         --          --         --          --                  --         168
Amortization of award of ESOP
  and RRP's ....................        --        264         --         299        214          --                  --         777
Tax benefit of RRP's ...........        --         48         --          --         --          --                  --          48
Dividends paid .................        --         --     (1,639)         --         --          --                  --      (1,639)
                                  --------   --------   --------    --------   --------    --------            --------    --------

Balance at September 30, 1995 ..  $     49   $ 24,455   $ 54,672    $   (974)  $   (267)   $   (435)           $     --     $77,500
Net income .....................        --         --      8,640          --         --          --                  --       8,640
Stock options exercised ........        --        234         --          --         --          --                  --         234
Amortization of award of ESOP
  and RRP's ....................        --        482         --         300        214          --                  --         996
Tax benefit of RRP's ...........        --        137         --          --         --          --                  --         137
Dividends paid .................        --         --     (2,419)         --         --          --                  --      (2,419)
Unrealized gain on securities
  available for sale, net ......        --         --         --          --         --          --                 126         126
Change in unrealized gain
  (loss) on securities available
  for sale, net ................        --         --         --          --         --          --                (175)       (175)
Tax benefit of non-qualified
  stock options ................        --         31         --          --         --          --                  --          31
Stock purchased by deferred
  compensation  plan ...........        --         --         --          --         --        (238)                 --        (238)
                                  --------    --------   --------    --------  --------    --------            --------    --------

Balance at September 30, 1996 ..  $     49   $ 25,339    $ 60,893    $   (674) $    (53)   $   (673)           $    (49)    $84,832
                                  ========    ========   ========    ========  ========    ========            ========    ========



          See accompanying notes to consolidated financial statements.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                                  Nine months ended
                                                                        June 30                     Year ended September 30,
                                                               -----------------------      --------------------------------------
                                                                  1997            1996          1996           1995           1994
                                                                  ----            ----          ----           ----           ----
                                                                      (unaudited)
Cash provided by operating activities:
  Income before extraordinary item and
   cumulative effect of change in
   accounting principle .................................      $  9,817       $  8,250       $  8,640       $  9,895       $  9,203
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:

     Prepayment penalty on
      extinguishment of FHLB
      advances, net of tax ..............................            --             --             --             --         (1,342)
     Cumulative effect of change in
      accounting for income taxes .......................            --             --             --             --          1,935
     Amortization of stock benefit plans ................           840            745            996            777            494
     Tax benefit of stock plans credited to
      capital ...........................................           292            168            168             48             --
     Originations of loans held for sale ................        (3,939)        (6,621)        (8,554)        (9,929)       (11,322)
     Proceeds from sale of loans held for
      sale ..............................................         5,719          3,463          4,693          8,945         11,440
     Purchases of investment securities
      held for sale .....................................            --             --             --             --        (15,000)
     Proceeds from sale of investment
      securities held for sale ..........................            --             --             --             --         14,964
     Depreciation and amortization ......................           820            833          1,104          1,017          1,045
     Deferred income tax provision
      (benefit) .........................................         1,787            408         (1,365)         1,559         (1,205)
     Increase in deferred loan fees and
      costs .............................................           830            802          1,047            881          1,328
     Amortization of deferred loan fees
      and costs .........................................          (668)          (735)          (973)        (1,090)        (1,732)
     Amortization of goodwill ...........................           180             27             71             --             --
     Net accretion of other purchase
      accounting adjustments ............................           (32)            (5)           (20)            --             --
     (Gain) loss on sale of real estate
      owned .............................................           (95)            (7)            39           (180)        (1,062)
     Accretion of discount on purchased
      loans .............................................           (12)           (17)           (24)          (258)          (131)
     FHLB stock dividend ................................            --             --             --             --           (132)
     Increase in accrued interest receivable ............          (484)           (49)          (184)        (1,277)          (138)
     Provision for (recovery of) loan
      losses ............................................           456           (149)           (76)           460          1,553
     Provision for (recovery of) losses on
      real estate owned .................................           (20)            67            117             35           (579)
     Net decrease in refundable income
      taxes .............................................            --             --             --             --             80
     (Increase) decrease in other assets ................            98            (32)          (143)            70            493
     Increase (decrease)  in income taxes
      payable ...........................................           (43)           (15)           469            267           (318)
     Increase (decrease) in other liabilities ...........        (5,573)          (376)         4,178           (165)           (46)
                                                               --------       --------       --------       --------       --------

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                               Nine months ended
                                                                     June 30                        Year ended September 30,
                                                            -----------------------         ----------------------------------------
                                                               1997            1996           1996            1995            1994
                                                               ----            ----           ----            ----            ----
   Net cash provided by operating
    activities .....................................          9,973           6,757          10,183          11,055           9,528
                                                            -------         -------         -------         -------         -------

Cash used by investing activities:
  Net increase in loans ............................        (52,686)        (58,455)        (72,973)        (55,545)        (25,569)
  Purchase of mortgage-backed securities ...........        (31,843)        (19,430)        (29,265)        (65,609)        (64,166)
  Proceeds from principal repayments of
   mortgage-backed securities ......................         28,438          31,108          40,068          20,780          33,432
  Proceeds from maturities of investment
   securities held to maturity .....................         20,000          15,876              --          25,042          10,283
  Purchase of investment securities held
   to maturity .....................................        (15,000)        (17,939)        (20,000)        (10,000)         (5,076)
  Proceeds from maturities of investment
   securities available for sale ...................         15,528              --          10,595              --              --
  Proceeds from sale of investment
   securities available for sale ...................             --             906           6,745              --              --
  Purchase of investment securities
   available for sale ..............................        (29,500)             --         (17,939)             --              --
  Proceeds from sale of real estate owned ..........          1,587             751           1,434           2,022           6,166
  Purchase of premises and equipment ...............         (2,404)         (1,271)         (1,423)         (2,020)           (380)
  Proceeds from sale of premises and
   equipment .......................................              1               8           1,590             180              10
  FHLB stock purchase ..............................           (437)           (619)           (619)           (706)             --
  Purchase of Treasure Coast Bank, net
   of cash acquired ................................             --          (4,451)         (4,451)             --              --
                                                            -------         -------         -------         -------         -------
  Other ............................................            306              --              --              --              --
                                                            -------         -------         -------         -------         -------

  Net cash used by investing activities ............        (66,010)        (53,516)        (86,238)        (85,856)        (45,300)
                                                            -------         -------         -------         -------         -------

Cash provided by financing activities:
  Net increase in deposits .........................         53,143          44,010          60,679          47,152          22,737
  Net proceeds from short-term
   borrowings ......................................          5,000          (5,000)         15,000              --         (16,215)
  Repayments of long-term borrowings ...............           (225)           (225)           (300)           (300)         16,498
  Net proceeds from long-term
   borrowings ......................................             --          15,000          15,000          20,000          18,186
  Increase (decrease) in advance payments
   by borrowers for taxes and insurance ............         (3,601)         (5,381)         (1,995)            697            (752)
  Stock dividend paid ..............................         (2,226)         (1,769)         (2,419)         (1,639)           (456)
  Common stock options exercised ...................            358             219             235             168              --
   Purchase of common stock by deferred
   compensation plan ...............................           (213)             --            (238)             --              --
                                                            -------         -------         -------         -------         -------

   Net cash provided by financing
    activities .....................................         52,236          46,854          85,962          66,078          39,998
                                                            -------         -------         -------         -------         -------

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                                Nine months ended
                                                                      June 30                     Year ended September 30,
                                                             -----------------------        --------------------------------------
                                                                1997          1996            1996             1995           1994
                                                                ----          ----            ----             ----           ----
     Net increase (decrease) in cash and
      cash equivalents ..............................         (3,801)             95           9,907          (8,723)          4,226

Cash and cash equivalents - beginning of
 period .............................................         48,562          38,655          38,655          47,378          43,153
                                                            --------        --------        --------        --------        --------
Cash and cash equivalents - end of period ...........       $ 44,761        $ 38,750        $ 48,562        $ 38,655        $ 47,379
                                                            ========        ========        ========        ========        ========

Supplemental disclosures:
                                                            $ 33,388        $ 28,842        $ 39,324        $ 33,228        $ 26,263
   Cash paid for:
     Interest
     Taxes ..........................................          4,303           4,647           6,161           4,114           3,952
   Noncash investing and financing
    activities:
     Additions to real estate acquired in
       settlement of loans through
       foreclosure ..................................          2,200           1,853           2,879           1,312           1,647
     Sale of real estate owned financed by
       the Bank .....................................            950             834           1,044             658           6,268
     Transfer of investment securities
       from held to maturity to available
       for sale .....................................             --          26,011          26,011              --              --
     Change in unrealized gain (loss) on
       securities available for sale ................             10             (82)            (79)             --              --
     Change in deferred taxes related to
       securities available for sale ................             (4)             31              29              --              --



          See accompanying notes to consolidated financial statements.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


June 30, 1997 and 1996 (unaudited) and September 30, 1996, 1995, and 1994


(1) Summary of Significant Accounting Policies

(a) Reorganization



On June 25, 1997, Harbor Federal Savings Bank ("the Bank") completed its reorganization into the two-tier form of mutual holding company ownership. Pursuant to the reorganization, the Bank is now the wholly owned subsidiary of Harbor Florida Bancorp, Inc. ( the "Company") a Delaware corporation. The Company is the majority owned subsidiary of Harbor Financial, M.H.C. Pursuant to the reorganization, each share of the Bank's outstanding common stock was automatically converted into one share of the Company's common stock. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. The consolidated financial statements for prior periods have been restated to reflect the change in the par value of the Company common stock from $1.00 to $.01 per share. Certain conditions were imposed upon the Company by the OTS as part of the reorganization, including requirements to obtain a federal charter, provisions related to minority stock issuances and other regulatory requirements.

The Company conducts no business other than holding the common stock of the Bank. Consequently, its net income is derived from the Bank.


(b) Basis of Presentation


The accompanying consolidated financial statements include the accounts of Harbor Florida Bancorp, Inc. and its wholly-owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements of the Company as of June 30, 1997 and for the nine months ended June 30, 1997 and 1996 have been prepared by management without audit and may not be indicative of operations of the Company on an annualized basis. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of results for such interim periods have been made.


The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



As of June 30, 1997, substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.


(c) Loan Origination and Commitment Fees and Related Costs

Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized in income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(d) Mortgage Loan Interest Income


The Company reverses accrued interest related to loans which are 90 days or more delinquent or placed on non-accrual status. Such interest is recorded as income when collected. Amortization of net deferred loans fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent.


(e) Investment and Mortgage Backed Securities


Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.


Available-for-sale securities consist of bonds, notes, other debt securities and
certain  equity   securities  not  classified  as  trading   securities  nor  as
held-to-maturity securities.

Unrealized  holding  gains  and  losses,  net  of  tax,  on   available-for-sale
securities are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.


On November 15, 1995, the Financial Accounting Standards Board (FASB) issued Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", (the "Special Report"). Pursuant to the Special Report, the Company was permitted to conduct a one-time reassessment of the classification of all securities held at that time. Any reclassification from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. The Company undertook such a reassessment and, effective December 31, 1995, all investment securities were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $25.8 million and an estimated fair value of $26.0 million, resulting in a net increase to stockholders' equity for the net unrealized appreciation of $126,000, after deducting applicable income taxes of $76,000.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Prior to October 1, 1994, investment and mortgage-backed securities were carried at cost, adjusted for premiums and discounts that were recognized in interest income using the interest method over the period to maturity.


The Company does not purchase, sell or utilize off-balance sheet derivative financial instruments or derivative commodity instruments.


At June 30, 1997 and September 30, 1996 and 1995, the Company had no commitments to sell investment or mortgage-backed securities.

(f) Loans Receivable

Loans receivable are stated at unpaid principal balances, less loans in process, the allowances for loan losses and net deferred loan origination fees and discounts.

Discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity.


A provision for loan losses is charged to operations based on management's periodic evaluation of the adequacy of the allowance for loan losses. Such evaluation is based upon a review of all significant loans on which full collectibility may not be reasonably assured and considers among other factors, the estimated fair value of the underlying collateral on the loan, adverse situations which may affect the borrower's ability to repay, known and unknown inherent risks in the portfolio, actual loan loss history and current economic conditions. Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination.

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"), as amended, which prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings (a "restructured loan"). Statement 114 was effective as of October 1, 1995 for the Company.

Statement 114 is applicable to all creditors and all loans, except those large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loans, or (c) the fair value of the collateral of a collateral-dependent loan. Creditors can select the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

Management implemented the provisions of Statement 114 on October 1, 1995. The implementation of Statement 114 did not have a material effect on the financial condition or results of operations of the Company upon adoption.


(g)  Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

In May 1995,  the FASB issued  Statement of Financial  Accounting  Standards No.
122,   "Accounting  for  Mortgage  Servicing  Rights"  ("Statement  122")  which eliminated the accounting distinction between rights to service mortgage loans

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



for others that are acquired through loan origination activities and those acquired through purchase transactions. Statement 122 requires an entity to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. Statement 122 requires the periodic evaluation of capitalized mortgage servicing rights for impairment based on fair value. On October 1, 1996, this statement was implemented prospectively. The impact of Statement 122 upon implementation was not significant to the Company's financial condition or results of operations upon adoption. Effective January 1, 1997, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement 125") superseded Statement 122. The impact of Statement 125 was not significant to the Company's financial position and results of operations upon adoption.


(h) Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income (losses) from real estate operations.

(i) Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(j) Goodwill

Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the goodwill.

(k) Income Taxes


Effective October 1, 1993, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"), and reported the cumulative effect of the change in method of accounting for income taxes in the 1994 consolidated statement of earnings. Statement 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax bad debt reserve method currently available to thrift institutions was repealed for the Company for the year beginning October 1, 1996. As a result, the Company must change from the reserve method to the specific charge-off method to compute its bad debt deduction.

The Company is required generally to recapture into income for tax purposes the portion of its bad debt reserves (other than the supplemental reserve) that exceeds its base year reserves (i.e., its tax reserves for the last tax year beginning before 1988). For financial statement purposes, the Company has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year. Such reserves subject to recapture and base year

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

reserves were approximately $7.1 million and $14.5 million, respectively, at September 30, 1996 and June 30, 1997. If the current amount of outstanding loans for tax purposes is lower than the amount of loans outstanding at the end of the base year, the base year reserves will be reduced proportionately. This will result in a "contracted" base year reserve and will increase the amount of reserve recapture for tax purposes, and will increase the tax expense for financial statement purposes, since deferred taxes have not been provided on the tax bad debt base year reserve for financial statement purposes.


The recapture amount resulting from the change in the method of accounting for its bad debt reserves generally will be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Company meets a "residential loan requirement", as defined for a tax year beginning in 1996 or 1997, the recapture of the reserves will be suspended for such tax year.


Certain events, as defined, will still trigger a recapture of the base year reserve. However, the base year will not be recaptured if a thrift converts to a bank charter or is merged into a bank. The base year reserves also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, shareholders.

(l) Pension Plan


The Company's policy is to fund pension costs as they accrue based on normal cost.


(m) Statement of Cash Flows


Cash equivalents include amounts due from banks, interest-bearing deposits in other banks and Federal funds sold. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.


(n) Net Income Per Share


Net income per share totaled $1.96 and $1.67 based on 4,997,544 and 4,945,763 weighted average number of common and common stock equivalent shares outstanding for the nine months ended June 30, 1997 and 1996. Net income per share totaled $1.75 and $2.03 based upon 4,947,108 and 4,880,054 weighted average number of common and common equivalent shares outstanding during the years ended September 30, 1996 and 1995, respectively. Net income per share totaled $1.43 based upon 4,732,756 weighted average number of common shares outstanding from January 6, 1994 (date of initial public offering) to September 30, 1994; the impact on net income per share for such period of the extraordinary item and the cumulative effect of a change in accounting principle was $ (0.28) and $0.41, respectively. Net income for the period October 1, 1993 to December 31, 1993, totaling $3,007,000 has been excluded from the calculation of net income per share. Net income for the period January 1, 1994 to January 6, 1994 is insignificant.


(o) Reclassification


Amounts included in the 1996, 1995 and 1994 consolidated financial statements have been reclassified in order to conform to the June 30, 1997 presentation.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(p) New Accounting Pronouncements


In October, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). The adoption date of Statement 123 varies depending upon the various provisions of the statement. Statement 123 established financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a "fair value based method" of accounting for employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, Statement 123 also allows an entity to continue to measure compensation costs for those plans using the "intrinsic value based method" of accounting which the Company currently uses. Management has determined that it will continue to use the method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees". The Company will present required proforma amounts and disclosures under Statement 123 beginning with the fiscal year ending September 30, 1997.

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement 125"). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring on or after January 1, 1997 and is to be prospectively applied. Implementation of Statement 125 did not have a material impact on the financial position or the results of operations of the Company .

In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 establishes standards for computing and presenting earnings per share ("EPS"), simplifies the standards previously found in APB No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. The Company will begin disclosing EPS in accordance with Statement 128 beginning with the quarter ended December 31, 1997.

In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 requires all items to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement with equal prominence as other financial statements. Such statement will be presented by the Company beginning with the quarter ended December 31, 1998.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 is effective for periods beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. The Company is required to report operating segment information, to the extent such segments are defined, beginning with the year ended September 30, 1999.

(2)  Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities as of June 30, 1997 (unaudited) are as follows:


                                                  Gross       Gross    Estimated
                                    Amortized   unrealized  unrealized   market
                                       cost        gains      losses     value
                                       ----        -----      ------     -----
                                            (Dollars in thousands)
Available for sale:
   Treasury notes ..............    $ 17,954    $     --    $     --    $ 17,954
   FHLB notes ..................      29,452          --          --      29,452
   Other securities ............          87          --          --          87
                                    --------    --------    --------    --------
                                      47,493          --          --      47,493
                                    --------    --------    --------    --------

   Held to maturity:
   FHLB notes ..................      15,000          --           6      14,994
                                    --------    --------    --------    --------

   FHLMC mortgage-backed
    securities .................      94,483         329          --      94,812
   FNMA mortgage-backed
    securities .................      62,076         573          --      62,649
                                     156,559         902          --     157,461
                                    --------    --------    --------    --------
                                    $219,052    $    902    $      6    $219,948
                                    ========    ========    ========    ========



The amortized cost and estimated market value of investment and mortgage-backed securities as of September 30, 1996 are as follows:



                                                 Gross       Gross     Estimated
                                   Amortized   unrealized  unrealized    market
                                      cost        gains      losses      value
                                      ----        -----      ------      -----
                                                  (In thousands)

Available for sale:
   Treasury notes ..............    $ 23,457    $     --    $    110    $ 23,347
   FHLB notes ..................      10,000          31      10,031
   Other securities ............         115          --          --         115
                                    --------    --------    --------    --------
                                      33,572          31         110      33,493
                                    --------    --------    --------    --------

   Held to maturity:
   FHLB notes ..................      20,000          16          --      20,016
                                    --------    --------    --------    --------

   FHLMC mortgage-backed
    securities .................     114,072          --         333     113,739
   FNMA mortgage-backed
    securities .................      39,221         328          --      39,549
                                    --------    --------    --------    --------
                                     153,293         328         333     153,288
                                    --------    --------    --------    --------
                                    $206,865    $    375    $    443    $206,797
                                    ========    ========    ========    ========

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


The amortized cost and estimated market value of investment and mortgage-backed securities as of September 30, 1995 are as follows:

                                                 Gross        Gross    Estimated
                                    Amortized  unrealized  unrealized    market
                                       cost       gains      losses       value
                                       ----       -----      ------       -----
                                                    (In thousands)


Held to maturity:
   Treasury notes ..............    $ 15,028    $     --    $     58    $ 14,970
   FHLB notes ..................      10,000         159          --      10,159
   Other securities ............         158          --          --         158
                                    --------    --------    --------    --------
                                      25,186         159          58      25,287
                                    --------    --------    --------    --------

   FHLMC mortgage-backed
    securities .................     128,678         363          --     129,041

   FNMA mortgage-backed
    securities .................      36,081         640          --      36,721
                                    --------    --------    --------    --------
                                     164,759       1,003          --     165,762
                                    --------    --------    --------    --------
                                    $189,945    $  1,162    $     58    $191,049
                                    ========    ========    ========    ========


The amortized cost and estimated market value of debt securities at June 30, 1997 and September 30, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       June 30, 1997        September 30, 1996
                                   ---------------------   ---------------------
                                        (unaudited)
                                               Estimated               Estimated
                                   Amortized     market     Amortized    market
                                      cost       value         cost       value
                                                 (Dollars in thousands)
Available for sale:
  Due in one year or less ......    $ 17,954    $ 17,954    $ 15,505    $ 15,539
  Due in one to five years .....      29,452      29,452      17,952      17,839
  Other securities .............          87          87         115         115
                                    --------    --------    --------    --------
                                      47,493      47,493      33,572      33,493
                                    --------    --------    --------    --------

Held to maturity:
  Due in one year or less ......          --          --          --          --
  Due in one to five years .....      15,000      14,994      20,000      20,016
  Other securities .............          --          --          --          --
                                    --------    --------    --------    --------
                                      15,000      14,994      20,000      20,016
                                    --------    --------    --------    --------

  FHLMC mortgage-backed
   securities ..................      94,483      94,812     114,072     113,739
  FNMA mortgage-backed
   securities ..................      62,076      62,649      39,221      39,549
                                    --------    --------    --------    --------
                                     156,559     157,461     153,293     153,288
                                    --------    --------    --------    --------
                                    $219,052    $219,948    $206,865    $206,797
                                    ========    ========    ========    ========

As of June 30, 1997, the Company had pledged mortgage-backed securities with a market value of $506,000 (unaudited) and a carrying value of $497,000 (unaudited) to collateralize the public funds on deposit. As of September 30, 1996, the Company had pledged mortgage-backed securities with a market value of $609,000 and a carrying value of $608,000 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $2,130,000 (unaudited) and a carrying value of $2,095,000 (unaudited) to collateralize Treasury, tax and loan accounts at June 30, 1997. The Company

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



had pledged mortgage-backed securities with a market value of $2,386,000 and a carrying value of $2,368,000 to collateralize Treasury, tax and loan accounts at September 30, 1996.


(3)  Loans

     Loans are summarized below:


                                                              September 30,
                                              June 30     ----------------------
                                               1997         1996         1995
                                               ----         ----         ----
                                            (unaudited)
Mortgage loans:                                   (Dollars in thousands)
   Construction 1-4 family ..............    $ 41,417     $ 43,994     $ 40,634
   Permanent 1-4 family .................     620,066      584,297      487,480
   Multi-family .........................      14,457       17,804       14,916
   Nonresidential .......................      53,006       41,970       31,980
   Land .................................      31,881       29,034       20,460
                                             --------     --------     --------
       Total mortgage loans .............     760,827      717,099      595,470
                                             --------     --------     --------

Other loans:
   Commercial nonmortgage ...............      11,446        8,199        8,468
   Home improvement .....................      20,670       20,679       19,198
   Manufactured housing .................      16,046       15,784       15,045
   Other consumer .......................      50,320       44,265       31,049
                                             --------     --------     --------
       Total other loans ................      98,482       88,927       73,760
                                             --------     --------     --------
       Total loans receivable ...........     859,309      806,026      669,230
                                             --------     --------     --------

Less:
   Loans in process .....................      28,727       26,788       24,321
   Deferred loan fees and discounts .....       3,385        3,203        3,519
   Allowance for loan losses ............      11,408       11,016       10,083
                                             --------     --------     --------
                                               43,520       41,007       37,923
                                             --------     --------     --------
       Total loans receivable, net ......    $815,789     $765,019      631,307
                                             ========     ========     ========
       Weighted average yield ...........        8.45%        8.54%        8.40%
                                             ========     ========     ========


An analysis of the allowance for loan losses follows:

                                          June 30,                 September 30,
                                   -------------------    -------------------------------
                                      1997       1996        1996        1995        1994
                                      ----       ----        ----        ----        ----
                                        (Unaudited)
                                                        (In thousands)
Beginning balance ..............   $ 11,016    $ 10,083    $ 10,083    $  9,434    $  7,305
Provision for (recovery of) loan
 losses ........................        456        (149)        (76)        460       1,553
Allowance for loan losses
 acquired ......................         --         885         885          --          --
Charge-offs ....................       (184)        (79)       (366)       (384)       (135)
Recoveries .....................        120         311         490         573         711
                                   --------    --------    --------    --------    --------
Ending balance .................   $ 11,408    $ 11,051    $ 11,016    $ 10,083    $  9,434
                                   ========    ========    ========    ========    ========


At June 30, 1997 and September 30, 1996 and 1995 loans with unpaid principal balances of approximately $2,227,000 (unaudited), $2,172,000 and $3,517,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the nine months ended

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



June 30, 1997 and 1996 and the years ended September 30, 1996, 1995 and 1994 totaled approximately $87,000 (unaudited), $159,000 (unaudited), $140,000, $231,000, and $133,000, respectively.

All loans on non-accrual status, other than those evaluated collectively for impairment, are considered to be impaired loans for purposes of Statement 114. Impairment of loans having recorded investments of approximately $1 million (unaudited) at June 30, 1997 have been recognized in conformity with Statement 114, as amended by Statement 118. The average recorded investment in impaired loans during the period ended June 30, 1997 was approximately $809,000 (unaudited) . The total allowance for loan losses related to these loans was approximately $25,000 (unaudited) on June 30, 1997. Interest income on impaired loans of approximately $26,000 (unaudited) was recognized for cash payments received in the nine months ended June 30, 1997.

As of June 30, 1997 and September 30, 1996 and 1995, $1,853,000 (unaudited), $2,081,000 and $2,295,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

As of June 30, 1997 and September 30, 1996 and 1995, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $3,562,000 (unaudited), $4,424,000 and $5,788,000, respectively.


Accrued interest receivable is summarized below:



                                                               September 30,
                                              June 30,      --------------------
                                                1997         1996         1995
                                                ----         ----         ----
                                             (unaudited)
                                                         (In thousands)
Loans ...................................       $5,016       $4,625        3,905
Investment securities ...................          795          676          698
Mortgage-backed securities ..............        1,158        1,190        1,287
FHLB stock dividends ....................          137          130          111
                                                ------       ------       ------
                                                $7,106       $6,621       $6,001
                                                ======       ======       ======


The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding mortgage loan commitments (excluding loans in process), which generally expire in 60 days, amounted to approximately $8,878,000 ($2,414,000 fixed rate, interest rates from 6.5% to 8.875%)(unaudited) as of June 30, 1997 and approximately $7,871,000 ($4,296,000) fixed rate, interest rates from 6.65% to 10.5%) as of September 30, 1996. In addition, as of June 30, 1997 and September 30, 1996, the Company had determined that $17,806,000 (unaudited) and $13,802,000 may be lent to certain home builders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(4)   Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized as follows:



                                  June 30                 September 30,
                             ------------------   ------------------------------
                              1997       1996       1996       1995       1994
                              ----       ----       ----       ----       ----
                                (unaudited)
                                                  (In thousands)
FHLMC ...................    $24,810    $32,207    $30,169    $39,252    $47,946
FNMA ....................     33,232     34,070     33,521     33,961     34,278
Other Investors .........      3,083      3,105      3,547      3,873      1,050
                             -------    -------    -------    -------    -------
                             $61,125    $69,382    $67,237    $77,086    $83,274
                             =======    =======    =======    =======    =======


At June 30, 1997 and 1996 and September 30, 1996, 1995 and 1994, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FNMA serviced loans are reflected in the consolidated statements of financial condition as advance deposits by borrowers for taxes and insurance.



(5)   Real Estate Owned

Real estate owned includes the following:



                                                              September 30,
                                          June 30        -----------------------
                                            1997          1996           1995
                                            ----          ----           ----
                                        (unaudited)
                                                     (In thousands)
Real estate acquired in
  satisfaction of loans ...........       $ 3,620        $ 4,830        $ 4,643
Allowance for losses ..............          (724)        (1,712)        (1,857)
                                          -------        -------        -------
                                          $ 2,896        $ 3,118        $ 2,786
                                          =======        =======        =======



Activity in the allowance for losses on real estate owned is as follows:



                                  June 30,                September 30,
                            ------------------    ------------------------------
                              1997       1996       1996      1995        1994
                               (unaudited)
                                              (In thousands)
Beginning balance .......   $ 1,712    $ 1,857    $ 1,857    $ 2,008    $ 4,791
Provision for (recovery
 of) losses(a) ..........       (20)        67        117         35       (579)
Allowance for losses
 acquired ...............        --         21         21         --         --
Charge-offs .............      (968)      (243)      (283)      (186)    (2,204)
                            -------    -------    -------    -------    -------
Ending balance ..........   $   724    $ 1,702    $ 1,712    $ 1,857    $ 2,008
                            =======    =======    =======    =======    =======

-----------

(a) Recovery of losses in the year ended September 30, 1994 represents a reversal of the allowance for real estate losses provided in previous years.

Provision for losses on real estate owned is included in income (losses) from real estate operations in the consolidated statements of earnings.

Legal and consulting fees relating to real estate operations and real estate owned are included in professional fees on the consolidated statements of earnings.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(6)  Premises and Equipment

Premises and equipment are summarized as follows:



                                                              September 30,
                                             June 30,    -----------------------
                                              1997         1996           1995
                                          (unaudited)
                                                      (In thousands)
Land .................................     $  4,832      $  3,818      $  3,559
Buildings and leasehold
  improvements .......................        8,474         7,656         6,990
Furniture, fixtures and
  equipment ..........................        7,931         7,518         7,161
                                           --------      --------      --------
                                             21,237        18,992        17,710
Less accumulated depreciation
  and amortization ...................       (8,989)       (8,449)       (7,875)
                                           --------      --------      --------
                                           $ 12,248      $ 10,543      $  9,835
                                           ========      ========      ========

Depreciation expense for the nine months ended June 30, 1997 and 1996 and the years ended September 30, 1996, 1995 and 1994 totaled $698,000 (unaudited), $667,000 (unaudited), $902,000, $729,000, and $746,000, respectively.

(7)  Deposits

     Deposits are summarized as follows:



                                                                                                     September 30,
                                                       June 30,             --------------------------------------------------------
                                                         1997                         1996                          1995
                                                 -----------------------    -------------------------     --------------------------
                                                     (unaudited)
                                                             Period-end                   Period-end                    Period-end
                                                 Amount      stated rate     Amount       stated rate      Amount       stated rate
                                                 ------      -----------     ------       -----------      ------       -----------
                                                                       (Dollars in thousands)
Commercial checking .......................     $ 21,391                    $ 19,653                     $ 11,228
Noninterest-bearing personal
   checking accounts ......................       18,728                      13,961                        9,773
NOW .......................................       53,121          1.40%       54,806         1.51%         44,814          1.57%
Passbook ..................................       77,467          1.73%       77,304         1.78%         80,720          1.97%
Money market checking .....................        1,486          1.27%        1,625         1.32%          1,838          1.56%
Money market investment ...................       43,939          2.55%       40,936         2.63%         35,025          2.41%
Official checks ...........................        6,098                       6,661                        5,982
                                                --------                    --------                      -------
                                                 222,230                     214,946                      189,380
                                                --------                    --------                      -------

Certificate accounts:
       2.01 - 3.00% .......................          121                         307                          199
       3.01 - 4.00% .......................            6                           1                        4,360
       4.01 - 5.00% .......................       89,474                     155,121                      100,834
       5.01 - 6.00% .......................      545,431                     378,999                      234,126
       6.01 - 7.00% .......................       47,219                     101,780                      182,299
       7.01 - 8.00% .......................          423                         603                        9,174
       8.01 - 9.00% .......................           --                           3                           61
       9.01 - 10.00% ......................           --                          --                          548
       Premiums on deposits
         purchased ........................           --                          93                           --
                                                --------                    --------                      -------
                                                 682,674                     636,907                      531,601
                                                --------                    --------                      -------
                                                $904,904                    $851,853                     $720,981
                                                ========                    ========                     ========
Weighted average interest rate ............         4.47%                       4.41%                        4.57%
                                                ========                    ========                     ========

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Maturities of outstanding certificates of deposit are summarized as follows:


                                                              September 30,
                                        June 30         ------------------------
                                         1997             1996           1995
                                         ----             ----           ----
                                      (unaudited)
                                                    (In thousands)
Less than one year .............        $447,096        $438,168        $332,819
One to three years .............         195,338         159,085         150,756
Over three years ...............          40,240          39,654          48,026
                                        --------        --------        --------
                                        $682,674        $636,907        $531,601
                                        ========        ========        ========


The aggregate amount of certificates of deposit in amounts of $100,000 or more was approximately $61,540,000 (unaudited) at June 30, 1997 and $56,259,000 at September 30, 1996. Balances of individual certificates in excess of $100,000 are not federally insured.


Interest expense on deposits is summarized as follows:


                                  Nine months ended
                                        June 30        Years ended September 30,
                                  -----------------   --------------------------
                                    1997      1996      1996      1995     1994
                                    ----      ----      ----      ----     ----
                                     (unaudited)
                                                 (In thousands)
Passbook accounts .............   $ 1,023    1,142   $ 1,506   $ 1,718   $ 1,934
Now, money market checking, and
   money market investment
   accounts ...................     1,433    1,189     1,724     1,782     1,923
Certificate accounts ..........    26,485   22,893    31,210    26,127    19,567
                                  -------  -------   -------   -------   -------
                                  $28,941  $25,224   $34,440   $29,627   $23,424
                                  =======  =======   =======   =======   =======

Early withdrawal penalties for the nine months ended June 30, 1997 and 1996 and the years ended September 30, 1996, 1995, and 1994 aggregated $146,000
(unaudited),   $114,000   (unaudited),    $174,000,   $229,633   and   $123,677,
respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $139,720 (unaudited) at June 30, 1997 and $145,831 and $356,269 at September 30, 1996 and 1995,respectively, is included in other liabilities.

(8) Short-Term Borrowings

At June 30, 1997, short-term borrowings were comprised of $30 million (unaudited) in advances from the Federal Home Loan Bank (FHLB) due at various dates through December, 1997, with fixed terms and fixed interest rates of 5.63% to 5.81%.


At September 30, 1996, short-term borrowings were comprised of $25 million in advances from the Federal Home Loan Bank (FHLB) due at various dates through February, 1997, with fixed terms and fixed interest rates of 5.58% to 5.94%.

Information concerning short-term borrowings is summarized as follows:

                                                              September 30,
                                             June 30,    -----------------------
                                              1997         1996           1995
                                           (Unaudited)
                                                   (Dollars in thousands)
Average balance during
  the year ...........................      $28,004       $ 5,997       $ 6,767
Average interest rate
  during the year ....................         5.55%         5.87%         6.18%
Maximum month-end balance
  during the year ....................       40,000        25,000        20,000

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(9) Long-Term Debt

    Long-term debt is summarized as follows:



                                                           September 30,
                                               June 30,  -----------------
                                                 1997      1996      1995
                                                 ----      ----      ----
                                              (unaudited)
                                                       (In thousands)
Advances from the Federal Home Loan Bank
   (FHLB), due at various dates through
   December 31, 2005, with fixed terms and
   fixed interest rates of 5.86% to 6.5% ....   $70,000   $70,000   $65,000

ESOP loan, maturing December, 1998 with a
   variable interest rate of prime plus .25%,
   8.75% at June 30, 1997 and 8.5% at
   September 30, 1996 .......................       449       674       974
                                                -------   -------   -------
                                                $70,449   $70,674   $65,974
                                                =======   =======   =======

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

At June 30, 1997 and September 30, 1996 , the FHLB advances and the ESOP loan have fiscal year maturity dates as follows:

                                         June 30, 1997      September 30, 1996
                                      --------------------  --------------------
                                                Weighted              Weighted
Period ending                         Amount  average rate  Amount  average rate
-------------                         ------  ------------  ------  ------------
                                        (unaudited)
                                               (Dollars in thousands)
  1997 ...........................        74       8.75%        299     8.50%
  1998 ...........................       300       8.75%        300     8.50%
  1999 ...........................        75       8.75%         75     8.50%
  2000 ...........................    10,000       6.17%     10,000     6.17%
  2001 ...........................     5,000       6.13%      5,000     6.13%
  2002 and after .................    55,000       6.10%     55,000     6.10%
                                     -------       ----     -------      ----
                                     $70,449       6.11%    $70,674     6.14%
                                     =======       ====     =======      ====

In October 1993, the Company refinanced $15 million of FHLB advances to take advantage of the low interest rate environment at that time. A prepayment penalty of approximately $1,342,000 (net of income tax benefit of approximately $810,000) was charged to earnings as anextraordinary loss in 1994.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Other interest expense is summarized as follows:


                                 Nine months ended
                                       June 30,       Years ended September 30,
                                 -----------------    --------------------------
                                   1997     1996      1996      1995      1994
                                     (Unaudited)
                                                  (In thousands)
Advances from the FHLB .......    $4,397    $3,364    $4,593    $3,546    $2,773
ESOP loan ....................        39        60        76       105        75
Other ........................         5         5         5         2         4
                                  ------    ------    ------    ------    ------
                                  $4,441    $3,429    $4,674    $3,653    $2,852
                                  ======    ======    ======    ======    ======



(10) Income Taxes

Income tax expense (benefit) on income from continuing operations is summarized as follows:


                        Nine months ended
                              June 30               Years ended September 30,
                        ------------------      --------------------------------
                         1997        1996        1996         1995         1994
                         ----        ----        ----         ----         ----
                           (unaudited)
                                            (In thousands)
Current:
   Federal .......     $ 3,637     $ 3,958      $ 5,832      $ 3,766     $ 3,892
   State .........         623         674          965          633         632
                           ---         ---          ---          ---         ---
                         4,260       4,632        6,797        4,399       4,524
                         -----       -----        -----        -----       -----

Deferred:
  Federal ........       1,824         517       (1,170)       1,334         579
  State ..........         255          58         (195)         225         151
                           ---          --         ----          ---         ---
                         2,079         575       (1,365)       1,559         730
                         -----         ---       ------        -----         ---
                       $ 6,339     $ 5,207      $ 5,432      $ 5,958     $ 5,254
                       =======     =======      =======      =======     =======

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at June 30, 1997 and September 30, 1996 and 1995 are as follows:

                                                               September 30,
                                                 June 30,   --------------------
                                                   1997       1996         1995
                                                   ----       ----         ----
                                               (Unaudited)
                                                        (In thousands)
Deferred tax assets:
   SAIF special assessment .................         --       1,929          --
   Allowance for bad debts .................      1,593       1,440       1,652
   Valuation of real estate owned ..........        682         704         656
   Deferred compensation ...................        673         681         632
   Other ...................................         97         100          37
                                                -------     -------     -------
                                                  3,045       4,854       2,977

   Less valuation allowance ................       (250)       (250)       (250)
                                                -------     -------     -------
       Total deferred tax assets ...........      2,795       4,604       2,727
                                                -------     -------     -------

   Deferred tax liability:
   Net deferred loan fees and costs ........      3,326       3,333       3,320
   FHLB stock dividend .....................        840         840         820
   Premises and equipment depreciation
       difference ..........................        355         355         316
   Purchase accounting adjustments .........        372         350          --
   Cash to accrual adjustment ..............         99         132          --
   Installment sales .......................        128         128         275
   Other ...................................         16          16          51
                                                -------     -------     -------
       Total deferred tax liability ........      5,136       5,154       4,782
                                                -------     -------     -------
       Net deferred tax liability ..........    $ 2,341     $   550     $ 2,055
                                                =======     =======     =======


Income tax expense on income from continuing operations is different than the amount computed by applying the United States Federal income tax rate of 34% to income from continuing operations before income taxes because of the following:


                                             June 30,        September 30,
                                          -------------   ----------------------
                                           1997   1996    1996    1995     1994
                                           ----   ----    ----    ----     ----
                                          (unaudited)
Statutory Federal income
  tax rate ............................   34.0%   34.0%   34.0%   34.0%    34.0%
State Income tax (net of
  Federal income tax benefit) .........    3.6     3.6     3.6     3.6      3.0
Other .................................    1.6     1.1     1.0       --    (1.0)
                                          ----    ----    ----     ----    -----
Effective tax expense rate ............   39.2%   38.7%   38.6%   37.6%    36.0%
                                          ====    ====    ====    ====     ====


Deferred income taxes payable of approximately $2,341,000 (unaudited), $550,000 and $2,055,000 at June 30, 1997 and September 30, 1996 and 1995, respectively, are included in other liabilities. Included in deferred income taxes payable at September 30, 1996 is a net deferred tax asset of approximately $110,000 acquired from Treasure Coast Bank, FSB (see note 17).

Retained earnings at June 30, 1997 (unaudited) and September 30, 1996 includes approximately $14,500,000 base year tax bad debt reserve for which no deferred Federal and state income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,600,000 at June 30, 1997 and September 30, 1996.


(11) Regulatory Matters


The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1997 , the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                            To Be Well Capitalized
                                                                                    For Capital             Under Prompt Corrective
Dollars in thousands                                         Actual               Adequacy Purpose              Action Provisions
--------------------                                -----------------------     --------------------        ------------------------
                                                    Amount            Ratio      Amount       Ratio           Amount         Ratio
                                                    ------            -----      ------       -----           ------         -----
As of June 30, 1997
-------------------
   Total Capital (to risk-
       weighted assets) ....................        $85,688           14.77%     $46,416        >8.0%         $58,020        >10.0%
                                                                                                -                            -
   Tier I Capital (to risk-
       weighted assets) ....................         78,386           13.51%      23,208        >4.0%          34,812        > 6.0%
                                                                                                -                            -
   Tier I Capital (to
       adjusted tangible
       assets) .............................         78,386            7.04%      33,402        >3.0%          55,670        > 5.0%
                                                                                                -                            -
   Tangible Capital (to
       adjusted tangible
       assets) .............................         78,386            7.04%      16,701        >1.50%            n/a          n/a
                                                                                                -
As of September 30, 1996
------------------------
   Total Capital (to risk-
       weighted assets) ....................         87,890           16.13%      43,593        >8.0%          54,492        >10.0%
                                                                                                -                            -
   Tier I Capital (to risk-
       weighted assets) ....................         81,030           14.87%      21,797        >4.0%          32,695        > 6.0%
                                                                                                -                            -

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



                                                                                                            To Be Well Capitalized
                                                                                    For Capital             Under Prompt Corrective
Dollars in thousands                                         Actual               Adequacy Purpose              Action Provisions
--------------------                                -----------------------     --------------------        ------------------------
                                                    Amount            Ratio      Amount       Ratio           Amount         Ratio
                                                    ------            -----      ------       -----           ------         -----
   Tier I Capital (to
       adjusted tangible
       assets) .............................        81,030             7.69%    31,609         >3.0%          52,682         > 5.0%
                                                                                               -                             -
   Tangible Capital (to
       adjusted tangible
       assets) .............................        81,030             7.69%    15,805         >1.50%            n/a           n/a
                                                                                               -
As of September 30, 1995
------------------------
   Total Capital (to risk-
       weighted assets) ....................        83,273            18.17%    36,654         >8.0%          45,818         >10.0%
                                                                                               -                             -
   Tier I Capital (to risk-
       weighted assets) ....................        77,500            16.91%    18,327         >4.0%          27,491         > 6.0%
                                                                                               -                             -
   Tier I Capital (to
       adjusted tangible
       assets) .............................        77,500             8.74%    26,597         >3.0%          44,328         > 5.0%
                                                                                               -                             -
   Tangible Capital (to
       adjusted tangible
       assets) .............................        77,500             8.74%    26,597         >1.50%            n/a           n/a
                                                                                               -

The following is a reconciliation of the Bank's capital under generally accepted accounting principles (GAAP) to regulatory capital (in thousands):

                                                                                                         Tangible         Risk-Based
                  June 30, 1997                                                      Equity Capital       Capital          Capital
                  -------------                                                      --------------       -------          -------
GAAP capital/equity capital ...................................................         $ 81,706          $ 81,706          $ 81,706
                                                                                        ========
Unrealized loss on investment securities available for sale, net ..............                                 43               43
Investment in and advance to nonincludable subsidiary
   required to be deducted ....................................................                               (263)            (263)
Goodwill ......................................................................                             (3,100)          (3,100)
General valuation allowance ...................................................                                 --            7,302
                                                                                                          --------          --------
Regulatory capital measure ....................................................                           $ 78,386         $ 85,688
                                                                                                          ========          ========

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


                                                                                                          Tangible        Risk-Based
                     September 30, 1996                                              Equity Capital       Capital          Capital
                     ------------------                                              --------------       -------          -------
GAAP capital/equity capital ...................................................         $ 84,832          $ 84,832          $ 84,832
                                                                                        ========          --------          --------
Unrealized loss on investment securities available for sale, net ..............                                 49               49
Investment in and advance to nonincludable subsidiary
   required to be deducted ....................................................                               (264)            (264)
Goodwill ......................................................................                             (3,587)          (3,587)
General valuation allowance ...................................................                                 --             6,860
                                                                                                          --------          --------
Regulatory capital measure ....................................................                           $ 81,030          $ 87,890
                                                                                                          ========          ========


                                                                                                          Tangible        Risk-Based
                     September 30, 1995                                              Equity Capital        Capital          Capital
                     ------------------                                              --------------        -------           -------
GAAP capital/equity capital ...................................                         $ 77,500           $77,500           $77,500
                                                                                        ========           -------           -------
General valuation allowance ...................................                                                 --             5,773
                                                                                                           -------           -------
Regulatory capital measure ....................................                                            $77,500           $83,273
                                                                                                           =======           =======


At June 30, 1997 and September 30, 1996, $7,432,000  (unaudited) and $4,777,864, respectively, of retained earnings is restricted relating to the dividends on the Company's shares owned by the Holding Company which have been waived. The dividend waiver was approved by the OTS and is available only to the Holding Company . The dividend will be accrued only when the payment of such amount is probable.


In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.


On September 30, 1996, President Clinton signed The Deposit Insurance Funds Act of 1996, which was intended to recapitalize the Savings Association Insurance Fund ("SAIF") and substantially bridge the assessment rate disparity existing between SAIF and Bank Insurance Fund insured institutions. The new law subjects institutions with SAIF- assessable deposits, including the Bank, to a one-time assessment of 65.7 basis points of assessable deposits as of March 31, 1995, and provides for, among other things, a sharing of FICO bond obligation fundings by banks and thrifts and the eventual merger of the Bank Insurance Fund with the SAIF.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



The Bank's one-time assessment resulted in a pre-tax charge of approximately $4,552,000, which was paid on November 27, 1996 and, under provisions of the new law, was treated for tax purposes as a fully deductible "ordinary and necessary business expense" when paid. Results of operations for the year ended September 30, 1996 include a charge for this one-time assessment. Additionally, the Bank recorded a pre-tax charge of approximately $450,000 related to the application of this assessment to deposits held by Treasure Coast (see note 17) at March 31, 1995. Such charge was reflected as a cost of the acquisition of Treasure Coast.


(12) Commitments and Contingencies


As of June 30, 1997, the Company had irrevocable letters of credit aggregating approximately $824,000. As of September 30, 1997, the Company had irrevocable letters of credit aggregating approximately $407,000.

The Company and certain other entities are defendants in a class action lawsuit which was filed in May 1991. The plaintiffs in the litigation are purchasers of parcels of developed and undeveloped land from General Development Corporation ("GDC") who allege that GDC, through fraudulent means, induced them to buy land at inflated values. The Company is a defendant in this matter along with a number of other financial institutions, purchasers of loans in the secondary market, broker dealers, an insurance company and numerous other individuals and companies. The involvement of the Company arises from its purchase from GDC of land sales contracts originated by GDC. The Company, along with the other defendants, filed a motion to dismiss the case which was granted. The plaintiffs filed an appeal with the Third Circuit Court of Appeals which remanded the case to the District Court for reconsideration. The District Court entered its order dismissing the case again.


The plaintiffs filed a motion requesting the District Court to amend the dismissal order to permit the plaintiffs to file another amended complaint. The District Court denied the plaintiff's motion. The plaintiffs appealed that order to the Third Circuit and both sides were directed to submit supplementary briefs. Management believes that the position of the plaintiffs is without merit.


The Company and subsidiaries are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.


(13) Related Party Transactions


Directors, officers and principals of the Company had transactions with the Company in the ordinary course of business. Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.


The summary of changes in the related party loans follows:



                                              June 30,                September 30,
                                         -----------------    ----------------------------
                                          1997       1996       1996       1995       1994
                                            (Unaudited)
                                                                (In thousands)
Outstanding loans - beginning of year   $ 1,786    $ 1,478    $ 1,478    $ 1,386    $ 1,749
New loans ...........................     1,608        457        842        176        956
Repayments ..........................    (1,469)      (308)      (534)       (84)    (1,319)
                                        -------    -------    -------    -------    -------
Outstanding balance - end of year ...   $ 1,925    $ 1,627    $ 1,786    $ 1,478    $ 1,386
                                        =======    =======    =======    =======    =======

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



The Company paid legal fees of approximately $128,000 (unaudited) and $92,000 (unaudited) in the nine months ended June 30, 1997 and 1996, respectively, and $125,000, $159,000 and $129,000 of legal fees in the years ended September 30, 1996, 1995 and 1994, respectively, to a law firm in which a director of the Company is a partner.

Richard K. Davis, a director of the Company, is also chairman of Richard K. Davis Construction Corp. In the year ended September 30, 1996, the Company paid this firm a total of $76,887 for a roof on a new branch facility and re-roofing of an existing branch facility. Additionally, Richard K. Davis Construction Corporation is currently constructing a new office and drive-in facility for the Company. This contract, worth $905,499, was awarded June 25, 1997. The contract was put out for competitive bid. The contract was awarded to Richard K. Davis Construction Corporation because it submitted the lowest bid for the contract.


(14) Other Expense

Other expense consists of the following:


                               Nine months ended
                                     June 30,        Years ended September 30,
                               -----------------    ----------------------------
                                1997      1996       1996       1995       1994
                                ----      ----       ----       ----       ----
                                  (Unaudited)
                                                  (In thousands)
Data processing .........     $  889     $  821     $1,092     $  994     $  881
Advertising .............        711        593        735        622        506
Postage .................        261        217        294        252        263
Insurance ...............        140        166        214        216        209
Telephone ...............        205        200        265        252        209
OTS assessment ..........        158        138        190        171        162
Other ...................      1,248        877      1,193      1,097      1,041
                              ------     ------     ------     ------     ------
                              $3,612     $3,012     $3,983     $3,604     $3,271
                              ======     ======     ======     ======     ======



(15)  Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


Cash and Amounts Due From Depository Institutions, Interest-Bearing Assets in Other Banks and Federal Funds Sold The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale - Fair value equals carrying value.

Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



Short and Long Term Advances from the FHLB - Rates currently available to the Company for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of FHLB advances.


ESOP Loan - The carrying amount of the ESOP loan is a reasonable estimate of fair market value.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.


The estimated fair values of the Company's financial instruments at June 30, 1997 and September 30, 1996 and 1995 are as follows:


                                                                                                   September 30,
                                                          June 30              -----------------------------------------------------
                                                            1997                         1996                        1995
                                                   ----------------------      ------------------------     ------------------------
                                                        (Unaudited)
                                                   Carrying        Fair        Carrying         Fair         Carrying        Fair
                                                     amount        value         amount         value         amount         value
                                                     ------        -----         ------         -----         ------         -----
Assets:                                                                               (In thousands)
   Cash and amounts due from
       depository institutions ..............     $  19,472      $  19,472     $  16,137      $  16,137     $   9,844      $   9,844
   Interest-bearing deposits in
       other banks ..........................        15,039         15,039        16,350         16,350        15,986         15,986
   Federal funds sold .......................        10,250         10,250        16,075         16,075        12,825         12,825
   Investment securities held to
       maturity .............................        15,000         14,994        20,000         20,016        25,186         25,287
   Investment securities
       available for sale ...................        47,493         47,493        33,493         33,493            --             --
   Mortgage-backed securities
       held to maturity .....................       156,559        157,461       153,293        153,288       164,759        165,762
   Loans held for sale ......................         3,090          3,090         4,870          4,870         1,009          1,016
   Loans ....................................       827,197        833,091       776,035        776,346       641,388        653,148
   Less allowance for loan
       losses ...............................       (11,408)            --       (11,016)            --       (10,082)            --
                                                  ---------      ---------     ---------      ---------     ---------      ---------
       Loans, net ...........................       815,789        833,091       765,019        776,346       631,306        653,148
                                                  ---------      ---------     ---------      ---------     ---------      ---------

       Liabilities
   Commercial checking, non-
       interest-bearing
       personal, NOW,
       passbook, money market
       accounts and official
       checks ...............................       222,230        222,230       214,946        214,946       189,380        189,380
   Certificate accounts .....................       682,674        683,973       636,907        638,592       531,601        536,157
   FHLB advances ............................       100,000         97,664        95,000         91,882        65,000         63,104
   ESOP loan ................................           449            449           674            674           974            974

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16)  Benefit Plans


The Company has a noncontributory-defined benefit pension plan covering all employees who have attained one year of service and 21 years of age. Pension expense was $7,536 (unaudited) and $ 7,406 (unaudited) for the nine months ended June 30, 1997 and 1996 and $7,400, $8,500 and $8,900, respectively, for the years ended September 30, 1996, 1995 and 1994. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 7.5%. The date of the most recent actuarial evaluation is June 30, 1996 .

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At June 30, 1997 and September 30, 1996 and 1995, deferred directors fees included in other liabilities aggregated $213,792 (unaudited), $309,790 and $533,198, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. When the Company purchases common stock in the open market to fund such investment, these purchases are reflected as a reduction in stockholders' equity. Such purchases were approximately $213,000 (unaudited) for the nine months ended June 30, 1997 and $238,000 and $435,000 for the years ended September 30, 1996 and 1994. No shares were purchased in the nine months ended June 30, 1996 or the year ended September 30, 1995.

The Company also has a retirement plan for nonemployee directors (the " Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the nine months ended June 30, 1997 and 1996 and the years ended September 30, 1996, 1995 and 1994, the charge to earnings relating to the Plan was insignificant.

As part of the reorganization to the stock form of ownership, the Company's Employee Stock Ownership Plan ("ESOP") purchased 149,800 shares of the Company's common stock at $10 per share, or $1,498,000, which was funded by a loan from an unaffiliated lender. The Company makes scheduled cash contributions to the ESOP sufficient to service the amount borrowed. For the nine months ended June 30, 1997 and 1996 and the years ended September 30, 1996, 1995 and 1994, total contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled approximately $195,000 (unaudited), $230,000 (unaudited), $375,000, $405,000 and $299,000, respectively. At June 30, 1997, there were 97,516 (unaudited) allocated shares, 14,994 (unaudited) shares committed to be released, and 44,926 (unaudited) suspense shares held by the ESOP. At September 30, 1996, there were 65,194 allocated shares, 22,470 shares committed to be released, and 67,410 suspense shares held by the ESOP. Total compensation expense charged to earnings in the nine months ended June 30, 1997 and 1996, and the years ended September 30, 1996, 1995 and 1994, totaled $791,000 (unaudited), $618,000 (unaudited), $766,500, $661,000 and $367,000, respectively.

Additionally, the Company's Recognition and Retention Plans ("RRP") purchased 64,200 shares at $10 per share totaling $642,000. The funds used to acquire the RRP shares were contributed by the Company. The purchase price of $642,000 was amortized as compensation expense ratably over the participants' vesting period of three years.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



The Company has adopted stock option plans for the benefit of directors, officers, and other key employees of the Company. The number of shares of common stock reserved for issuance under the stock option plans is equal to 214,000 shares (137,486 (unaudited) shares outstanding at June 30, 1997 and 170,106 shares outstanding at September 30, 1996), or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The stock option exercise price was the fair value at the date of the grant. The stock options are exercisable in equal installments at prices of $10.00 to $40.75 per share over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At June 30, 1997, 76,040 (unaudited) shares of the stock options had been exercised, and 53,452 (unaudited) shares of the stock options were exercisable . The weighted average exercise price of stock options outstanding at June 30, 1997 was $11.62 (unaudited) , and the weighted average remaining exercise period on such options was approximately seven years.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company intends initially to make matching contributions of 25% of the first 6% of each participant's contributions. For the nine months ended June 30, 1997 and 1996 and the years ended September 30, 1996, 1995 and 1994, the Company's matching contribution totaled approximately $62,000 (unaudited), $56,000 (unaudited), $75,000, $72,000 and $53,000, respectively.


(17)  Acquisition of Treasure Coast


On June 1, 1996, the Company acquired all of the outstanding common stock of Treasure Coast Bank, FSB ("Treasure Coast"), a Florida based Bank, for approximately $6.8 million in cash. The acquisition was accounted for using the purchase method. Treasure Coast had assets of approximately $75 million. The Treasure Coast acquisition added one branch to the Company's branch network. The results of operations of Treasure Coast from June 1, 1996 to September 30, 1996 are included in the consolidated financial statements of the Company.


The fair value of assets acquired and liabilities assumed in conjunction with the acquisition of Treasure Coast was as follows:

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


                                                                  (In thousands)

Cash ............................................................        $ 2,315
Investments .....................................................          7,039
Mortgage-backed securities ......................................            287
Loans receivable, net ...........................................         62,575
Accrued interest receivable .....................................            437
Real estate owned ...............................................             86
Property and equipment ..........................................          1,778
Goodwill ........................................................          3,365
Other assets ....................................................            542
                                                                         -------
Fair value of assets acquired ...................................         78,424
                                                                         -------
Deposits ........................................................         70,239
Other liabilities ...............................................          1,712
                                                                         -------
Fair value of liabilities assumed ...............................         71,951
                                                                         -------
Acquisition costs ...............................................            293
                                                                         -------
Purchase of Treasure Coast ......................................          6,766
Cash acquired ...................................................          2,315
                                                                         -------
Purchase of Treasure Coast, net of cash acquired ................        $ 4,451
                                                                         =======

The following table indicates the estimated net decrease in earnings resulting from the net amortization/accretion of the adjustments, including goodwill, resulting from the use of the purchase method of accounting during each of the years 1997 through 2001. The amounts (in thousands) assume no sales or dispositions of the related assets or liabilities.

                                                Net
                                            decrease of
                                                net
Years ending September 30,                    earnings
--------------------------                    --------
       1997                                    (232)
       1998                                    (325)
       1999                                    (325)
       2000                                    (298)
       2001                                    (245)
       Thereafter                            (2,364)



Adjustments to fair value are being amortized on a straight-line basis, which approximates the level yield method, over the estimated average term of four years for loans, and one year for deposits. Goodwill does not qualify for amortization for tax purposes. Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill as of September 30, 1996 is $3.6 million and as of June 30, 1997 is $3.1 million (unaudited).



The following is pro forma information for the years ended September 30, 1996 and 1995 as if the Treasure Coast purchase was consummated on October 1, 1995 and 1994, respectively (in thousands, except for per share data), after giving effect to certain adjustments, including amortization of goodwill and other purchase accounting adjustments, and interest income assumed foregone on the funding of the acquisition:

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


                                    For the year ended      For the year ended
                                    September 30, 1996      September 30, 1995
                                  ----------------------   ---------------------
                                  Historical   Pro forma   Historical  Pro forma
                                  ----------   ---------   ----------  ---------
                                        (unaudited)             (unaudited)
Interest income ...............    $ 74,357     $ 77,840    $ 64,885    $ 69,855
Interest expense ..............      39,114       41,214      33,281      36,411
Provision for (recovery
  of) loan losses .............         (76)         510         460         536
Net interest income after
  provision for loan
  losses ......................      35,319       36,116      31,144      32,908
Net income ....................       8,640        7,971       9,895       9,748
Net income per share ..........    $   1.75     $   1.61    $   2.03    $   2.00


These pro forma results may not be representative of the actual results that would have occurred or may occur in the future.

(18)  Quarterly Results of Operations (Unaudited)


The quarterly results of operations for the nine months ended June 30, 1997 and the years ended September 30, 1996 and 1995 are as follows (in thousands):


                                     For the Three Months Ended Fiscal 1997
                                     ---------------------------------------
                                        June 30    March 31   December 31
                                        -------    --------   -----------
Interest income ...................    $21,554      $20,723      $20,528
Interest expense ..................     11,447       11,002       10,932
                                       -------      -------      -------
   Net interest income ............     10,107        9,721        9,596
Provision for (recovery of)
     loan losses ..................        205          126          125
                                       -------      -------      -------
   Net interest income after
      provision for loan losses ...      9,902        9,595        9,471
Total other income ................      1,041          860          994
Total other expenses ..............      5,318        5,106        5,282
                                       -------      -------      -------
   Income before income taxes .....    $ 5,625      $ 5,349      $ 5,183
                                       =======      =======      =======
   Net income .....................    $ 3,416      $ 3,301      $ 3,101
                                       =======      =======      =======
   Net income per share (1) .......    $  0.68      $  0.66      $  0.62
                                       =======      =======      =======



                                                                                For the Three Months Ended Fiscal 1996
                                                                  ------------------------------------------------------------------
                                                                  September 30        June 30            March 31       December 31
                                                                  ------------        -------            --------       -----------
Interest income ..........................................          $ 19,885          $ 18,618           $ 18,221        $ 17,632
Interest expense .........................................            10,461             9,754              9,471           9,428
                                                                    --------          --------           --------        --------
  Net interest income ....................................             9,424             8,864              8,750           8,204
Provision for (recovery of) loan losses ..................                72               (19)                28            (158)
                                                                    --------          --------           --------        --------
  Net interest income after
   provision for loan losses .............................             9,352             8,883              8,722           8,362
Total other income .......................................               744               562                827             752
Total other expenses .....................................             9,481             4,857              5,057           4,737
                                                                    --------          --------           --------        --------
Income before income taxes ...............................          $    615          $  4,588           $  4,492        $  4,377
                                                                    ========          ========           ========        ========
Net income ...............................................          $    390          $  2,807           $  2,736        $  2,707
                                                                    ========          ========           ========        ========
Net income per share (1) .................................          $   0.08          $   0.57           $   0.55        $   0.55
                                                                    ========          ========           ========        ========

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


                                                                               For the Three Months Ended Fiscal 1995
                                                                --------------------------------------------------------------------
                                                                September 30          June 30            March 31        December 31
                                                                ------------          -------            --------        -----------
Interest income .......................................           $ 17,348           $ 16,709            $ 15,635         $ 15,191
Interest expense ......................................              9,325              8,913               7,806            7,236
                                                                  --------           --------            --------         --------
  Net interest income .................................              8,023              7,796               7,829            7,955
Provision for (recovery
  of) loan losses .....................................                333               (227)                203              150
                                                                  --------           --------            --------         --------
  Net interest income after
   provision for loan losses ..........................              7,690              8,023               7,626            7,805
Total other income ....................................                846                678                 691              692
Total other expenses ..................................              4,519              4,546               4,447            4,687
                                                                  --------           --------            --------         --------
  Income before income taxes ..........................           $  4,017           $  4,155            $  3,870         $  3,810
                                                                  ========           ========            ========         ========
Net income ............................................           $  2,592           $  2,573            $  2,399         $  2,330
                                                                  ========           ========            ========         ========
Net income per share (1) ..............................           $   0.53           $   0.53            $   0.49         $   0.48
                                                                  ========           ========            ========         ========

--------


(1) Earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the quarters Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.




(19)  Subsequent Event (unaudited)


On August 27, 1997, the Company announced that the Board of Directors of their Mutual Holding Company, Harbor Financial, M.H.C., has determined to convert the Mutual Holding Company to a capital stock corporation. Upon completion of the Conversion, the Mutual Holding Company will cease to exist. Pursuant to the Plan of Conversion, shares of Harbor Florida Bancorp, Inc. previously held by the Mutual Holding Company will be sold. The remaining shares will be sold in subscription and community offerings. The Conversion is expected to be completed in the fourth calendar quarter of 1997.

Direct costs of the sale of stock, if completed, will be recorded as a reduction in proceeds from the sale of stock and applied to paid in capital. If the sale of stock is not completed, such costs will be charged to expense. At June 30, 1997, no such costs had been incurred.

The Plan of Conversion provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the Mutual Holding Company Reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings plus the amounts distributed to the mid-tier holding company by the Bank at the formation of the Mid-tier Holding Company. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Bank as the sole stockholder of the Bank.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



For a period of one year after the date of the Conversion, total dividends paid to stockholders must not exceed the net income of the Company during the one year period.

Pursuant  to  OTS  regulations,   certain  restrictions  will  be  imposed  upon
directors, executive officers and their associates, and the Company with respect to stock purchases for the period following completion of the Conversion.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Bancshares. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Bancshares since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.


                                TABLE OF CONTENTS

SUMMARY......................................................1
HARBOR FLORIDA BANCSHARES, INC...............................1
HARBOR FLORIDA BANCORP, INC..................................1
HARBOR FEDERAL SAVINGS BANK..................................1
HARBOR FINANCIAL, M.H.C......................................2
THE CONVERSION...............................................2
SELECTED CONSOLIDATED FINANCIAL DATA........................17
RECENT DEVELOPMENTS.........................................21
RISK FACTORS................................................25
HARBOR FLORIDA BANCSHARES,
  INC.......................................................32
HARBOR FLORIDA BANCORP, INC.................................33
HARBOR FEDERAL SAVINGS BANK.................................35
HARBOR FINANCIAL, M.H.C.....................................37
HARBOR FINANCIAL, M.H.C.....................................37
USE OF PROCEEDS.............................................37
DIVIDEND POLICY.............................................38
MARKET FOR COMMON STOCK.....................................39
CAPITALIZATION..............................................41
HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE.................44
PRO FORMA DATA..............................................46
HARBOR FLORIDA BANCORP, INC. CONSOLIDATED
  CONDENSED STATEMENTS OF EARNINGS..........................51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................54
BUSINESS OF HARBOR FLORIDA BANCSHARES, INC..................72
BUSINESS OF HARBOR FLORIDA BANCORP, INC.....................73
BUSINESS OF HARBOR FEDERAL SAVINGS BANK.....................75
REGULATION.................................................111
MANAGEMENT OF BANCSHARES...................................124
MANAGEMENT OF THE BANK.....................................125
BENEFICIAL OWNERSHIP OF COMMON STOCK.......................141
PROPOSED SUBSCRIPTIONS BY DIRECTORS AND
  EXECUTIVE OFFICERS.......................................143
THE CONVERSION AND REORGANIZATION..........................144
COMPARISON OF STOCKHOLDERS'
  RIGHTS IN BANCORP AND
  BANCSHARES...............................................171
RESTRICTIONS ON ACQUISITION
  OF THE COMPANY...........................................172
DESCRIPTION OF CAPITAL STOCK
  OF BANCSHARES............................................178
LEGAL AND TAX MATTERS......................................181
EXPERTS....................................................182
REGISTRATION REQUIREMENTS..................................182
ADDITIONAL INFORMATION.....................................182

         Until the later of __________________1997, or 25 days after commencement of the Offering all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

Underwriting Fees and Expenses....................................$793,500
Legal Fees and Expenses............................................160,000
Printing, Postage and Mailing......................................260,000
Accounting Fees and Expenses........................................80,000
Appraisal and Business Plan Fees and Expenses.......................35,000
Blue Sky Filing Fees and Expenses
  (including legal counsel).........................................10,000
Federal Filing Fees (OTS and SEC)...................................59,000
Conversion Agent Fees...............................................10,000
Stock Certificates...................................................5,000
Transfer Agent.......................................................3,000
Other Expenses......................................................50,000
                                                                ----------
Total...........................................................$1,465,500
                                                                ==========

Item 14.  Indemnification of Directors and Officers


         Article VI of the Harbor Florida Bancshares Inc.'s Bylaws sets forth circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacities as follows:



                                   ARTICLE VI
                                 Indemnification

         SECTION 1. Indemnification of Directors, Officers and Employees.

         The Corporation shall indemnify to the full extent authorized by law any Director or officer made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation or is or was serving, at the request of the Corporation, as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

         The Corporation may, at the discretion of the Board of Directors, indemnify to the full extent authorized by law any employee or agent made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         SECTION 2. Expenses Advanced.

         Expenses incurred with respect to any claim, action or proceeding of the character, actual or threatened, described in Section 1 of this Article VI, may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by such person to repay the amount so advanced if and. to the extent it shall ultimately be determined by a court of competent jurisdiction that he was not entitled to indemnification under this Bylaw.

         SECTION 3. Automatic Conformity to Law.

         The intention of this Bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly. If any provision or portion of this Article shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining parts shall not be affected.


Item 15.  Recent Sales of Unregistered Securities.

         Not applicable.

Item 16.  Exhibits:

    The exhibits schedules filed as a part of this registration statement are as follows:

    *1.1  Engagement Letter with Friedman, Billings, Ramsey & Co., Inc.

     1.2  Agency Agreement with Friedman, Billings, Ramsey & Co., Inc.

     2.   Plan of Conversion

     3.1  Certificate  of  Incorporation   of  Harbor  Florida   Bancorp,   Inc.
          (Incorporated by reference to Exhibit 3(a) of the Registration Statement on Form S-4 filed December 20, 1996.

     3.2  Bylaws of Harbor Florida Bancorp,  Inc.  (Incorporated by reference to
          Exhibit 3(b) of the Registration Statement on Form S-4 filed December 20, 1996.

     3.3  Proposed  Certificate of Incorporation  of Harbor Florida  Bancshares,
          Inc.

     3.4  Proposed bylaws of Harbor Florida Bancshares, Inc.

     3.5  Proposed Federal stock charter of Harbor Florida Bancorp, Inc.

     4    Form of Stock Certificate of Harbor Florida Bancshares Inc.


     5.1 Opinion of Peabody & Brown regarding legality of securities being registered

     8.1  Federal Tax Opinion of Peabody & Brown

     8.2 Florida Tax Opinion of Dean, Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A.

    *8.3 Opinion of RP Financial, LC as to the value of subscription rights for tax purposes


     10.1 Form of Change in Control Agreements


     23.1 Consents of Peabody & Brown

     23.2 Consent of KPMG Peat Marwick, LLP

    *23.3 Consent of RP Financial, LC


     23.4 Consent of Dean, Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A. (reference is made to Exhibit 8.2)


    *24   Power of Attorney (reference is made to the signature page)

     27   Financial Data Schedule

     99.1 Proposed Stock Order Form and Form of Certification

     99.2 Proxy Statement for Special Meeting of Members of Harbor Financial M.H.C.

     99.3 Proxy Statement for Special Meeting of Stockholders of Harbor Florida Bancorp, Inc.

     99.4 Miscellaneous Solicitation and Marketing Materials

    *99.5 Appraisal Report, without exhibits

-----------
*  Previously Filed


Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act").

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any  additional or changed  material  information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant has duly authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ft. Pierce, State of Florida, on November 10, 1997.

                                         HARBOR FLORIDA BANCSHARES, INC.


                                         By: /s/
                                             -----------------------------------
                                             Michael J. Brown, Sr.
                                             Director, President and Chief
                                             Executive Officer
                                             (Duly Authorized Representative)

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



    Signatures                     Title                             Date
    ----------                     -----                             ----

/s/                        President, Chief                         11/10/97
---------------------      Executive Officer and Director
Michael J. Brown, Sr.


/s/                        Senior Vice President                    11/10/97
---------------------      Chief Financial Officer
Don W. Bebber


/s/*                       Chairman                                 11/10/97
---------------------
Edward G. Enns


/s/*                       Vice Chairman                             11/10/97
---------------------
Bruce R. Abernethy, Sr.


/s/*                       Director                                  11/10/97
---------------------
Richard N. Bird


/s/*                       Director                                  11/10/97
---------------------
Richard B. Hellstrom


/s/*                       Director                                  11/10/97
---------------------
Richard K. Davis


/s/*                       Director                                  11/10/97
---------------------
Frank N. Fee III


*  Michael J. Brown, Sr.
   Attorney-in-Fact